Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

June 19, 2012

by and among

NGL ENERGY OPERATING LLC,

as Borrowers’ Agent,

THE OTHER BORROWERS PARTY HERETO AND

EACH OTHER BORROWER THAT BECOMES

A SIGNATORY HERETO FROM TIME TO TIME

as joint and several Borrowers,

NGL ENERGY PARTNERS LP,

as Parent,

THE GUARANTORS PARTY HERETO AND

EACH OTHER GUARANTOR THAT BECOMES

A SIGNATORY HERETO FROM TIME TO TIME,

the Guarantors,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Lender, Issuing Bank and Swingline Lender,

THE LENDERS PARTY HERETO AND

EACH OTHER LENDER THAT BECOMES

A SIGNATORY HERETO OR FROM TIME TO TIME,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Technical Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent and Collateral Agent,

ROYAL BANK OF CANADA,

as Syndication Agent,

BNP PARIBAS,

PNC BANK, NATIONAL ASSOCIATION,

THE ROYAL BANK OF SCOTLAND, PLC,

as Co-Documentation Agents,

and

DEUTSCHE BANK SECURITIES INC.,

RBC CAPITAL MARKETS,

BNP PARIBAS SECURITIES CORP.,

PNC CAPITAL MARKETS LLC,

RBS SECURITIES INC.,

as Joint Lead Arrangers and Bookrunners

i

List of Exhibits and Schedules

Exhibit A	-	Form of Working Capital Revolving Credit Note
Exhibit B	-	Form of Acquisition Revolving Credit Note
Exhibit C		Form of Swingline Note
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Request for Extension of Credit
Exhibit F	-	Form of Rate of Section Notice
Exhibit G	-	Form of Borrowing Base Certificate
Exhibit H		Form of Mortgage
Exhibit I-1	-	Form of U.S. Tax Compliance Certificate
Exhibit I-2	-	Form of U.S. Tax Compliance Certificate
Exhibit I-3	-	Form of U.S. Tax Compliance Certificate
Exhibit I-4	-	Form of U.S. Tax Compliance Certificate
Exhibit J	-	Form of Patent Security Agreement
Exhibit K	-	Form of Trademark Security Agreement
Exhibit L	-	Form of Copyright Security Agreement
Exhibit M	-	Form of Assignment And Acceptance
Exhibit N	-	Form of Certificate of Effectiveness
Exhibit O	-	Qualified Counterparty Joinder
Exhibit P		Facility Increase Agreement

Schedule 1.1A	-	Revolving Credit Commitments
Schedule 1.1B	-	Acceptable Locations
Schedule 1.1C	-	Concentration Limits
Schedule 1.1D	-	Existing Letter of Credits
Schedule 1.4	-	Responsible Officers
Schedule 4.2(n)		Closing Date Controlled Account Depositaries
Schedule 4.2(o)		Risk Management Policy
Schedule 5.3	-	Governmental Authorization
Schedule 5.4	-	Material Litigation
Schedule 5.7	-	Subsidiaries, Jurisdictions of Foreign Qualification;
Capitalization
Schedule 5.13	-	Environmental Matters
Schedule 5.18	-	Intellectual Property
Schedule 5.21	-	Financing Statements
Schedule 5.22	-	Deposit Accounts
Schedule 6.18		Mortgaged Properties
Schedule 6.19		Post Closing Deliverables
Schedule 7.1	-	Indebtedness
Schedule 7.2	-	Liens
Schedule 7.6	-	Permitted Affiliated Transactions
Schedule 7.7	-	Closing Date Investments
Schedule 10.2	-	Notice Address Schedule

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (together with all amendments, modifications and supplements hereto and restatements hereof, this “Agreement”) is made and entered into effective as of June 19, 2012, by and among NGL ENERGY PARTNERS LP, a Delaware limited partnership (“Parent”), each subsidiary of Parent listed as a “Borrower” on the signature pages hereto (each a “Borrower” and collectively, the “Borrowers”), each subsidiary of Parent listed as a “Guarantor” on the signature pages hereto (together with Parent, each a “Guarantor”), each of the financial institutions which is a signatory hereto or which may from time to time become a party hereto (individually, a “Lender” and collectively, the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as technical agent (in such capacity, together with its successors in such capacity, the “Technical Agent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders provide a credit facility to the Borrowers to finance their mutual and collective business enterprise, and the Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.1             Certain Defined Terms.  Unless a particular word or phrase is defined therein or the context otherwise requires, capitalized words and phrases used in the other Loan Documents have the meanings provided below.  As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Location” means any pipeline, terminal operator, third-party carrier, railcar or storage or other facility that (a) has been notified by the Credit Parties of the Collateral Agent’s security interest in such Inventory and instructed by the Credit Parties to honor instructions from the Collateral Agent regarding the movement or disposition of such Inventory, and (b) either (i) is listed on Schedule 1.1B attached hereto as of the Closing Date or (ii) or which has been identified to the satisfaction of the Technical Agent in writing by the Credit Parties and has not been rejected by the Technical Agent in a writing to the Borrowers’ Agent (or other Credit Party) within ten (10) Business Days of the written identification of such facility to the Technical Agent.  Any facility so identified and not rejected shall be deemed to have been automatically added to Schedule 1.1B and an updated Schedule 1.1B may be provided to the Borrowers and the Lenders by the Administrative Agent from time to time upon the request by any such party to the Administrative Agent, which request shall not be made more than once during any fiscal quarter.

“Accounts” has the meaning assigned to such term in the UCC.

“Acquisition Commitment Percentage” means, with respect to any Acquisition Revolving Lender, with respect to Acquisition Revolving Loans, (a) prior to the termination of the Total Acquisition Revolving Commitment, the ratio, expressed as a percentage, of such Acquisition Revolving Lender’s Acquisition Revolving Commitment to the Total Acquisition Revolving Commitment, and (b) after the termination of the Total Acquisition Revolving Commitment, the ratio, expressed as a percentage, of the amount of such Acquisition Revolving Lender’s outstanding Acquisition Revolving Loans to the aggregate amount of all outstanding Acquisition Revolving Loans; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Acquisition Revolving Commitment shall be disregarded in such calculation, subject to Section 10.10.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrowers or any other Credit Party in exchange for, or as part of, or in connection with, such Permitted Acquisition, whether paid in cash or by exchange of equity interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrowers or any other Credit Party.

“Acquisition Determination Date” means the date of execution by any Credit Party of any binding agreement to undertake a Permitted Acquisition.

“Acquisition Documentation” means, the acquisition agreement, the purchase agreement or any similar agreement with the seller(s), and all material schedules, exhibits and annexes thereto and all side letters and agreements materially affecting the terms thereof or entered into to effectuate any Permitted Acquisition, including any Permitted Non-Compete Agreement.

“Acquisition Facility” means, with respect to the Acquisition Revolving Commitments and the extensions of credit thereunder.

“Acquisition Facility Increase” has the meaning ascribed to such term in Section 2.4(c).

“Acquisition Revolving Commitment” means, with respect to each Acquisition Revolving Lender, the commitment, if any, of such Acquisition Revolving Lender to make Acquisition Revolving Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Acquisition Revolving Lender’s Acquisition Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.4, (b) a Reallocation Request, and (c) assignments by or to such Acquisition Revolving Lender pursuant to Section 10.11.  The initial amount of each Acquisition Revolving Lender’s Acquisition Revolving Commitment is set forth on Schedule 1.1A hereto, or in the Assignment and Assumption pursuant to which such Acquisition Revolving Lender has assumed its Acquisition Revolving Commitment, as applicable.  The initial aggregate amount of the Acquisition Revolving Lenders’ Acquisition Revolving Commitments as of the Closing Date is $450,000,000.

“Acquisition Revolving Credit Notes” means the promissory notes, each substantially in the form of Exhibit B attached hereto, of the Borrowers evidencing the Acquisition Revolving Loans, payable to the respective Acquisition Revolving Lenders in the amount of such Lender’s Acquisition Revolving Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor.  “Acquisition Revolving Credit Note” means any of such promissory notes.

“Acquisition Revolving Exposure” means, with respect to any Acquisition Revolving Lender at any time, the sum of the outstanding principal amount of such Acquisition Revolving Lender’s Acquisition Revolving Loans.

“Acquisition Revolving Lenders” means, as of any date of determination, Lenders having an Acquisition Revolving Loan Commitment.

“Acquisition Revolving Loans” means the Acquisition Revolving Loans made pursuant to Section 2.1 and “Acquisition Revolving Loan” means one of such Acquisition Revolving Loans.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1% per annum) equal to the sum of (a) the LIBOR Rate and (b) the Applicable Margin.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person directly or indirectly through one or more intermediaries which controls or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, control of the right to vote 10% or more of all voting securities of a Person or beneficial ownership of 10% of the outstanding equity interests in such Person shall be deemed to be control.

“Agent” means each of the Administrative Agent, the Collateral Agent, the Technical Agent and collectively, the “Agents”.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1% per annum) equal to the sum of (a) the greatest of (i) the Prime Rate (computed on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable) in effect on such day, (ii) the Federal Funds Effective Rate (computed on the basis of the actual number of days elapsed over a 365-day or 366-day year, as applicable) in effect for such day plus ½ of 1%, and (iii) the Adjusted LIBOR Rate (determined without regard to clause (b) in the definition thereof) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (b) the Applicable Margin.  For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a)(ii) and/or (a)(iii), as applicable, until the circumstances giving rise to such inability no longer exist.

“Alternate Base Rate Borrowing” means, as of any date, that portion of the principal balance of the Loans bearing interest at the Alternate Base Rate as of such date.

“Annual Audited Financial Statements” means (a) the annual audited financial statements of the Parent and its Subsidiaries, including all notes thereto, which statements shall include, on a consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a statement of changes in equity and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year (to the extent that the Parent was in existence during such previous fiscal year) and accompanied by a report and opinion of independent certified public accountants with Grant Thornton LLP consistently applied or an accounting firm of national standing reasonably acceptable to the Technical Agent, which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”), except that such report may contain qualifications with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP consistently applied, (b) annual unaudited consolidating financial statements of the Parent and its Subsidiaries containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail, and (c) annual unaudited business line financial statements of the Parent and its Subsidiaries prepared in reasonable detail.

“Applicable Commitment Fee Percentage” means, with respect to any Commitment Fee, a rate per annum as set forth in the following table, which shall be determined in accordance with the methodology set forth in the definition of “Applicable Margin”.

Leverage Ratio	Commitment Fee Percentage
Category 1: Less than or equal to 2.00 to 1.00	0.375%
Category 2: Less than or equal to 3.00 to 1.00 but greater than 2.00 to 1.00	0.375%
Category 3: Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	0.50%
Category 4: Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	0.50%
Category 5: Greater than 4.00 to 1.00	0.50%

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Borrowing and such Lender’s LIBOR Lending Office in the case of a LIBOR Borrowing.

“Applicable Margin” means, with respect to any Loan, the applicable rate per annum determined in accordance with this definition.  As of the end of each fiscal quarter of the Credit Parties, commencing with the fiscal quarter ending June 30, 2012, the Applicable Margin for Loans shall be adjusted upward or downward, as applicable, to the respective percentages shown in the table below based on the Leverage Ratio as of the end of such fiscal quarter.  For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be effective five Business Days after the Compliance Certificate of the Credit Parties with respect to such fiscal quarter has been delivered to and received by the Administrative Agent in accordance with the terms of Section 6.3(c); provided, however, if any such Compliance Certificate is not delivered in a timely manner as required under the terms of Section 6.3(c), the Applicable Margin for Loans from the date such Compliance Certificate was due until five Business Days after Administrative Agent and Lenders receive the same will be the applicable rate per annum set forth below in Category 5; provided further, that the Applicable Margin commencing on the Closing Date and continuing until the next occurring upward or downward adjustment of the Applicable Margin for Loans, as hereinabove provided, shall be the applicable rate per annum set forth below in Category 2.

Leverage Ratio	Per Annum Percentage for Revolving Credit LIBOR Borrowings	Per Annum Percentage for Revolving Credit Alternate Base Rate Borrowings
Category 1: Less than or equal to 2.00 to 1.00	2.75%	1.75%
Category 2: Less than or equal to 3.00 to 1.00 but greater than 2.00 to 1.00	3.00%	2.00%
Category 3: Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	3.25%	2.25%
Category 4: Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	3.50%	2.50%
Category 5: Greater than 4.00 to 1.00	3.75%	2.75%

Without limitation of any other provision of this Agreement or any other remedy available to the Administrative Agent or the Lenders under any of the Loan Documents, to the extent that any financial statements delivered by the Borrowers pursuant to Section 6.3 shall be incorrect in any manner in respect any period and the Borrower’s Agent or any other Credit Party shall deliver to the Administrative Agent and/or the Lenders corrected financial statements for such period, the Administrative Agent may recalculate the Leverage Ratio for such period based upon such corrected financial statements, and, if such recalculation results in a Leverage Ratio that would have caused the Applicable Margin for such period to have been higher than under the prior calculations, then upon written notice thereof to the Borrower’s Agent, the Loans shall bear interest based upon such recalculated Applicable Margin for such period retroactively from the date of delivery of the erroneous financial statements in question.

“Applications” means all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form and otherwise in such form acceptable to the applicable Issuing Bank, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of the Borrower’s Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender,  an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” has the meaning specified in Section 10.11(c).

“Availability” means at any time (a) the lesser at such time of (i) the Total Working Capital Revolving Commitments (as such amount may have been reduced or increased in accordance with the provisions of this Agreement) and (ii) the Borrowing Base as of such time, less (b) the aggregate amount of each Working Capital Revolving Lender’s Working Capital Revolving Exposure at such time.

“Available Cash” has the meaning ascribed to such term in the Agreement of Limited Partnership of the Parent as in effect as of the Closing Date.

“Bank Products” means any of the following a Secured Party provides to, or enters into with, a Credit Party:

(a)           any deposit, lockbox or other cash management arrangement; or

(b)           any other traditional commercial bank product, service or agreement pursuant to which a Credit Party or Subsidiary of a Credit Party may be indebted or owe obligations to a

Lender or one of its Affiliates, including credit cards for commercial customers (including “commercial credit cards” and purchasing cards), stored value cards and treasury management services (including controlled disbursement, automated clearinghouse transactions, returned items, overdrafts and interstate depository network services).

“Board” means the Board of Governors of the Federal Reserve System of the United States (and its successors).

“Borrower” or “Borrowers” has the respective meanings specified in the preamble of this Agreement.

“Borrower Notice” as defined in Section 6.18 hereof.

“Borrowers’ Agent” means NGL Operating, in its capacity as agent for the Borrowers and the other Credit Parties, as more fully described in Section 1.4(b).

“Borrowing Base” means, as of any date, the amount of the then most recent computation of the Borrowing Base, determined by calculating the amount equal to the following:

(a)           100% of Eligible Cash Collateral; plus

(b)           85% of Eligible Accounts Receivable; plus

(c)           (i) 80% of the Market Value or, if pre-sold under a fixed price contract, the contract price, of Eligible Inventory minus (ii) 50% of the Eligible Prepaid Inventory Volume; plus

(d)           90% of Eligible Net Liquidating Value in Eligible Futures Accounts; plus

(e)           80% of Trade Related Letters Of Credit For Commodities Not Yet Received; minus

(f)            100% of First Purchaser Liability; minus

(g)           100% of Secured Qualified Bank Product Obligations attributable to overdrafts; minus

(h)           120% of Secured Qualified Hedging Obligations; minus

(i)            100% of all Excise Tax Liability.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.3(e).

“Borrowing Base Certificate” means a certificate completed in the form of Exhibit G attached hereto, signed by a Responsible Officer of the Borrowers’ Agent.

“Business Day” means a day when (i) the principal office in New York City of the Administrative Agent, the Collateral Agent and the Technical Agent is, in each case, open for business and (ii) the Lenders’ Applicable Lending Offices are in each case generally open for business; provided, however, that with respect to LIBOR Borrowings, a Business Day must also be a day on which transactions in dollar deposits between lenders may be carried on in the London eurodollar interbank market.

“Business Entity” means corporations, partnerships, joint ventures, joint stock associations, business trusts, limited liability companies, unlimited liability companies, and other business entities.

“Canadian Dollars” means dollars in lawful currency of Canada.

“Capital Expenditures” means, with respect to any Person for any period, all capital expenditures of such Person, on a consolidated basis, for such period determined in accordance with GAAP.

“Capital Lease Obligations” means the obligations of a Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Cash Collateral” means Dollars or Cash Equivalents, in each case, which (a) have been deposited in a Controlled Account and (b) are subject to a perfected first priority lien in favor of the Administrative Agent (subject only to Liens permitted by Section 7.2).

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Agents, any Issuing Bank or the Swingline Lender (as applicable) and the Lenders, as collateral for Obligations in respect of Letters of Credit, Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if an Issuing Bank or the Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable).

“Cash Dividends” means, with respect to any Person for any period, all cash dividend and cash distribution payments actually made on any Equity Interests of such Person for such period.

“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition or acceptance that are issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Certificate of Effectiveness” means a certificate of effectiveness in the form of Exhibit N hereto to be executed by the Borrowers’ Agent pursuant to Section 4.2.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) Parent fails to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than Liens permitted under Section 7.2) the percentage of the Equity Interests of each Credit Party as set forth on Schedule 5.8 as in effect on the Closing Date (other than as a result of a Permitted Disposition); (b) the General Partner shall fail to directly own and control beneficially and of record (free and clear of all Liens other than Liens permitted under Section 7.2) 100% of the general partner interests of the Parent; (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting Equity Interests of the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (d) a majority of the members of the board of managers or other equivalent governing body of the General Partner (excluding vacant seats) cease to be composed of individuals whose election or nomination to that board or equivalent governing body was approved by the managers so approved.

“Clean Down Period” has the meaning specified for such term in Section 2.5(f).

“Closing Date” means the date on which the conditions specified in Section 4.2 are satisfied (or waived in accordance with Section 10.10).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all collateral and security as described in the Security Documents.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Collateral Reinstatement Date” means the first date following any Collateral Release Date on which the Parent ceases to have an Investment Grade Rating from at least two of S&P, Moody’s and/or Fitch.

“Collateral Release Date” has the meaning specified in Section 6.10 hereof.

“Collateral Release Period” means, each period commencing with the occurrence of a Collateral Release Date and continuing until the occurrence of the next Collateral Reinstatement Date, if any, immediately following such Collateral Release Date.

“Commitment” means, as to any Lender, the obligation of such Lender subject to the terms and conditions of this Agreement to make Acquisition Revolving Loans in a principal amount not exceeding such Lender’s Acquisition Revolving Commitment, and to make Working Capital Revolving Loans and incur liability for the Letter of Credit Exposure Amount and the Swingline Loans in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount set forth as such Lender’s Working Capital Revolving Commitment.  The initial amount of each Lender’s Commitment is set forth on Schedule 1.1A attached hereto, as each may be adjusted from time to time pursuant to other provisions of this Agreement, and Commitments means all such Commitments of the Lenders, as so adjusted.

“Commitment Fee” with respect to any Revolving Lender, has the meaning assigned to it in Section 2.3.

“Commitment Percentage” means, with respect to any Revolving Lender, such Revolving Lender’s Acquisition Commitment Percentage, Working Capital Commitment Percentage, or Total Commitment Percentage, as applicable.

“Commodity Account” has the meaning assigned to such term in Section 9-102 of the UCC.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto and otherwise in Proper Form.

“Concentration Limit” means, with respect to any account debtor owing any Account to any Borrower, the maximum amount of Accounts from such account debtor which may be included as Eligible Accounts Receivable, (a) expressed as a percentage of the total amount of Accounts owing to the Borrowers by all account debtors, which percentage shall be (i) 10% for each such account debtor that has a rating lower than an Investment Grade Rating, (ii) 20% for each such account debtor that has a rating at least equal to or higher than an Investment Grade Rating, or (b) as identified opposite such account debtor’s name on Schedule 1.1C or as otherwise approved from time to time by the Technical Agent.

“Consequential Loss” means, with respect to (a) the Borrowers’ payment of principal of or interest on a LIBOR Borrowing on a day prior to the last day of the applicable Interest Period, (b) the Borrowers’ failure to borrow or convert a LIBOR Borrowing on the date specified by the Borrowers’ Agent for any reason, or (c) any cessation of the Adjusted LIBOR Rate to apply to the Revolving Loans or any part thereof pursuant to Sections 2.8, 2.9, 2.10 or 2.11, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by any of the Lenders or the Administrative Agent as a result thereof, including any loss of anticipated profit or any interest paid by any of the Lenders to lenders of funds borrowed by it to make or carry the Revolving Loans and any other costs and expenses sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the Revolving Loans.

“Consolidated EBITDA” means, for any period, for the Credit Parties on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) income tax expense, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charges in respect of an item that was included in Consolidated Net Income in a prior period), (vi) fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, and any losses during such period attributable to cash payments relating to early extinguishment of Indebtedness, (vii) any marked to market net unrealized gains on Product that is physical inventory on the consolidated balance sheet of the Credit Parties and their Subsidiaries at the end of such period where the lower of cost or market expenses, or losses on associated hedge transactions, as applicable, have been realized in Consolidated Net Income for such period, and (viii) any marked to market net unrealized gains on financial derivatives and fixed price forward contracts relating to the purchase of sale of Product held by the Credit Parties and their Subsidiaries at the end of such period; provided, however that the amount of adjustments pursuant to clause (viii) above shall not exceed 5.0% of the Consolidated EBITDA reflected in the most recently delivered Compliance Certificate, and minus (b) the following to the extent included in Consolidated Net Income:  (i) extraordinary gains and any non-cash items of income for such period and (ii) all cash payments made during such period in respect of non-cash charges described in clause (a)(v) above in a prior period; provided, however, that the results of operations of all Persons in which the Credit Parties have an ownership interest (other than a Subsidiary or other Person that the Credit Parties retain at least 50% of the ownership interests in) shall only be included in Consolidated EBITDA to the extent that the relevant Credit Party actually receives cash distributions in respect of its ownership interests in such Person during such period for which Consolidated EBITDA is being calculated (provided that in the event of any Disposition of the Credit Parties’ ownership interests in such Person, any cash distributions received by the Credit Parties in respect of such Disposition included in the calculation of Consolidated EBITDA shall be deducted therefrom for such period).  Consolidated EBITDA shall be calculated for each period, on a pro forma basis, after giving effect to, without duplication, any Major Permitted Business Expansion Project, any Permitted Acquisition and any Material Disposition occurring during each period, as the case may be, and as if such Major Permitted Business Expansion Project, Permitted Acquisition and Material Disposition occurred or was completed on the first day of such period; provided that with regard to each Permitted Acquisition (x) such pro forma adjustment shall not exceed by more than 15%, either (1) the actual EBITDA of the Person or assets being acquired for the immediately preceding four fiscal quarters ending on or prior to the date of determination or (2) the actual EBITDA of the Person or assets being acquired for the immediately preceding eight fiscal quarters ending on or prior to the date of determination divided by two, as elected by the Borrowers’ Agent, and (y) no such pro forma adjustments shall be allowed unless, not less than five (5) Business Days (or such lesser period as is acceptable to the Technical Agent) prior to the applicable Acquisition Determination Date, the Technical Agent shall have received the documentation required in connection with such Permitted Acquisition and the calculations supporting such pro forma adjustments.  In making the pro forma calculation contemplated by the preceding sentence, adjustments to Consolidated EBITDA shall be determined in good faith by the Borrowers based on reasonable assumptions; provided that (A) any such pro forma adjustments to Consolidated EBITDA shall be acceptable to the Technical Agent (except that adjustments in connection with Permitted Acquisitions shall be acceptable to at least three (3) Initial Lenders) and (B) with regard to each Major Permitted Business Expansion Project, such pro forma adjustment (x) shall be based upon forecasted income to be derived from binding, non-contingent contracts less appropriate direct and indirect costs to realize such income and (y) when aggregated with all pro forma adjustments attributable to Major Permitted Business Expansion Projects, shall not exceed 15.0% of the Consolidated EBITDA reflected in the most recently delivered Compliance Certificate, net of any actual Consolidated EBITDA realized from such Major Permitted Business Expansion Projects and without giving effect to increases in such Consolidated EBITDA arising from Major Permitted Business Expansion Projects for such pro forma period.  Consolidated EBITDA for periods ending on or prior to June 30, 2012 shall be deemed to be, after giving pro forma effect to the High Sierra Mergers (1) with respect to the quarter ending March 31, 2012, $66,400,000, (2) with respect to the quarter ending December 31, 2011, $58,700,000, (3) with respect to the quarter ending September 30, 2011, $21,400,000, and (4) with respect to the quarter ending June 30, 2011, $22,500,000.

“Consolidated Interest Expense” means, for any period, for the Credit Parties on a consolidated basis, an amount equal to, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Credit Parties in connection with borrowed money (including capitalized interest and letter of credit fees) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding amortized non-cash financing costs), plus (b) the portion of rent expense of the Credit Parties with respect to such period attributable to interest under Capital Lease Obligations and Synthetic Leases whether or not treated as interest in accordance with GAAP, plus (c) the net amount payable under interest rate Hedging Agreements accrued during such period (whether or not actually paid during such period) minus (d) the net amount receivable under interest rate Hedging Agreements accrued during such period (whether or not actually received during such period).  “Consolidated Interest Expense” shall be calculated for each period, on a pro forma basis, after giving effect to, without duplication, any incurrence or repayment of Indebtedness, any Permitted Acquisition and any Disposition occurring during each period, as the case may be, and as if such incurrence, acquisition or disposition (as applicable) occurred or was completed on the first day of such period.

“Consolidated Net Income” means, for any period, for the Credit Parties, the net income (or loss) of the Credit Parties for that period determined on a consolidated basis without duplication in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Credit Parties and their Subsidiaries calculated on a consolidated basis in accordance with GAAP consistently applied as of such date.

“Contingent Obligation” means, as to any Person (the “guarantor”), any obligation of such guarantor guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including any obligation of such guarantor (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.

“Control Agreements” collectively means the deposit account, securities account, commodity account or blocked account control agreements, in Proper Form, to be executed and delivered by and among the Collateral Agent, the Credit Parties required by the Collateral Agent and the applicable financial institutions described in Schedule 5.22 attached hereto, together with all modifications and/or replacements thereof which are approved in writing by the Collateral Agent, for purposes of evidencing control by the Collateral Agent in one or more deposit accounts or securities accounts maintained by the applicable Credit Parties with any such specified financial institution, in the case of the Collateral Agent, for purposes of perfection of the Collateral Agent’s Lien in such accounts.

“Controlled Account” means a deposit account or a securities account of any Credit Party that, in each case, is subject to a Control Agreement.

“Copyrights” has the meaning specified for such term in the definition of “Intellectual Property.”

“Credit Obligations” has the meaning ascribed to such term in the defined term “Obligations”.

“Credit Parties” means the Borrowers and the Guarantors.

“Crude Oil” means the crude petroleum oil and any other hydrocarbons, regardless of gravity, produced at the well in liquid form by ordinary production methods and which are not the result of condensation of gas before or after it leaves the reservoir.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, the lapse of time or both, unless cured or waived, become an Event of Default.

“Default Rate” means, on any day, as follows:  (a) with respect to principal which is outstanding under any Note, the sum of the Interest Option otherwise applicable thereto on such day plus two percent per annum (it being understood by the Borrowers that if any such applicable Interest Option is based on the Adjusted LIBOR Rate, the Default Rate with respect to the applicable principal amount shall only be calculated with reference to the applicable Adjusted LIBOR Rate until the Interest Period applicable thereto expires, and upon the expiration of such applicable Interest Period, the Default Rate for such applicable principal amount shall be computed on the basis of the Alternate Base Rate for such day plus two percent per annum), and (b) with respect to accrued interest, fees and other Obligations (other than past due principal outstanding under any Note), the sum of the Alternate Base Rate for such day plus two percent per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Day of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Disposition” means the sale, transfer, lease or other disposition (including pursuant to a merger resulting in the subject Property no longer being owned by a Credit Party) of any Property.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrowers’ Agent and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of any Borrower that is organized and domiciled in the United States of America.

“DRE” means any entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1.

“Eligible Accounts Receivable” means, as at any date of determination thereof, all Accounts owed to a Borrower that comply with all of the following requirements:  (a) all payments due on the Accounts have been billed and invoiced in a timely fashion and in the normal course of business (it being understood that the foregoing shall be satisfied in circumstances where the applicable account debtor shall not have received (or does not generally receive in the ordinary course of business) an invoice from a Borrower requesting payment with respect to any such Account so long as (x) any such unbilled Account has been recorded in the books and records of such Borrower, and (y) title to the underlying Inventory sold by such Borrower has passed to the purchaser thereof); (b) all payments on the Account are due within 45 days of being invoiced in accordance with clause (a) above; provided in each case, the underlying Inventory sold by such Borrower has been delivered and title thereto passed to the purchaser thereof; (c) (i) except with respect to Retail Accounts, no payment is outstanding more than 30 days after the due date therefor and (ii) with respect to Retail Accounts, no payment is outstanding on the Retail Account more than 60 days after the invoice date therefor; provided in each case, the underlying Inventory sold by such Borrower has been delivered and title thereto passed to the purchaser thereof and (d) the Accounts do not otherwise constitute Ineligible Accounts Receivable.  Additionally, in calculating Eligible Accounts Receivable, returns, discounts, claims, credits and allowances of any nature asserted or taken by account debtors of any of the Credit Parties shall be excluded to the extent the same are otherwise included in Eligible Accounts.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person approved by the Technical Agent, each Issuing Bank and the Borrowers’ Agent (such approval not to be unreasonably withheld, delayed or conditioned); provided, however, that (i) prior to the first to occur of a Successful Syndication and the date falling 120 days after the date hereof, or (ii) if an Event of Default has occurred which has not been waived or cured, in the case of each clause (i) and (ii), such approval by the Borrowers’ Agent shall not be required.

“Eligible Cash Collateral” means as of any date of determination, any Cash Collateral of any Borrower.

“Eligible Inventory” means all Product (other than recycled water) of the Credit Parties which complies with all of the following requirements:  (a) such Inventory is owned by and recorded on the books and records of the applicable Credit Party in the ordinary course of business; and (b) such Inventory does not otherwise constitute Ineligible Inventory.

“Eligible Net Liquidating Value in Futures Accounts”  means, as of any date of determination of the Borrowing Base, the Net Liquidating Value of any Commodity Account of any Borrower as of such date maintained with a reputable broker reasonably acceptable to the Technical Agent (each, so long as such Person remains qualified as such pursuant to the next succeeding sentence, an “Eligible Broker”) with respect to positions held by such Eligible Broker on a regulated exchange (including the New York Mercantile Exchange, the Intercontinental Commodities Exchange and CME ClearPort) that have been maintained at all times and in all respects in accordance with the this Agreement (including for the avoidance of doubt, all transactions credited to such Commodity Account or related thereto) which such Commodity Account is subject to (i) a Perfected First Lien, subject only to Liens permitted pursuant to Section 7.2 and any Lien of such Eligible Broker in connection with any indebtedness of such Borrower to such Eligible Broker permitted by the applicable Control Agreement (including, but not limited to, if permitted, any right of the Eligible Broker to close out open positions of such Borrower without prior demand for additional margin and without prior notice) (such amounts in a Commodity Account subject to the liens and close-out rights of the Eligible Broker set forth in this clause (i), the “Brokerage Account Deducts”), and (ii) an Control Agreement among the Collateral Agent, such Borrower holding such account and the Eligible Broker with which such account is maintained.  For the avoidance of doubt, a broker may, at any time, cease to qualify as an “Eligible Broker” for all purposes hereunder upon two (2) Business Days’ notice thereof by the Technical Agent, acting in its reasonable discretion, to Borrowers’ Agent.  Eligible Net Liquidating Value in Futures Accounts shall include any discounted face value of any U.S. Treasury Securities held as of such date in such account that are zero coupon securities issued by the United States of America, minus any unearned interest on such U.S. Treasury Securities as of such date; provided that the maturity date thereof is within six (6) months of the relevant determination date; provided, further, that the Eligible Net

Liquidating Value in Futures Accounts as calculated pursuant to this definition shall be net of any Brokerage Account Deducts.

“Eligible Prepaid Inventory Volume” means, on any date, the volume of Eligible Inventory under contract for sale by a Credit Party for which the purchasers have prepaid or made deposits in an amount that is not less than 100% of the contract price therefor.

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (a) pollution or contamination by, or releases or threatened releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (b) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (c) exposure to Hazardous Substances; or (d) the safety or health of employees.  An “Environmental Claim” includes a proceeding to issue, modify or terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

“Environmental Law” means all applicable requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority now or hereafter in effect that relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) Hazardous Substance generation, recycling, reclamation, release, threatened release, handling, treatment, storage, disposal or transportation; (c) exposure of Persons or property to releases of Hazardous Substances; or (d) occupational health and safety.

“Environmental Liabilities” means all liabilities, contingent or otherwise, arising from any Environmental Claim, Environmental Permit or Environmental Law, at law or in equity, and whether based on negligence, strict liability or otherwise, including:  remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property or natural resources, and any other related costs, expenses, losses, damages, penalties, fines, liabilities, indemnities and obligations, including attorney’s fees and court costs.

“Environmental Permit” means any permit, license, approval or other authorization required under any Environmental Law.

“Equipment” means (a) any machinery or equipment and (b) any other Property classified as “equipment” under the UCC.

“Equity Interests” means as to a Business Entity, all capital stock, partnership interests, membership interests, beneficial interests in a trust or other indicia of equity rights issued by a Business Entity from time to time, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” “ means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Credit Party or any Subsidiary of any Credit Party is treated as a single employer under Section 414(b) or (c) of the Code or,  solely with respect to Sections 412 or 430 of the Code, Section 414(m) or (o) of the Code.

“Eurocurrency Reserve Requirements” means for any day as applied to a LIBOR Borrowing, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Re serve System.

“Event of Default” means any of the events specified in Section 8.1.

“Excess Interest Amount” shall have the meaning attributed to such term in Section 2.19.

“Excise Tax Liability” means any amounts which are due and owing to any Governmental Authority, including excise or sales taxes or similar taxes, in each cash, applicable to services provided under any material handling or through-put agreement or the sale of Inventory held by any Borrower, to the extent such amounts are collected or collectable by a Borrower from such Borrower’s customer to be remitted to such Governmental Authority.

“Excluded Deposit Account” means any deposit account with a balance of less than $5,000,000; provided that the aggregate amount on deposit in all Excluded Deposit Accounts shall not, at any time, exceed 5.0% of Partners’ Capital.

“Excluded Real Property Asset” means any owned Real Property Asset with a book value of less than $5,000,000; provided that the aggregate value of all Excluded Real Property Assets shall not, at any time, exceed 5.0% of Partners’ Capital.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), overall gross income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest under any Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any United States backup withholding Taxes.

“Excluded Subsidiary” means any 1) Subsidiary that is not a Domestic Subsidiary and is not disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 (a “DRE”) and 2) any foreign Subsidiary that is treated as a DRE and owns (directly or indirectly through one or more DREs) a Subsidiary that is (a) not a Domestic Subsidiary and (b) not a DRE.

“Existing Credit Agreements” means the Existing High Sierra Credit Agreement and the Existing NGL Credit Agreement.

“Existing High Sierra Credit Agreement” means that certain Credit Agreement (as has been amended, restated or otherwise modified through the date hereof) dated March 16, 2011, among High Sierra Energy, LP and certain of its subsidiaries, BNP Paribas as administrative agent, and the lenders from time to time party thereto.

“Existing Letter of Credit” means the letters of credit issued and outstanding under the applicable Existing Credit Agreements and listed on Schedule 1.1D.

“Existing NGL Credit Agreement” means that certain Credit Agreement (as has been amended, restated or otherwise modified through the date hereof) dated October 14, 2010, among NGL Energy Partners LP and certain of its subsidiaries listed as “Borrowers” and “Guarantors” on the signature pages thereto, Wells Fargo Bank, N.A. as administrative agent, and the lenders from time to time party thereto.

“Facility” means the Acquisition Facility or the Working Capital Revolving Facility, as the context requires.

“Facility Increase” has the meaning ascribed to such term in Section 2.4(c).

“Facility Increase Agreement” has the meaning ascribed to such term in Section 2.4(c)(iii).

“Fair Market Value” means the price that would be agreed to by a willing buyer and a willing seller, where neither the buyer nor the seller is under any compulsion to buy or sell, as the fair market value of the Property in an orderly Disposition thereof; provided, that if the Borrowers and Administrative Agent cannot agree on the Fair Market Value with respect to a specific Property or Properties, the Fair Market Value shall be determined, at the cost and expense of the Borrowers, by an independent appraiser selected by the Administrative Agent, who is of national standing with experience valuing comparable properties.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Purchaser Liability” means any payment obligations arising from any Borrower’s purchase of Eligible Inventory that are subject, as reasonably determined by the Technical Agent, to a First Purchaser Lien, but only to the extent that payment of such obligations is not supported by a Letter of Credit issued under this Agreement for the account of such Borrower securing payment of all amounts subject to such First Purchaser Lien.

“First Purchaser Lien” means a Lien as defined in Texas Bus. & Com. Code Section 9.343, or comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming, or New Mexico, or any other state.

“Fitch” means Fitch Ratings.

“Flood Determination Form” as defined in Section 6.18 hereof.

“Flood Hazard Property” means a Mortgaged Property the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and requiring either the Credit Party or Collateral Agent to purchase special flood insurance.

“Flood Laws”  means, collectively, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994.

“Foreign Lender” means (a) if the Credit Party is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Credit Party is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Credit Party is resident for tax purposes.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means, as to a particular Person, those principles and practices that (a) are recognized as such by the Financial Accounting Standards Board or successor organization, and (b) are consistently applied (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Administrative Agent) for all periods after the date of this Agreement in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Administrative Agent and the Lenders prior to the Closing Date (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Administrative Agent, subject to the provisions of Section 1.2(b)).

“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company.

“Governmental Authority” means the United States of America, any state of the United States, and any political subdivision of any of the foregoing, any other nation or government, or any state, provincial or other subdivision thereof, or supranational authority, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

“Guarantors” means Parent, each Borrower, each other Subsidiary of Parent listed on the signature pages to this Agreement as a guarantor, each other Subsidiary of Parent added as a guarantor pursuant to Section 6.10 and each other Subsidiary that the Parent shall elect to add as a guarantor in its discretion.  “Guarantor” means any one of such Guarantors.

“Guaranty” means the guaranty given by each Guarantor under Section 10.18 or any other guaranty agreement entered into by such Guarantor in favor of the Collateral Agent and the other Secured Parties.

“Hazardous Substance” means any hazardous or toxic waste, substance or material defined as or regulated as “hazardous” or “toxic” or a “pollutant” by any Environmental Law, including dangerous waste (as defined under the Resource Conservation and Recovery Act or its regulations, as amended from time to time), any carcinogenic, mutagenic or infectious wastes or substances, petroleum and any constituent thereof, and any radioactive materials and waste; provided, however, the words “Hazardous Substance” shall not mean or include any such Hazardous Substance that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, futures contract, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity (including any of the commodities described in the definition of “Product”), commodity supply, credit or equity risk.

“Hedging Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Hedging Agreements and any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Hicks” means Hicks Oils & Hicksgas Incorporated, Hicksgas Gifford, Inc. and each of their respective Subsidiaries existing prior to the Closing Date.

“High Sierra” High Sierra Energy LP.

“High Sierra GP Merger Agreement” means that certain Agreement and Plan of Merger, dated May 18, 2012, by and among NGL Energy Holdings LLC, a Delaware limited liability company, HSEGP LLC, a Delaware limited liability company, and High Sierra Energy GP, LLC, a Colorado limited liability company.

“High Sierra LP Merger Agreement” means that certain Agreement and Plan of Merger, dated May 18, 2012, by and among NGL Energy Partners LP, a Delaware limited partnership, NGL Energy Holdings LLC, a Delaware limited liability company, HSELP LLC, a Delaware limited liability company, High Sierra Energy, LP, a Delaware limited partnership, and High Sierra Energy GP, LLC, a Colorado limited liability company.

“High Sierra Merger Agreements” means, collectively, the High Sierra LP Merger Agreement and the High Sierra GP Merger Agreement.

“High Sierra Mergers” means the mergers and other related transactions contemplated by the High Sierra Merger Agreements.

“Highest Lawful Rate” means, with respect to the Technical Agent or any Lender, the maximum nonusurious rate of interest permitted to be charged by, as applicable, the Administrative Agent or such Lender under applicable laws (if any) of the United States or any state from time to time in effect.

“Increasing Lender” has the meaning ascribed to such term in Section 2.4(c)(iii).

“Immaterial Subsidiary” means any Subsidiary of any Credit Party; designated as such by the Borrowers’ Agent provided, that, (i) the total assets of all Immaterial Subsidiaries, determined in accordance with GAAP as of the date of the most recent financial statements delivered pursuant to Section 6.3, shall not exceed five percent (5%) of the Consolidated Total Assets of the Credit Parties and their Subsidiaries as of such date and (ii) the Consolidated EBITDA of all Immaterial Subsidiaries, calculated on a pro forma basis as if all such Immaterial Subsidiaries were Credit Parties for the purpose of such calculation, shall not exceed, as of any date of determination, 5% of the Consolidated EBITDA of all Credit Parties.

“Indebtedness” means, as to any Person, without duplication:  (a) all indebtedness of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, note debenture or similar instrument or upon which interest charges are traditionally paid; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and payable in accordance with customary trade practices); (e) all reimbursement obligations, contingent or otherwise, of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (g) net liabilities of such Person in respect of Hedging Obligations; (h) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such

Person; (i) all obligations of such Person to pay the principal portion under any Synthetic Lease (calculated as the net present value of the rental payments thereunder with the implicit rate of interest of such Synthetic Lease as the discount factor); (j) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; and (k) all Contingent Obligations of such Person with respect to Indebtedness of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Accounts Receivable” means, as at any date of determination thereof, any Accounts of any Credit Party which do not comply with all of the following requirements:

(a)           the Account has been created by the applicable Credit Party in the ordinary course of business from a completed, outright and lawful sale of goods (as such term is defined in the UCC), pursuant to which ownership has passed to the applicable account debtor on an absolute sales basis, or from the rendering of services by or on behalf of the applicable Credit Party and is deemed “earned” under the applicable service contract or other agreement or arrangement between the applicable Credit Party and the applicable account debtor;

(b)           the Account is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Collateral Agent (subject only to Liens permitted by Section 7.2);

(c)           the Account does not arise out of a bill and hold, ship-in-place, guaranteed sale, sale-and-return, consignment, progress billing, promotional (including samples), C.O.D. or cash in advance arrangement;

(d)           the Account is not subject to any prepayment, deposit, setoff, contra, offset, deduction, dispute, charge back, credit, counterclaim or other defense arising out of the transactions represented by the Account or independently thereof (including other sales to the same account debtor); provided, that ineligibility shall be limited to the amount thereof;

(e)           the applicable account debtor has finally accepted the goods or services from the sale out of which the Account arose and has not (i) objected to such account debtor’s liability thereon, (ii) rejected any of such services or goods or (iii) returned or repossessed any of such goods;

(f)            the applicable account debtor is not any Governmental Authority, unless such account debtor is the United States of America (or any agency, instrumentality, department or other political subdivision thereof) and all required actions under the U.S. Federal Assignment of Claims Act applicable to such Account and such Governmental Authority have been taken to approve and permit the assignment of rights to payment thereunder as determined by the Technical Agent in its reasonable discretion;

(g)           the applicable account debtor is not an Affiliate of any Credit Party or any of their Subsidiaries;

(h)           the applicable account debtor must have its principal place of business located within the United States or Canada, except for Accounts backed by a letter of credit in all respects acceptable to the Administrative Agent;

(i)            the Account is not evidenced by a promissory note or other instrument or by chattel paper;

(j)            the Account complies with all material Legal Requirements (including all usury laws, fair credit reporting and billing laws, fair debt collection practices and rules, and regulations relating to truth in lending and other similar matters);

(k)           the Account is in full force and effect and constitutes a legal, valid and binding obligation of the applicable account debtor enforceable in accordance with the terms thereof;

(l)            the Account is denominated in and provides for payment by the applicable account debtor in Dollars or Canadian Dollars;

(m)          the Account has not been and is not required to be charged or written off as uncollectible in accordance with GAAP;

(n)           the Account is not owed by an account debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its Property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business; and

(o)           the Account is not owed by any account debtor which has sold all or a substantially all of its assets.

In addition to the forgoing, the total amount of Accounts owing to the Credit Parties by an account debtor in excess of such account debtor’s Concentration Limit of the total amount of Accounts owing to the Credit Parties by all account debtors shall also constitute “Ineligible Accounts Receivable” for purposes hereof, unless such Accounts exceeding such account debtor’s Concentration Limit are fully backed or secured by a letter of credit or credit insurance acceptable to the Agent.

“Ineligible Inventory” means, as at any date of determination thereof, any Inventory of any Credit Party which does not comply with all of the following requirements:

(a)           such Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Administrative Agent (subject only to Liens permitted by Section 7.2 (other than a First Purchaser Lien));

(b)           such Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

(c)           such Inventory is in good condition, is not returned, defective or damaged, and is currently usable or saleable in the normal course of business of the applicable Credit Party;

(d)           such Inventory is not work-in-process Inventory and is not remnants or tank heel Inventory;

(e)           such Inventory must not be in transit (except (x) between locations of the Borrowers, (y) in common carrier pipelines, or (z) in transit by railcar or barge under the control and ownership of the Credit Parties) and must be housed or stored in the United States or Canada at: (i) a real Property location either owned or leased by a Credit Party, but if leased so long as such leased facility is covered by a landlord’s waiver and access agreement reasonably acceptable to the Technical Agent in all respects from the owner of such leased facility pursuant to which such owner waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Collateral Agent against such Inventory and grants the Administrative Agent access to such leased facility, unless an appropriate reserve has been added to the Borrowing Base, (ii) a storage facility or terminal utilized by a Credit Party, so long as such storage facility or terminal is covered by a waiver agreement reasonably acceptable to the Technical Agent in all respects from the operator of such facility or terminal pursuant to which such operator waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Collateral Agent against such Inventory, acknowledges that it holds and controls such Inventory for the benefit of the Collateral Agent for purposes of perfecting the Collateral Agent’s Lien therein and grants the Collateral Agent access to such Inventory, unless an appropriate reserve has been added to the Borrowing Base, (iii) an Acceptable Location, or (iv) a railcar under the control of the Credit Parties;

(f)            such Inventory is not in the possession of or control of any bailee or any agent or processor for or customer of any Credit Party or any of their Subsidiaries, unless, with respect to a bailee, such bailee has executed and delivered to the Administrative Agent an access/subordination agreement reasonably acceptable to the Technical Agent in all respects subordinating any Lien it may claim in such Inventory, acknowledging that it holds and controls such Inventory for the benefit of the Collateral Agent for purposes of perfecting the Collateral Agent’s Lien therein and granting the Agent access to such Inventory or an appropriate reserve has been added to the Borrowing Base;

(g)           such Inventory must be adequately insured to the reasonable satisfaction of the Administrative Agent pursuant to insurance coverage required by this Agreement and the Security Documents;

(h)           such Inventory must not be on consignment;

(i)            such Inventory is not subject to a Lien (including any First Purchaser Lien), claim or right of any person other than the Credit Parties or the Collateral Agent, unless, with respect to any Lien (including any First Purchaser Lien), an appropriate reserve has been added to the Borrowing Base; and

(j)            such Inventory is not located on real Property or in bulk storage tanks that are subject to Permitted Non-Compete Liens unless the holder(s) of such Permitted Non-Compete Liens have entered into a collateral access agreement in form and substance satisfactory to the Collateral Agent in all respects which, among other things, will provide the Administrative Agent with access to any and all Inventory located on such real Property or in such bulk storage tanks and pursuant to which such holder(s) of such Permitted Non-Compete Liens have agreed to waive any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Collateral Agent.

“Initial Lenders” means to the extent that they are Lenders under this Agreement, collectively, (a) Deutsche Bank AG, New York Branch, (b) Royal Bank of Canada, (c) BNP Paribas, New York Branch (d) PNC Bank, National Association and (e) The Royal Bank of Scotland plc.

“Intellectual Property” means all U.S. and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (g) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (h) all rights in the foregoing and in other similar intangible assets, (i) all applications and registrations for the foregoing, and (j) all rights and remedies against infringement, misappropriation, or other violation thereof.

“Intellectual Property Security Agreement” shall have the meaning attributed to such term in Section 5.21.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated as of the date hereof among the Collateral Agent, the holders of the Senior Notes party thereto, and the Credit Parties.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Consolidated Interest Expense for such period.

“Interest Option” shall have the meaning specified in Section 2.8(a).

“Interest Payment Dates” means (a) for Alternate Base Rate Borrowings (other than Swingline Loans), (i) the last Business Day of each fiscal quarter prior to the Termination Date, and (ii) the Termination Date; (b) for LIBOR Borrowings, (i) the end of the applicable Interest Period, and (ii) with respect to LIBOR Borrowings with an Interest Period in excess of three months, an Interest Payment Date shall also occur on each day that occurs at three month intervals from the first day of such Interest Period; and (c) for Swingline Loans, (i) the last Business Day of each calendar month prior to the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Working Capital Revolving Loans in accordance with Section 2.16(c), and (ii) the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Working Capital Revolving Loans in accordance with Section 2.16(c).

“Interest Period” means the period commencing on the date of the applicable LIBOR Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower’s Agent may elect in accordance herewith; provided, however, that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Termination Date, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

“Inventory” means all inventory (as such term is used in the UCC), goods and merchandise now owned and hereafter acquired by any Credit Party, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or will be used or consumed in the business of any Credit Party or any of their Subsidiaries or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing any of them.

“Investment” means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit or capital contribution to (or the transfer of Property having the effect of any of the foregoing), or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person (in each case other than accounts receivable arising in the ordinary course of business).

“Investment Grade Rating” means with respect to any Person, the long term senior unsecured noncredit enhanced credit rating of which is BBB- or higher by S&P, if rated by S&P, Baa3 or higher by Moody’s, if rated by Moody’s, or BBB- or higher by Fitch, if rated by Fitch.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of Deutsche Bank AG, New York Branch, BNP Paribas, New York Branch and such additional Lenders as may designated as such by Parent (so long as each such Person remains a Working Capital Revolving Lender), in its respective capacity as the issuer of any Letter of Credit pursuant to this Agreement.  With respect to any Letter of Credit, “Issuing Bank” shall mean the applicable issuer thereof.

“Issuance Cap” with respect to the obligation of an Issuing Bank to issue any Letter of Credit pursuant to Section 2.15, the aggregate amount of outstanding Letter of Credit Exposure Amount attributable to Letters of Credit issued by such Issuing Bank (in its capacity as an Issuing Bank) as set forth below:

Issuing Bank	Issuance Cap
Deutsche Bank AG New York Branch	$100,000,000
BNP Paribas, New York Branch	$200,000,000

“Joinder Agreement” means any agreement, in Proper Form, executed by a Subsidiary of a Credit Party from time to time in accordance with Section 6.10, pursuant to which such Subsidiary joins in the execution and delivery of this Agreement or any other Loan Document.

“Krimbill Parties” means Michael Krimbill, KrimGP2010, LLC, Krim2010, LLC and any trusts or family partnerships of Michael Krimbill and his family members established for estate planning purposes; provided, that KrimGP2010, LLC, Krim2010, LLC and such trusts or family partnerships are directly or indirectly controlled by Michael Krimbill.

“LC Collateral Account” shall have the meaning specified for such term in Section 2.15(i).

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of a Real Property Asset.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Lender” or “Lenders” shall have the meaning specified in the preamble of this Agreement.  Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Letters of Credit” means Standby Letters of Credit and Trade Letters of Credit.  Letter of Credit means any one of the Standby Letters of Credit or Trade Letters of Credit.

“Letter of Credit Advances” means all sums which may from time to time be paid by any and all of the Working Capital Revolving Lenders pursuant to any and all of the Letters of Credit, together with all other sums, fees, reimbursements or other obligations which may be due to the Administrative Agent, any Issuing Bank or any of the Working Capital Revolving Lenders pursuant to any of the Letters of Credit.

“Letter of Credit Exposure Amount” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all Letter of Credit Advances for which the Working Capital Revolving Lenders have not been reimbursed and which remain unpaid at such time.  The Letter of Credit Exposure Amount of any Working Capital Revolving Lender at any time shall be its Working Capital Commitment Percentage of the aggregate Letter of Credit Exposure Amount at such time.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“LIBOR” means, with respect to each Interest Period for each LIBOR Borrowing, the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page or service providing quotations of interest rate available to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for US dollar deposits of an amount in same day funds comparable to the outstanding principal amount of the Eurodollar Rate Loan of the Administrative Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Rate Loan, determined as of 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period.

“LIBOR Borrowing” means, as of any date, that portion of the principal balance of the Revolving Loans bearing interest at the Adjusted LIBOR Rate as of such date and having the same Interest Period.

“LIBOR Lending Office” means, with respect to any Revolving Lender, the office of such Revolving Lender specified as its “LIBOR Lending Office” in the Administrative Questionnaire, or (if no such office is specified, its Domestic Lending Office), or such other office of such Revolving Lender as such Revolving Lender may from time to time specify in writing to the Borrower’s Agent and the Administrative Agent.

“LIBOR Rate” with respect to each day during each Interest Period pertaining to a LIBOR Borrowing, a rate per annum determined for such date in accordance with the following formula (rounded upwards to the nearest 1/100th of 1%):

“Lien” means, with respect to any asset of any Person, (a) any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind on such asset, whether based on common law, constitutional provision, statute or contract, (b) the interest of any vendor or a lessor under any conditional sale agreement, title retention agreement or capital lease relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (d) any other right of or arrangement with any creditor to have such creditor’s claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of such Person owning such assets.

“Loan Documents” means this Agreement, the Notes, the Applications, the Security Documents, the Guaranties, the Joinder Agreements, the Letters of Credit, the Intercreditor Agreement, all instruments, certificates and agreements now or hereafter executed and delivered to any Agent and/or the Lenders in connection with or pursuant to any of the foregoing (including any fee letter relating to the transactions contemplated by this Agreement but excluding any agreements in respect of Bank Products), and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Loans” means the Revolving Loans and the Swingline Loans.  Loan means any one of the Revolving Loans or the Swingline Loans.

“Major Permitted Business Expansion Project” means a Permitted Business Expansion Project with respect to which one or more Credit Parties have made Capital Expenditures in excess of $5,000,000.

“Market Value” means (a) with respect to propane located at terminals in Conway, Kansas, Mount Belvieu, Texas or Hattiesburg, Mississippi, the OPIS spot price for propane at such location(s) as of the close of the last day in the period covered by the latest Borrowing Base Certificate, and (b) with respect to natural gas, natural gas liquids, propane, and crude oil located at a terminal or other location not described in clause (a) above, the market price therefor as of the last day in the period covered by the latest Borrowing Base Certificate as determined by a market price provider customarily used for such terminal or other location and reasonably acceptable to the Technical Agent.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect on the business, assets (including the Collateral), operations, financial condition of the Credit Parties (taken as a whole), (b) a material impairment of the ability of the Borrowers or the Guarantors (taken as a whole) to perform any of their respective obligations under this Agreement, the Notes or any other Loan Document; (c) the legality, validity, binding effect or enforceability of this Agreement, the Notes or any other Loan Document, or (d) a material impairment of the rights of, remedies of or benefits available to the Secured Parties under this Agreement, the Notes or any other Loan Document.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that either has a fair market value, or yields gross proceeds to the Credit Parties in excess of $5,000,000.

“Material Lease” means any lease agreement with respect to a Material Leasehold Property.

“Material Leasehold Property” means Leasehold Property with annual rental payments in excess of $1,250,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (a) a security instrument (whether designated as a deed of trust, a deed to secure debt, a mortgage, a leasehold mortgage, a leasehold deed of trust, a leasehold deed to secure debt, an assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in substantially the form of Exhibit H annexed hereto, or in such other form as may be approved by the Collateral Agent, in each case with such changes thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local practices, and (b) at the Collateral Agent’s option, an amendment to an existing Mortgage, in form satisfactory to the Technical Agent, adding any Real Property Assets to the Mortgaged Property encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments.

“Mortgaged Property” has the meaning specified for such term in Section 6.18(a).

“Multiemployer Plan” means a plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Natural Gas” means natural gas and Natural Gas Liquids (including propane).

“Natural Gas Liquids” means liquid hydrocarbons, including as ethane, propane, butane, and pentane, that in each case, are extracted from field gas.

“Net Liquidating Value” means, with respect to any Commodity Account, the sum of (i) the aggregate marked-to-market value of all futures positions, (ii) the aggregate liquidation value of all option positions, (iii) the cash balance, in each case credited to such Commodity Account and (iv) Cash Equivalents credited to such Commodity Account.

“Net Open Position” with respect either Crude Oil and Natural Gas Liquids, as applicable, the absolute value of the number of barrels of such Product obtained by subtracting (a) the sum of (i) the number of barrels of such Product which the Credit Parties have committed to buy, or can be required to buy, or will receive under a Commodity Contract, on a future date at a fixed price; and (ii) the number of barrels of such Product that the Credit Parties have in Inventory from (b) the number of barrels of such Product that the Credit Parties have committed to sell, or can be required to sell, or will deliver under a Commodity Contract, on a future date at a fixed price.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans and amounts owed under the Senior Notes) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that “Net Proceeds” shall be reduced by the amount thereof required by the Note Purchase Agreement to be offered to repurchase the Senior Notes pursuant to Section 8.4 of the Note Purchase Agreement; provided further that such reduction of the “Net Proceeds” shall not exceed an amount equal to the total amount of Net Proceeds (prior to giving effect to the reduction) multiplied by a fraction (x) the numerator of which is the aggregate principal amount of the Senior Notes then outstanding and (y) the denominator of which is the sum of the aggregate principal amount of the Obligations and the “Note Obligations” (as defined in the Note Purchase Agreement) and provided further that, with respect to any proposed prepayment to the Senior Noteholders, the difference of (x) the amount required to be offered to the Senior Noteholders to repurchase the Senor Notes under the Note Purchase Agreement less (y) the amount of repurchases actually accepted by Senior Noteholders for the repurchase of Senior Notes in connection with such proposed prepayment shall be deemed to be “Net Proceeds” available exclusively for the repayment of the Loans, subject to Section 2.5 hereof.

“New Revolving Lender” has the meaning ascribed to such term in Section 2.4(c).

“NGL” means NGL Holdings, Inc. and each of its Subsidiaries existing prior to the Closing Date.

“NGL Operating” means NGL Energy Operating, L.L.C.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.10 and (b) has been approved by the Required Lenders.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of June 19, 2012, by and among the Parent and the “Purchasers” party thereto, as such agreement may be modified, amended, restated, supplemented, joined or restated in accordance with its terms, or as replaced in its entirety.

“Notes” means the Acquisition Revolving Credit Notes, the Working Capital Revolving Credit Notes and the Swingline Note.  “Note” means any one of such promissory notes.

“Obligations” means all advances to, and debts, liabilities, obligations, fees, costs, indemnities, covenants, performance and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Qualified Hedging Agreement, or Qualified Bank Product in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other obligations that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (or that would accrue or arise but for the commencement of any such case).  The foregoing Obligations arising from (i) each Qualified Hedging Agreements (a “Qualified Hedging Obligation” and, collectively, the “Qualified Hedging Obligations”) and (ii) each Qualified Bank Products (a “Qualified Bank Product Obligation” and, collectively, the “Qualified Bank Product Obligations”).  The foregoing Obligations other than the Qualified Hedging Obligations and the Qualified Bank Product Obligations, the “Credit Obligations”).

“Obligee” and “Obligees” shall have the meanings assigned to such terms in Section 10.17.

“Organizational Documents” means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company; and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except for any such Taxes imposed by an assignment or participation under any Loan Document.

“Parent” shall have the meaning specified in the preamble to this Agreement.

“Participant Register” has the meaning specified in Section 10.11(b).

“Parties” means all Persons other than the Administrative Agent, the Collateral Agent, the Technical Agent and any Lender executing any Loan Documents.

“Partners’ Capital” means, as of the date of determination, the aggregate value of the capital accounts of the partners of Parent as shown on Parent’s consolidated balance sheet contained in the most recent financial statements delivered pursuant to Section 6.3.

“Patents” shall have the meaning specified for such term in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means a certificate dated as of the date hereof, duly executed by the Credit Parties and in form and substance satisfactory to the Technical Agent, describing the Credit Parties’ Properties owned or leased as of the date hereof, and certifying to the other matters contained therein.

“Permitted Acquisition” means the acquisition by the Credit Parties, in one or a series of related transactions, of all or substantially all of the assets of one or more Persons, or all of the Equity Interests of any Person, by purchase, merger or otherwise; provided, that such transaction or series of related transactions is not otherwise prohibited by this Agreement and each of the following conditions are met:

(a)                                  the Credit Parties comply with the requirements of Sections 6.5, 6.10 and 6.18 of this Agreement in connection with such Permitted Acquisition;

(b)                                 the assets acquired or the assets of the Person so acquired are free and clear of all Liens other than Liens permitted under Section 7.2;

(c)                                  any such Person acquired is organized in the United States or Canada;

(d)                                 the acquired assets, or the assets of the Person so acquired, are located in the United States or Canada and substantially all of such assets are energy-related and master limited partnership-qualified after giving effect to such Permitted Acquisition;

(e)                                  except for financing the portion of the purchase price attributable to acquired working capital assets, no Working Capital Revolving Loans are used to finance such acquisition or any costs, fees, expenses or other amounts related to such transaction or series of related transactions;

(f)                                    the Lenders shall have received at least five (5) Business Days (or such lesser period as is acceptable to Administrative Agent) prior to the applicable Acquisition Determination Date, (A) a certificate executed by a Responsible Officer of the Credit Parties setting forth calculations demonstrating that immediately after giving effect to such Permitted Acquisition, the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 7.11, and (B) if an adjustment is being made to Consolidated EBITDA in connection with such acquisition, a copy of the acquisition model prepared by the Parent; provided, however, the Borrower will additionally deliver (i) to the extent available, annual financial statements (including audited financial statements) for the business to be acquired prepared by the seller for the three year period prior to the Acquisition Determination Date, and (ii) to the extent available, financial statements for the most recent interim period prior to the Acquisition Determination Date;

(g)                                 no Credit Party shall, in connection with any such transaction or series of related transactions, assume or remain liable with respect to any Indebtedness of the applicable sellers or the business, Person or assets acquired except to the extent permitted under Section 7.1;

(h)                                 all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable laws of all applicable Governmental Authorities;

(i)                                     the Administrative Agent shall have received such further due diligence information as it may reasonably request, including information regarding any Accounts and Inventory to be acquired in such transaction or series of related transactions;

(j)                                     no Default or Event of Default then exists or would result therefrom; and

(k)                                  the acquisition is consensual and has been approved by the board of directors or other governing body of the Person so acquired.

“Permitted Affiliate Transactions” means any of the following:  (a) transactions between Credit Parties; (b) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the Credit Parties entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (c) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Credit Parties for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (d) the incurrence of intercompany Indebtedness permitted pursuant to Section 7.1(d) and Contingent Obligations permitted pursuant to Section 7.1(e), (e) employment agreements and arrangements entered into with directors, officers and employees of the Credit Parties in the ordinary course of business; (f) Cash Dividends permitted by Section 7.10(b); (g) other transactions, contracts or agreements existing on the Closing Date and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the Credit Parties, as applicable); and (h) other transactions between a Credit Party and any Person that is a seller in any Permitted Acquisition or an Affiliate of such a Person entered into prior to (or in conjunction with the closing of) and as part of such Permitted Acquisition and such Person becomes a director, officer or employee of a Credit Party as a result of such Permitted Acquisition.

“Permitted Business Expansion Project” means an expansion of the Credit Parties’ business through the construction of fixed or capital assets provided each of the following conditions are met:

(a)                                  the assets of such expansion are acquired and owned by such Credit Party free and clear of all Liens other than Liens permitted under Section 7.2 and (ii) pledged as Collateral pursuant to the terms of the Loan Documents, and the Collateral Agent is granted a first priority, perfected Lien therein (subject, as to priority, only to Liens permitted under Section 7.2(d), (e) and (f));

(b)                                 substantially all of the acquired assets are master limited partnership-qualified energy-related assets after giving effect to such Permitted Business Expansion Project;

(c)                                  no Working Capital Revolving Loans are used to finance such expansion or any costs, fees, expenses or other amounts relating thereto;

(d)                                 the Administrative Agent shall have received at least five Business Days (or such lesser amount as is acceptable to the Administrative Agent) prior notice of the proposed expansion, which notice shall include the following in connection with any project that involves a capital investment of $5,000,000 or more: (i) a description of the project and a summary financial analysis supporting the decision to undertake an expansion of the Credit Parties’ business through construction of fixed or capital assets, and (ii) a certificate executed by a Responsible Officer of the Credit Parties setting forth calculations demonstrating (A) that immediately after giving effect to such Permitted Business Expansion Project, the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 7.11, and (B) the EBITDA attributable to the contracts to be acquired in connection with such project;

(e)                                  no Credit Party, in connection with any such expansion, incurs or assumes any Indebtedness except to the extent permitted under Section 7.1(a);

(f)                                    all transactions in connection therewith shall be consummated in accordance with all applicable laws in all material respects of all applicable Governmental Authorities; and

(g)                                 no Default or Event of Default then exists or would result therefrom.

“Permitted Disposition” means a Disposition permitted by Section 7.4.

“Permitted Holder” means Michael Krimbill and each Krimbill Party, so long as such Krimbill Party is controlled, directly or indirectly, by Michael Krimbill.

“Permitted Indebtedness” means Indebtedness permitted by Section 7.1.

“Permitted Non-Compete Agreement” means an agreement entered into in connection with a Permitted Acquisition between one or more Credit Parties and the relevant sellers and other related parties pursuant to which such Credit Party agrees to pay a portion of the Acquisition Consideration for a Permitted Acquisition over time in exchange for non-compete, non-solicitation, confidentiality or other undertakings from such sellers and other related parties as part of such Permitted Acquisition; provided that such non-compete, non-solicitation, confidentiality or other undertakings shall be in Proper Form in any case where the seller thereunder is granted a Lien over any asset of any Credit Party.

“Permitted Non-Compete Indebtedness” shall mean Indebtedness consisting of deferred purchase price, seller notes, and other obligations owing to the sellers or related parties in connection with a Permitted Acquisition; provided, that (a) any such Indebtedness incurred in connection with any Permitted Acquisition shall not exceed 25% of the total Acquisition Consideration therefor, and (b) no such Indebtedness shall be payable over a period exceeding 10 years from the date of the initial closing date of such Permitted Acquisition.

“Permitted Non-Compete Liens” shall mean any Lien in favor of a seller or related party securing Permitted Non-Compete Indebtedness owing to such seller and/or related party in connection with a Permitted Acquisition; provided, that (a) such Lien may only attach to real Property and bulk storage tanks acquired from such seller or a related party in the Permitted Acquisition in connection with which such Permitted Non-Compete Indebtedness was incurred and no other Property, and (b) the aggregate Fair Market Value of all real Property and bulk storage tanks subject to such Liens shall not, at any time, exceed 2.5% of Partners’ Capital, (c) the documentation relating to such Liens shall be in form and substance reasonably acceptable to the Technical Agent, and (d) such real Property and bulk storage tanks shall be subject to second priority Liens (junior only to such Permitted Non-Compete Liens and to Liens permitted by Section 7.2(d), (e) and (f)) and Mortgages in favor of the Collateral Agent.

“Permitted Purpose” means (a) with respect to Working Capital Revolving Loans, to fund the Borrowers’ (i) working capital requirements, (ii) payment of the portion of the purchase price for Permitted Acquisitions that is attributable to acquired working capital assets, and (iii) other general corporate purposes of the Credit Parties (other than for the purposes specified below pertaining to the Acquisition Revolving Loans or to make payments on Acquisition Revolving Loans), and (b) with respect to Acquisition Revolving Loans, to fund (i) the acquisition and construction of Permitted Business Expansion Projects, (ii) Capital Expenditures relating to the repair and maintenance of existing assets and (iii) payment of the purchase price for Permitted Acquisitions.

“Permitted Term Indebtedness” shall have the meaning set forth in Section 7.1(l) herein.

“Person” means any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, Governmental Authority or any other form of entity.

“Plan” means any plan subject to Title IV of ERISA, other than a Multiemployer Plan, which is sponsored, maintained, or contributed to by any Credit Party or any ERISA Affiliate of any Credit Party or with respect to which any Credit Party or any ERISA Affiliate of any Credit Party is required to contribute or otherwise has any liability.

“PPSA” means the Personal Property Security Act (Alberta), as in effect from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, at its principal office in New York, New York as its prime lending rate.  Without notice to any Credit Party or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate.  Any change in the interest rate resulting from a change in the “Prime Rate” shall become effective as of 12:01 a.m. of the Business Day on which such change in the “Prime Rate” is announced by the Administrative Agent.  THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED BY DEUTSCHE BANK AG, NEW  YORK BRANCH OR SUCH SUCCESSOR FINANCIAL INSTITUTION TO ANY OF ITS CUSTOMERS.  DEUTSCHE BANK AG, NEW  YORK BRANCH OR SUCH SUCCESSOR FINANCIAL INSTITUTION MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE AND BELOW THE PRIME RATE.

“Principal Office” means the principal office in New York City of the Administrative Agent, the Collateral Agent and the Technical Agent, or such other place as such Agent may from time to time by notice to the Borrowers’ Agent designate.

“Product” means physical energy commodities, including Crude Oil, Natural Gas and Natural Gas Liquids, asphalt and recycled water.

“Product Position Report” means a report in form and substance satisfactory to the Administrative Agent detailing inventory, derivative contracts on Product, including futures, and fixed price Product purchase and sale agreements.

“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Proper Form” means in form and substance reasonably satisfactory to the Technical Agent as of the time of delivery and execution.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Qualified Bank Product” means a Bank Product that at the time of entry into such product, was entered between a Credit Party and a Qualified Counterparty.

“Qualified Bank Product Obligation” has the meaning ascribed to such term in the defined term “Obligations”.

“Qualified Bank Product Percentage” means, at any time, the percentage equivalent (expressed as a decimal rounded to the sixth decimal place) of the Qualified Bank Product Obligations divided by the Total Qualified Obligations, in each case, at such time.

“Qualified Counterparty” means any counterparty to a Hedging Agreement or Bank Product entered into between any Credit Party and a Person that, at the time such Hedging Agreement or Bank Product was entered into, is a Lender or an Affiliate of a Lender; provided that any such Person that is not a Lender at such time shall be a “Qualified Counterparty” with respect to a Hedging Agreement or Bank Product solely to the extent such Person has delivered a duly executed Qualified Counterparty Joinder.

“Qualified Counterparty Joinder” means a joinder agreement executed and delivered by a counterparty to a Hedging Agreement in substantially the form of Exhibit O.

“Qualified Hedging Agreement” means a Hedging Agreement that at the time of entry into the specific trade or execution of the applicable confirmation, was entered between a Credit Party and a Qualified Counterparty, as determined by the Technical Agent in its discretion exercised in good faith.

“Qualified Hedging Obligation” has the meaning ascribed to such term in the defined term “Obligations”; provided that for any date of determination of the Borrowing Base, the aggregate amount of such obligations shall be the sum of the aggregate net amount that would be due from each Borrower to each Qualified Counterparty under each Qualified Hedging Agreement if such date were designated an “early termination date” (or its equivalent) or a “termination event” (or its equivalent ) under each such Qualified Hedging Agreement.

“Qualified Hedging Percentage” means, as at any time, the percentage equivalent (expressed as a decimal rounded to the sixth decimal place) of the Qualified Hedging Obligations divided by the Total Qualified Obligations, in each case, at of such time.

“Qualified Obligation Aggregate Cap” $50,000,000, which shall be allocated to Qualified Counterparties by the Technical Agent in its sole discretion.

“Qualified Obligations” means at any time, the Qualified Bank Product Obligations and the Qualified Hedging Obligations.

“Quarterly Unaudited Financial Statements” means the quarterly unaudited financial statements of the Parent and its Subsidiaries, which statements shall include (a) a balance sheet as of the end of the respective fiscal quarter, (b) a statement of operations for such respective fiscal quarter and for the fiscal year to date setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period) and (c) a statement of cash flows for the fiscal year to date setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year (to the extent that the Parent was in existence during such corresponding period), all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of Borrower’s Agent as fairly and accurately presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments.  The Quarterly Unaudited Financial Statements for the Credit Parties shall be prepared on a consolidated and consolidating basis and shall also include business line financial statements prepared in reasonable detail.

“Rate Selection Date” means that Business Day which is (a) in the case of an Alternate Base Rate Borrowing, the day prior to such borrowing, or (b) in the case of a LIBOR Borrowing, the date three (3) Business Days preceding the first day of any proposed Interest Period for such LIBOR Borrowing.

“Rate Selection Notice” shall have the meaning specified in Section 2.8(b)(i).

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest of any Credit Party in or to any real Property.

“Reallocated Amount” means the amount of the unused Total Acquisition Revolving Commitments reallocated to the Total Working Capital Revolving Commitments pursuant to a Reallocation Request; provided, that the total Reallocated Amount shall not exceed the lesser of (a) the unused Total Acquisition Revolving Commitments on the date of such request, and (b) $125,000,000 (as such amount may be reduced from time to time in accordance with Section 2.4(a)).

“Reallocation Period” means a period, not to exceed 180 days, during which a portion of the unused Total Acquisition Revolving Commitments have been reallocated to the Total Working Capital Revolving Commitments pursuant to a Reallocation Request.  There may be no more than three (3) Reallocation Periods per fiscal year.

“Reallocation Request” means a written request from Borrowers’ Agent to reallocate up to $125,000,000 of the unused Total Acquisition Revolving Commitments to the Total Working Capital Revolving Commitments, which request shall provide the amount of the reallocation (not to exceed the Reallocated Amount) and specify the Reallocation Period.

“Receivables” means and include all of the accounts, instruments, documents, chattel paper and general intangibles of the Credit Parties, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Collateral Agent.

“Recipient” means (a) any Agent, (b) any Lender, or (c) any Issuing Bank, as applicable.

“Refinancing Indebtedness” means any Indebtedness of the Credit Parties issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of such Person, provided, that:

(a)                                  the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, and (ii) the reasonable and customary transactional costs and expenses incurred by the Credit Parties in connection with incurring such Refinancing Indebtedness;

(b)                                 the interest rate or rates to accrue under such Refinancing Indebtedness reflect current market rates available to similarly situated borrowers in substantially similar financings to the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(c)                                  the maturities, amortization schedules, covenants, defaults, remedies, subordination provisions, collateral security provisions (or absence thereof) and other terms of such Refinancing Indebtedness are in each case, as determined by the Technical Agent in its reasonable discretion, substantially the same as, or more favorable to the applicable Credit Party as those in the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; and

(d)                                 no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member Lenders of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA, excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation.

“Request for Extension of Credit” means a written request for extension of credit substantially in the form of Exhibit E attached hereto.

“Requested Increase Effective Date” has the meaning ascribed to such term in Section 2.4(c).

“Requested Increase Amount” has the meaning ascribed to such term in Section 2.4(c).

“Required Lenders” means Lenders having greater than 50% of the aggregate amount of the outstanding Revolving Loans, Letter of Credit Exposure Amount, Swingline Exposure and, prior to the termination of the Total Commitment, Unused Commitment.  No Defaulting Lender shall be taken into account for any purpose in determining whether the Required Lenders have authorized or taken any action contemplated in this Agreement or any of the other Loan Documents.

“Responsible Officer” means, with respect to any Person, the chief executive officer, chief operating officer, president, chief financial officer, treasurer, controller, or general counsel (if any) of such Person.

“Retail Account” means, with respect to any Account, an Account created by the retail sale of propane or other hydrocarbon fuel product to an individual or small business.

“Revaluation Date” means with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in Canadian Dollars.

“Revolving Lenders” means the Acquisition Revolving Lenders and the Working Capital Revolving Lenders.

“Revolving Loans” means the Acquisition Revolving Loans and the Working Capital Revolving Loans.

“Risk Management Policy” means the individual risk management policies of the Parent and High Sierra describing the various operating procedures and limits designed to minimize the firm’s financial exposure to various risks as noted in the policies attached as Schedule 4.2(o) as approved by the board of directors (or other equivalent governing body) of the Parent and High Sierra, as applicable, and as set forth on Schedule 4.2(o) as modified from time to time.

“S&P” means Standard & Poor’s Ratings Service, a division of McGraw Hill, Inc.

“Secured Party” means each of the Administrative Agent, the Collateral Agent, the Technical Agent, any Issuing Bank, any Lender, any Qualified Counterparty and in each case their respective successor and permitted assigns; provided that, in the case of a permitted assignee of a Qualified Counterparty, such assignee shall be acceptable to the Technical Agent and shall have executed a Qualified Counterparty Joinder.

“Secured Qualified Bank Product Obligations” means an amount equal to the product of (i) the Qualified Bank Product Percentage multiplied by (ii) the Qualified Obligation Aggregate Cap.

“Secured Qualified Hedging Obligations” means an amount equal to the product of (i) the Qualified Hedging Percentage multiplied by (ii) the Qualified Obligation Aggregate Cap.

“Secured Qualified Obligations” means at any time, the Secured Qualified Bank Product Obligations and the Secured Qualified Hedging Obligations.

“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, between the Credit Parties and the Collateral Agent, as the same may thereafter be or have been joined in by a Credit Party pursuant to a Joinder Agreement, and any amendment, modification, restatement or supplement thereof.

“Security Documents” means the Security Agreement, all related financing statements and any and all other agreements, security agreements, pledge agreements, collateral assignments, Intellectual Property Security Agreements, Mortgages, chattel mortgages, Control Agreements, guaranties, assignments of income, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations and the obligations owed to the holders of the Senior Notes, as any of them may from time to time be amended, modified, restated or supplemented.

“Senior Noteholders” means each Person that holds a Senior Note issued pursuant to the Note Purchase Agreement.

“Senior Notes” means senior notes issued by the Parent in a private placement permitted pursuant to Section 7.1(l).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Standby Letters of Credit” means all standby letters of credit issued by an Issuing Bank for the account or liability of any Borrower pursuant to the terms set forth in this Agreement, including the Existing Letters of Credit.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Business Entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Business Entity of which Equity Interests representing more than 50% of the Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Lender” means Deutsche Bank AG New York Branch or any other Lender that becomes the Technical Agent, in each case in its capacity as the Swingline Lender hereunder.

“Swingline Loans” means the Swingline Loans made pursuant to Section 2.16(a).  Swingline Loan means any one of such Swingline Loans.

“Swingline Note” means the promissory note, substantially in the form of Exhibit C attached hereto, of the Borrowers evidencing the Swingline Loans, payable to the Swingline Lender in the original principal amount of $50,000,000, and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor.

“Syndication Date” means the first date on which a “Successful Syndication” (as such term is defined in the fee letter dated June 5, 2012 entered among the Parent, the Initial Lenders and the other parties party thereto) has occurred.

“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Agent” has the meaning specified in the preamble to this Agreement.

“Termination Date” means the earliest of (a)  June 19, 2017, (b) any date that the Total Commitment is terminated in full by the Borrowers pursuant to Section 2.4, and (c) any date the Termination Date is accelerated or the Total Commitment is terminated by the Administrative Agent pursuant to Section 8.1.

“Title Company” means Chicago Title Insurance Company or one or more other title insurance companies reasonably satisfactory to the Technical Agent.

“Total Acquisition Revolving Commitment” means, on any day, the aggregate of all of the Acquisition Revolving Lenders’ Acquisition Revolving Commitments on such day.  As of the Closing Date, the Total Acquisition Revolving Commitment is $450,000,000.

“Total Commitment” means, on any day, the aggregate of the Total Acquisition Revolving Commitment and the Total Working Capital Revolving Commitment on such day.  As of the Closing Date, the Total Commitment is $650,000,000.

“Total Commitment Percentage” means, with respect to the Total Commitments (a) prior to the termination of the Commitments, the ratio, expressed as a percentage, of such Lender’s aggregate Commitments to the Total Commitment, and (b) after the termination of the Commitments, the ratio, expressed as a percentage, of the amount of such Lender’s outstanding Loans to the aggregate amount of all outstanding Loans; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s aggregate Commitments shall be disregarded in such calculation, subject to Section 10.10.

“Total Indebtedness” means, at any date, all Indebtedness of the Credit Parties and their Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, that Total Indebtedness shall exclude (a) all Hedging Obligations not then due and owing, (b) any contingent reimbursement obligations (including obligations representing the aggregate amount then available for drawing under all Letters of Credit), and (c) the outstanding amount of Working Capital Revolving Loans and Swingline Loans owed to Working Capital Revolving Lenders.

“Total Qualified Bank Product Obligations” means an amount equal to the product of (i) the Qualified Bank Product Obligations, has the meaning ascribed to such term in the defined term “Obligations”.

“Total Qualified Obligations” means, as of any date, the all Qualified Hedging Obligations and all Qualified Bank Product Obligations, in each case, as of such date.

“Total Working Capital Revolving Commitment” means, on any day, the aggregate of the Working Capital Revolving Lenders’ Working Capital Revolving Commitments on such day.  As of the Closing Date, the Total Working Capital Revolving Commitment is $200,000,000.

“Trade Letters of Credit” means all trade or documentary letters of credit issued by an Issuing Bank for the account or liability of any Borrower pursuant to the terms set forth in this Agreement.

“Trade Related Letters of Credit for Commodities Not Yet Received” means, as of any date of determination, the aggregate face amount of any Trade Letter of Credit for the purchase or transportation of Product for which title has passed to a Borrower or would be passed to a Borrower if the Letter of Credit were to be drawn as of such date, as long as such Borrower is able to calculate drawable liability thereof in a manner acceptable to the Technical Agent in its sole discretion (exercised in good faith), which such manner shall be in such

Borrower’s normal course of business and consistent with its month-end reconciliation processes, minus any amounts drawn or paid under such Letters of Credit minus any other liabilities then existing that may be satisfied by any such Letters of Credit minus any other liabilities that may be owed by the Borrower to the beneficiary of any such Letters of Credit and which may be satisfied by any such Letters of Credit minus, with regard to any such Letters of Credit for transportation, any liabilities that may be satisfied by any such Letters of Credit as reasonably estimated by the Borrower through the immediately following calendar month, if the applicable date is as of the end of the month, and otherwise through the end of the current calendar month.

“Trademarks” shall have the meaning specified for such term in the definition of “Intellectual Property.”

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unused Commitment” means, as to a particular Revolving Lender and as applicable, the sum of (a) the daily difference of such Revolving Lender’s Acquisition Revolving Commitment on such day less the Acquisition Revolving Exposure applicable to such Revolving Lender on such day, plus (b) the daily difference of such Revolving Lender’s Working Capital Revolving Commitment on such day less the Working Capital Revolving Exposure applicable to such Revolving Lender on such day.

“Working Capital Commitment Percentage” means, with respect to any Working Capital Revolving Lender, with respect to Working Capital Revolving Loans, Letter of Credit Exposure Amount or Swingline Exposure, (a) prior to the termination of the Total Working Capital Revolving Commitment, the ratio, expressed as a percentage, of such Working Capital Revolving Lender’s Working Capital Revolving Commitment to the Total Working Capital Revolving Commitment, and (b) after the termination of the Total Working Capital Revolving Commitment, the ratio, expressed as a percentage, of the amount of such Working Capital Revolving Lender’s outstanding Working Capital Revolving Loans and its portion of the Letter of Credit Exposure Amount and the Swingline Exposure to the aggregate amount of all outstanding Working Capital Revolving Loans and the total Letter of Credit Exposure Amount and the Swingline Exposure; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Working Capital Revolving Commitment shall be disregarded in such calculation, subject to Section 10.10.

“Working Capital Facility Increase” has the meaning ascribed to such term in Section 2.4(c).

“Working Capital Revolving Facility” means, with respect to the Working Capital Revolving Commitments and the extensions of credit thereunder.

“Working Capital Revolving Commitment” means, with respect to each Working Capital Revolving Lender, the commitment of such Working Capital Revolving Lender to make Working Capital Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Working Capital Revolving Lender’s Working Capital Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.4, (b) a Reallocation Request, and (c) assignments by or to such Working Capital Revolving Lender pursuant to Section 10.11.  The initial amount of each Working Capital Revolving Lender’s Working Capital Revolving Commitment is set forth on Schedule 1.1C hereto, or in the Assignment and Assumption pursuant to which such Working Capital Revolving Lender has assumed its Working Capital Revolving Commitment, as applicable.  The initial aggregate amount of the Working Capital Revolving Lenders’ Working Capital Revolving Commitments as of the Closing Date is $200,000,000.

“Working Capital Revolving Credit Notes” means the promissory notes, each substantially in the form of Exhibit A attached hereto, of the Borrowers evidencing the Working Capital Revolving Loans, payable to the respective Working Capital Revolving Lenders in the amount of said Working Capital Revolving Lender’s Working Capital Revolving Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor.  Working Capital Revolving Credit Note means any of such promissory notes.

“Working Capital Revolving Exposure” means, with respect to any Working Capital Revolving Lender at any time, the sum of the outstanding principal amount of such Working Capital Revolving Lender’s Working Capital Revolving Loans and its Letter of Credit Exposure Amount and an amount equal to its Working Capital Commitment Percentage of the aggregate principal amount of Swingline Loans at such time.

“Working Capital Revolving Lenders” means, as of any date of determination, Lenders having a Working Capital Revolving Commitment; provided, that during any Reallocation Period each Acquisition Revolving Lender shall also be deemed a Working Capital Revolving Lender with respect to its portion of the Reallocated Amount.

“Working Capital Revolving Loans” means the Working Capital Revolving Loans made pursuant to Section 2.1 and any Working Capital Revolving Loans made utilizing the Reallocated Amount.  Working Capital Revolving Loan means any one of such Revolving Loans.

Section 1.2                                      Accounting Terms and Determinations.  Except where specifically otherwise provided:

(a)                                  The symbol “$” and the word “dollars” means lawful money of the United States of America.

(b)                                 Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP.  If any Credit Party is required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Leverage Ratio or the Interest Coverage Ratio, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in

GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Leverage Ratio or the Interest Coverage Ratio, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c)                                  Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a consolidated basis, and financial measurements shall be computed without duplication.

(d)                                 Wherever the term “including” or any of its correlatives appears in the Loan Documents, it shall be read as if it were written “including (by way of example and without limiting the generality of the subject or concept referred to)”.

(e)                                  Wherever the word “herein” or “hereof” is used in any Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

(f)                                    References in any Loan Document to Section numbers are references to the Sections of such Loan Document.

(g)                                 References in any Loan Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

(h)                                 Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided, that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

(i)                                     Unless otherwise expressly stated in any Loan Document, all times of day used in the Loan Documents mean local time in New York, New York.

(j)                                     Defined terms may be used in the singular or plural, as the context requires.

Section 1.3                                      UCC Changes.  All terms used herein which are defined in the UCC shall, unless otherwise defined herein, have the meanings ascribed to them in the UCC both as in effect on the date of this Agreement and as hereafter amended.

Section 1.4                                      Joint and Several Obligations; Borrowers’ Agent.

(a)                                  All obligations of the Borrowers hereunder shall be joint and several.  Any notice, request, waiver, consent or other action made, given or taken by any Borrower shall bind all of the Borrowers.

(b)                                 Each of the Credit Parties hereby authorizes the Borrowers’ Agent and each of the Responsible Officers of the Borrowers’ Agent listed on Schedule 1.4 hereto or otherwise designated by Borrowers’ Agent from time to time as provided below, to act as agent for all of the Credit Parties, and to execute and deliver on behalf of any Credit Party such notices, requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Credit Parties hereunder. The Credit Parties may replace any of the Responsible Officers listed in Schedule 1.4 hereto or add any additional Responsible Officers by the delivery of a written notice by Borrowers’ Agent to the Administrative Agent specifying the names of each new Responsible Officer and the offices held by each such Person.  Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by Borrowers’ Agent or any Responsible Officer of Borrowers’ Agent and any such actions taken by Borrowers’ Agent or any Responsible Officer of Borrowers’ Agent shall bind each Credit Party.

ARTICLE II.
Loans; Letters of Credit; Notes; Payments; Prepayments; Interest Rates; Mitigation Obligations; Replacement of Lenders.

Section 2.1                                      Commitments.

(a)                                  Subject to the terms and conditions hereof, each Working Capital Revolving Lender, severally and not jointly, agrees to make Working Capital Revolving Loans to the Borrowers from time to time on and after the Closing Date until, but not including, the Termination Date, in an aggregate principal amount at any one time outstanding (including such Lender’s Commitment Percentage of the Letter of Credit Exposure Amount and the Swingline Exposure at such time) up to, but not exceeding, such Lender’s Working Capital Revolving Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the Working Capital Revolving Loans outstanding at any time shall not exceed the lesser at such time of (i) the Total Working Capital Revolving Commitment and (ii) the Borrowing Base, in each case minus the aggregate Letter of Credit Exposure Amount and Swingline Exposure at such time.  Subject to the conditions herein, any such Working Capital Revolving Loan prepaid prior to the Termination Date may be reborrowed as an additional Working Capital Revolving Loan by the Borrowers pursuant to the terms of this Agreement.

(b)                                 Subject to the terms and conditions hereof, each Acquisition Revolving Lender, severally and not jointly, agrees to make Acquisition Revolving Loans to the Borrowers from time to time on and after the Closing Date until, but not including, the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Acquisition Revolving Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the Acquisition Revolving Loans outstanding at any time shall not exceed the Total Acquisition Revolving Commitment.  Subject to the conditions herein, any such Acquisition Revolving Loan prepaid prior to the Termination Date may be reborrowed as an additional Acquisition Revolving Loan by the Borrowers pursuant to the terms of this Agreement.

(c)                                  Subject to the terms and conditions hereof and so long as no Default or Event of Default exists at the time of such request, the Borrowers’ Agent may submit a Reallocation Request to the Administrative Agent three times during any calendar year.  Promptly following the Administrative Agent’s receipt of a Reallocation Request in Proper Form and otherwise in compliance with the terms of this Agreement, the Administrative Agent shall deliver such Reallocation Request to the Revolving Lenders.  The Reallocation Period specified in any Reallocation Request will begin on the later to occur of (i) 10 Business Days following the Administrative Agent’s receipt of such Reallocation Request and (ii) the date specified in such Reallocation Request, provided, that (1) the date specified in such Reallocation Request shall not be later than 30 days following the date of such Reallocation Request and (2) no Reallocation Period may begin if a Default or Event of Default exists at such time.

Section 2.2                                      Loans.

(a)                                  Subject to Sections 4.1 and 4.2, (i) all Working Capital Revolving Loans shall be advanced and made ratably by the Working Capital Revolving Lenders in accordance with the Working Capital Revolving Lenders’ respective Working Capital Commitment Percentage of the total Working Capital Revolving Commitments; and (ii) all Acquisition Revolving Loans shall be advanced and made ratably by the Acquisition Revolving Lenders in accordance with the Acquisition Revolving Lenders’ respective Acquisition Commitment Percentage of the total Acquisition Revolving Commitments.

(b)                                 When requesting a Revolving Loan hereunder, the Borrowers’ Agent shall give the Administrative Agent notice of a request for a Loan in accordance with Section 4.1(a).  Each such Working Capital Revolving Loan advanced for the purpose of crediting any such controlled disbursement account shall be deemed to be a Alternate Base Rate Borrowing until a Rate Selection Notice is otherwise properly presented for such Alternate Base Rate Borrowing converting such borrowing to a LIBOR Borrowing.  Notwithstanding anything to the contrary contained in Section 2.16, if any request for a Loan in accordance with Section 4.1(a) requests Working Capital Revolving Loans in the form of Alternate Base Rate Borrowings, the Swingline Lender may make a Swingline Loan available to the Borrowers in an aggregate amount not to exceed the amount of such requested Working Capital Revolving Loans, and the aggregate amount of the corresponding requested Working Capital Revolving Loans shall be reduced accordingly by the principal amount of such Swingline Loan.  Except as otherwise provided in the settlement delay provisions of Section 2.2(f), the Administrative Agent shall promptly advise the applicable Lenders of any notice of a request for a Loan (other than a Swingline Loan) given pursuant to Section 4.1(a) or of any such Working Capital Revolving Loan advanced for purposes of crediting any such controlled disbursement account and of each Lender’s portion of a requested borrowing (based on such Lender’s Commitment Percentage).

(c)                                  Except as otherwise provided or specified in the settlement delay provisions of Section 2.2(f) below, each Lender shall make its Revolving Loans available on the proposed dates thereof by causing its Applicable Lending Office to pay the amount required to the Administrative Agent at the Principal Office in immediately available funds denominated in Dollars not later than 1:00 p.m., and the Administrative Agent shall as soon as practicable, but in no event later than 5:00 p.m. on such date, credit the amount so received to a general deposit account designated and maintained by the applicable Borrower.  If a requested Revolving Loan shall not occur on the Closing Date or any date specified by the Borrowers’ Agent as set forth in the applicable Request for Extension of Credit, as the case may be, because all of the conditions for such Revolving Loan set forth herein or in any of the other Loan Documents shall not have been met, the Administrative Agent shall return the amounts so received from the Lenders in respect of such requested Revolving Loan to the applicable Lenders as soon as practicable.

(d)                                 The obligations of the Lenders hereunder are several and not joint; therefore, notwithstanding anything herein to the contrary:  (i) no Working Capital Revolving Lender shall be required to make Working Capital Revolving Loans at any one time outstanding in excess of such Working Capital Lender’s Working Capital Revolving Commitment; (ii) no Acquisition Revolving Lender shall be required to make Acquisition Revolving Loans at any one time outstanding in excess of such Acquisition Revolving Lender’s Acquisition Revolving Commitment; and (iii) the failure of any Revolving Lender to make any Revolving Loan or of any Working Capital Revolving Lender to make any payment in respect of its participation in Swingline Loans and Letter of Credit Advances shall not in itself relieve any other Revolving Lender of its obligation to lend hereunder (provided, that no Lender shall be responsible for the failure of any other Lender to make a Loan such other Lender is obligated to make hereunder).

(e)                                  The Revolving Loans made by the Revolving Lenders on any date and the Swingline Loans made by the Swingline Lender shall be in integral multiples of $500,000; provided, however, that the LIBOR Borrowings made on any date shall be in minimum aggregate principal amounts of $1,000,000, with any increases over such minimal amount being in integral aggregate multiples of $500,000.

(f)                                    The arrangements between the Administrative Agent and the Lenders with respect to making and advancing the Revolving Loans and making payments under Letters of Credit shall be handled on the following basis:  no less than once a week, the Administrative Agent will provide each Lender with a statement showing, for the period of time since the date of the most recent of such statements previously provided, the aggregate principal amount of new Revolving Loans made to the Borrowers, the aggregate amount of new Letter of Credit Advances that have not been reimbursed, the aggregate face amount of new Letters of Credit issued for the account of the Borrowers, the aggregate principal amount of new Swingline Loans made to the Borrowers, the amount of remittances and payments actually collected and applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans, to reduce the outstanding principal balance of the Swingline Loans and to reimburse Letter of Credit Advances during such period and the outstanding principal balances of the Revolving Loans and the Swingline Loans and the aggregate Letter of Credit Exposure Amount outstanding at the end of such period.  If a Revolving Lender’s pro-rata share (based on such Revolving Lender’s Commitment Percentage) of the Revolving Loans and the unreimbursed Letter of Credit Advances made during such period exceeds such Revolving Lender’s pro-rata share of remittances and payments applied to reduce the Revolving Loans and reimburse Letter of Credit Advances during such period, the difference will be paid and made available in same day funds by such Revolving Lender to the Administrative Agent, and if such Revolving Lender’s pro-rata share (based on such Revolving Lender’s Commitment Percentage) of remittances and payments applied to reduce the Revolving Loans and reimburse Letter of Credit Advances during such period exceeds such Revolving Lender’s pro-rata share (based on such Revolving Lender’s Commitment Percentage) of the Revolving Loans and the unreimbursed Letter of Credit Advances made during such period, the difference will be paid and made available in same day funds by the Administrative Agent to such Revolving Lender.

(g)                                 The Administrative Agent shall render to the Borrowers’ Agent each month a statement of the Borrowers’ account of all transactions of the type described in Section 2.2(f), which shall be deemed to be correct and accepted by and be binding upon the Borrowers unless the Administrative Agent receives a written statement of the Borrowers’ exceptions to such account statement within thirty (30) days after such statement was rendered to the Borrowers’ Agent.

Section 2.3                                      Commitment Fees.  In consideration of each Revolving Lender’s Revolving Commitment, the Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (each a “Commitment Fee”) (computed on the basis of the actual number of days elapsed in a year composed of 360 days, subject to the terms of Section 10.6) in an amount equal to the product of (a) the Applicable Commitment Fee Percentage times (b) such Revolving Lender’s average Unused Commitment for the applicable calculation period; provided, however, that a Working Capital Revolving Lender’s pro rata share of the Swingline Exposure shall be disregarded for purposes of calculating such Working Capital Revolving Lender’s Unused Commitment for Commitment Fee purposes.  The Commitment Fee shall be due and payable in arrears (i) on the last Business Day of each of March, June, September and December prior to the Termination Date, and (ii) on the Termination Date, with each Commitment Fee to commence to accrue as of the date of this Agreement and to be effective as to any reduction in the Total Commitment pursuant to Section 2.4(a) below as of the date of any such decrease, and each Commitment Fee shall cease to accrue (except with respect to interest at the Default Rate on any unpaid portion thereof) on the Termination Date.  All past due Commitment Fees shall bear interest at the Default Rate and shall be payable upon demand by the Administrative Agent.

Section 2.4                                      Termination and Reductions of Revolving Commitments; Increase in Total Commitments.

(a)                                  Upon at least five Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce (except as noted below), (i) the Total Working Capital Revolving Commitment ratably among the Working Capital Revolving Lenders in accordance with the amounts of their Working Capital Revolving Commitments; provided, however, that the Total Working Capital Revolving Commitment shall not be reduced at any time to an amount less than the aggregate of each Working Capital Revolving Lender’s Working Capital Revolving Exposure at such time; provided, further, that the Borrowers shall not at any time reduce the Total Working Capital Revolving Commitment pursuant to this Section 2.4(a) to an amount less than $25,000,000, except pursuant to a permanent termination in whole thereof, and (ii) the Total Acquisition Revolving Commitment ratably among the Acquisition Revolving Lenders in accordance with the amounts of their Acquisition Revolving Commitments; provided, however, that (A) the Total Acquisition Revolving Commitment shall not be reduced at any time to an amount less than the aggregate of each Acquisition Revolving Lender’s Acquisition Revolving Exposure outstanding at such time and (B) any reduction to the Total Acquisition Revolving Commitment shall also reduce the amount specified in clause (b) of the defined term “Reallocated Amount” pro rata based on the applicable percentage reduction of the Total Acquisition Revolving Commitment.  Each partial reduction of the Total Commitment shall be in a minimum of $5,000,000, or an integral multiple of $1,000,000 in excess thereof.

(b)                                 To effect the payment of any and all Commitment Fees and all other Obligations outstanding and owing hereunder or under any other Loan Documents, subject to the provisions of Sections 2.1 and 4.1, the Administrative Agent may, but shall not be obligated to, cause the Working Capital Revolving Lenders to make a Working Capital Revolving Loan or, if Working Capital Revolving Loans are no longer available due to the time of day, request that the Swingline Lender make a Swingline Loan, provided, that (i) such Working Capital Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Working Capital Revolving Loan or Swingline Loan, as applicable, and the resulting payment of Commitment Fees and other Obligations under the Loan Documents to be contemporaneously paid with the proceeds of such Working Capital Revolving Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the Administrative Agent to cause the payment of any such Commitment Fees or other Obligations in accordance with the preceding sentence shall not in any way whatsoever affect the Credit Parties’ obligation to otherwise pay such amounts in accordance with the applicable terms hereof or of any other Loan Documents.

(c)                                  The Borrowers may request an increase from the earlier to occur of (x) the Syndication Date and (y) 120 days from the date of this Agreement, and until the date that is one Business Day prior to the Termination Date (i) in the aggregate Working Capital Revolving Commitments or (ii) the aggregate Acquisition Facility Commitments, provided, that (A) no Revolving Lender shall be obligated to increase its Commitment, (B) any such request for an increase shall be in a minimum amount of $10,000,000 (each such increase, a “Working Capital Facility Increase” or an “Acquisition Facility Increase” as the case may be, each a “Facility Increase”), (C) the Borrowers may make a maximum of five such requests (but no more than three requests in any 12 month period), (D) the aggregate amount of Facility Increases during the life of this Agreement shall not exceed $50,000,000, (E) at no time shall the Total Commitments exceed $700,000,000, (F) the Administrative Agent, the Swingline Lender and each Issuing Bank has approved the identity of any Person that is not a Revolving Lender at the time of the request, such approval not to be unreasonably withheld or delayed (such Person a “New Revolving Lender”), and (G) the additional procedures described in clauses (i) — (v) below have been satisfied:

(i)                                     Not more than thirty (30) days and not less than (A) fifteen (15) days for any Facility Increase involving New Revolving Lenders or (B) five (5) days for any Facility Increase that involves no New Revolving Lenders, in each case, prior to the proposed effective date of any Facility Increase, the Borrowers may make a written request for such Facility Increase to the Administrative Agent, who shall forward a copy of any such request to the Lenders.  Each request by the Borrower pursuant to the immediately preceding sentence shall specify a proposed effective date of such increase (the “Requested Increase Effective Date”), the aggregate amount of such requested increase (the “Requested Increase Amount”), and shall constitute an invitation to each of the Revolving Lenders and each New Revolving Lender (to the extent approved as provided in Section 2.4(c) above) identified in the applicable Facility Increase request, to accept additional or new Commitments under this Agreement consistent with the requested Facility Increase.  A Facility Increase will result in an increase in the aggregate Commitments only with respect to the specific Facility identified in such Facility

Increase request, although in connection with the effectiveness of such Facility Increase, Commitments in each Facility will be reallocated as provided below.

(ii)                                  Each Revolving Lender and each New Revolving Lender identified in the Facility Increase request, acting in its sole discretion and with no obligations to increase or accept any new or additional Commitments (as applicable) under such Facility shall by written notice to the Borrowers and the Administrative Agent advise the Borrowers and the Administrative Agent whether or not such Revolving Lender or New Revolving Lender, as the case may be, agrees to all or any portion of such increase in or new Commitments under such Facility within (A) ten (10) days after the Borrower’s request with respect to any Facility Increase involving New Revolving Lenders and (B) five (5) days after the Borrower’s request with respect to any Facility Increase that involved no New Revolving Lenders.  If any such Revolving Lender or New Revolving Lender (as the case may be) shall not have responded affirmatively within the applicable time period for such Facility Increase, such Revolving Lender or New Revolving Lender shall be deemed to have rejected the Borrower’s request for an increase or allocation in such Commitment in full.  Additionally, each Issuing Bank and the Swingline Lender shall confirm that all New Revolving Lenders are acceptable by providing electronic confirmation (or other form of authenticated notice) to the Administrative Agent.  Promptly following the conclusion of such period, the Administrative Agent shall notify the Borrower of the results of the request for the applicable Facility Increase.

(iii)                               With respect to each Facility Increase (A) each Lender that so elects to increase its Commitment under such Facility (each an “Increasing Lender”), each New Revolving Lender, the Administrative Agent and the Borrowers’ Agent shall have executed and delivered an agreement, substantially in the form attached hereto as (an “Facility Increase Agreement”); (B) any fees and other amounts (including, without limitation, pursuant to Section 10.9) payable by the Borrowers in connection with such increase and accession shall have been paid; (C) no Default or Event of Default has occurred and is continuing or would result from such increase in the Commitments; and (D) delivery of an Availability Certificate dated as of the date of such increase.

(iv)                              On any Requested Increase Effective Date with respect to any Facility, (A) each Increasing Lender or New Revolving Lender thereof shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine for the benefit of the other Revolving Lenders as being required in order to cause (after giving effect to such increase and the use of such amounts to make payments to the other Lenders under such Facility) each Revolving Lender’s portion of the outstanding Loans of all Revolving Lenders under each Facility to equal its Total Commitment Percentage, (B) the Borrowers shall be deemed to have repaid all outstanding Loans of all the Revolving Lenders under each Facility and reborrowed such repaid Loans from each Revolving Lender in amounts consistent with each Lender’s Total Commitment Percentage as of such Requested Increase Effective Date (after giving effect to the Facility Increase) and (C) the participations in Letters of Credit and Swingline Loans shall be adjusted to reflect changes in the applicable Total Commitment Percentages.  The deemed payments made pursuant to clause (B) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrowers pursuant to the provisions Section 2.13 if the deemed payment occurs other than on an Interest Payment Date; provided, that the Administrative Agent and each Revolving Lender shall cooperate with the Borrowers to reduce and/or eliminate any such indemnification payments to the extent reasonably possible if such cooperation would not subject the Administrative Agent or such Revolving Lender, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Administrative Agent or such Lender.

(v)                                 Upon the Requested Increase Effective Date with respect to each Facility, Schedule I of the Facility Increase Agreement, which shall reflect the Commitments and the applicable Commitment Percentages of the Revolving Lenders under each Facility at such time, shall be deemed to supersede Schedule 1.1A hereto without any further action or consent of any party.  The Administrative Agent shall cause a copy of such revised Schedule 1.1A to be promptly available to the Issuing Lenders and the Revolving Lenders.

Section 2.5                                      Mandatory Prepayments.

(a)                                  If the aggregate Working Capital Revolving Exposure at any time exceeds the Total Working Capital Revolving Commitment (including upon the conclusion of any Reallocation Period), the Administrative Agent shall notify the Borrowers’ Agent of such excess amount (such notice being permitted to be given orally to a Responsible Officer so long as it is promptly followed in writing) and the Borrowers shall immediately make a prepayment on the Working Capital Revolving Loans or repay or Cash Collateralize the Letter of Credit Exposure Amount or cause one or more Swingline Loans to be prepaid or one or more Letters of Credit to be canceled and surrendered in an amount sufficient to reduce the aggregate Working Capital Revolving Exposure to an amount no greater than the Total Working Capital Revolving Commitment.  Any prepayments required by this subparagraph (a) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

(b)                                 The Borrowers shall make prepayments of the Working Capital Revolving Loans and the Swingline Loans or repay or Cash Collateralize the Letter of Credit Exposure Amount from time to time so that the Availability equals or exceeds zero at all times.  Specifically, if the Availability at any time is less than zero, the Administrative Agent shall notify the Borrowers’ Agent of the deficiency (such notice being permitted to be given orally to a Responsible Officer so long as it is promptly followed in writing) and the Borrowers shall immediately make a prepayment on the Working Capital Revolving Loans or otherwise reimburse the Administrative Agent for Letter of Credit Advances or cause one or more Swingline Loans to be prepaid or one or more Letters of Credit to be canceled and surrendered in an amount sufficient to cause the Availability to be at least equal to zero.  Any prepayments required by this subparagraph (b) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

(c)                                  If the aggregate Acquisition Revolving Exposure at any time exceeds the Total Acquisition Revolving Commitment, the Administrative Agent shall notify the Borrowers’ Agent of such excess amount (such notice being permitted to be given orally to a Responsible Officer so long as it is promptly followed in writing) and the Borrowers shall immediately make a prepayment on the Acquisition Revolving Loans in an amount sufficient to reduce the aggregate Acquisition Revolving Exposure to an amount no greater than the Total Acquisition Revolving Commitment.  Any prepayments required by this subparagraph (c) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).

(d)                                 Within five Business Days of the date of receipt by any Credit Party of Net Proceeds of any Disposition by a Credit Party of any Property (including casualty losses or condemnations but excluding Dispositions that qualify as Permitted Dispositions under Section 7.4), the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.7(d) in an amount equal to 100% of such Net Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such Disposition; provided, that no prepayment shall be required except to the extent the Net Proceeds from any such Disposition, taken together with any other Dispositions during the same fiscal year, exceed $10,000,000; provided further, that so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom or arise under the immediately following clause (B), (B) if a Default is then occurring, the Net Proceeds have been deposited into a Controlled Account that is subject to the sole and exclusive control of the Collateral Agent and remain in such Controlled Account for a period not less than the grace period provided for such Default to become an Event of Default hereunder (including any extensions of such period granted hereunder) or such Default is cured, (C) Borrowers’ Agent shall have given Administrative Agent prior written notice of the Borrowers’ intention to reinvest such proceeds in other Property useful in the business of the Credit Parties, (D) the monies are held in a Controlled Account, and (E) the Credit Parties complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Credit Parties shall have the option to reinvest such proceeds unless and to the extent that such applicable period shall have expired without such reinvestment being made or completed, in which case, any amounts remaining in the Controlled Account shall be paid to the Agent and applied in accordance with Section 2.7(d).  Nothing contained in this Section 2.5(d) shall permit the Credit Parties to sell or otherwise dispose of any Property other than in accordance with Section 7.4.

(e)                                  Within five Business Days of the date of incurrence by any Credit Party of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.7(d) in an amount equal to 100% of the Net Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.5(e) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(f)                                    Once during each fiscal year, the Borrowers shall prepay the aggregate outstanding Working Capital Revolving Loans in order to reduce the outstanding Working Capital Revolving Loans to an aggregate amount less than $50,000,000 for each day in a period of 30 consecutive days (the “Clean Down Period”).

(g)                                 In addition to the mandatory prepayments required by Sections 2.5(a) 2.5(b), 2.5(c), 2.5(d), 2.5(e), and 2.5(f) above, the Borrowers shall have the right, at their option, to prepay any of the Loans in whole at any time or in part from time to time, without premium or penalty, except as otherwise provided in this Section 2.5 or of Sections 2.8, 2.9, 2.10 or 2.11.  Each prepayment of Swingline Loans or Revolving Loan Alternate Base Rate Borrowings may be made in an amount not less than $1,000,000 and whole multiples of $250,000 in excess thereof, and such prepayments shall be applied against the Working Capital Revolving Loans, the Acquisition Revolving Loans or the Swingline Loans, as applicable.  Prepayments under this subparagraph (i) shall be subject to the following additional conditions:

(i)                                     In giving notice of prepayment as hereinafter provided, the Borrowers shall specify, for the purpose of paragraphs (ii) and (iii) immediately following, the manner of application of such prepayment as between Alternate Base Rate Borrowings and LIBOR Borrowings and as between Swingline Loans, Working Capital Revolving Loans and Acquisition Revolving Loans; provided, that LIBOR Borrowing prepayments shall be made in a principal amount of $1,000,000 or whole multiples of $1,000,000 in excess thereof.

(ii)                                  Prepayments applied to any LIBOR Borrowing may be made on any Business Day, provided, that (A) the Borrowers’ Agent shall have given the Administrative Agent at least three Business Days’ prior irrevocable written or telecopied notice of such prepayment specifying the principal amount of the LIBOR Borrowing to be prepaid, the particular LIBOR Borrowing to which such prepayment is to be applied and the prepayment date; and (B) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing to be prepaid, the Borrowers shall pay upon demand directly to the Administrative Agent for the account of the applicable Lenders the Consequential Loss as a result of such prepayment.

(iii)                               Prepayments applied to any Alternate Base Rate Borrowing may be made on any Business Day, provided, that with respect thereto the Borrowers’ Agent shall have given the Administrative Agent prior irrevocable written notice or notice by telephone (which is to be promptly confirmed in writing) of any such prepayment on the Business Day of such prepayment, specifying the principal amount of the Alternate Base Rate Borrowing to be prepaid.

(h)                                 If any notice of any prepayment has been given, the principal amount specified in such notice, together with (in the case of any prepayment of a LIBOR Borrowing) interest thereon to the date of prepayment and any resulting Consequential Loss, shall be due and payable on such prepayment date; provided, that a notice of prepayment delivered by the Borrowers’ Agent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers’ Agent (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  The Borrowers shall pay to the Administrative Agent upon its demand all costs and expenses incurred in connection with any prepayment notice revoked pursuant to the preceding sentence, including any Consequential Loss arising as a result of the early termination of Interest Periods in effect for LIBOR Borrowings.

Section 2.6                                      Notes; Payments; Accounts.

(a)                                  Subject to the provisions of Section 10.11 hereof relating to replacement and substitution of the Notes, (i) all Working Capital Revolving Loans made by a Working Capital Revolving Lender to the Borrowers shall, at such Working Capital Lender’s request, be evidenced by a single Working Capital Revolving Credit Note dated as of the Closing Date, delivered and payable to such Working Capital Revolving Lender in a principal amount equal to such Working Capital Revolving Lender’s Working Capital Revolving Commitment as of the Closing Date, (ii) all Acquisition Revolving Loans made by an Acquisition Revolving Lender to the Borrowers shall, at such Acquisition Revolving Lender’s request, be evidenced by a single Acquisition Revolving Credit Note dated as of the Closing Date, delivered and payable to such Acquisition Revolving Lender in a principal amount equal to such Acquisition Revolving Lender’s Acquisition Revolving Commitment as of the Closing Date, and (iii) all Swingline Loans made by the Swingline Lender to the Borrowers shall, at the Swingline Lender’s request, be evidenced by a single Swingline Note dated as of the Closing Date, delivered and payable to the Swingline Lender in a maximum principal amount equal to $50,000,000.

(b)                                 The outstanding principal balance of each and every Revolving Loan, as evidenced by the Notes, shall mature and be fully due and payable on the Termination Date.  The outstanding principal balance of each and every Swingline Loan, as evidenced by the Swingline Note, shall mature and be fully due and payable on the earlier to occur of the Termination Date or the date such Swingline Loans are required to be paid with proceeds of Working Capital Revolving Loans in accordance with Section 2.16(c).

(c)                                  Subject to Section 10.6, the Borrowers hereby agree to pay accrued interest on the unpaid principal balance of the Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date of this Agreement.  After the Termination Date, accrued and unpaid interest on the Loans shall be payable on demand.

(d)                                 To effect payment of accrued interest owing on the Loans as of the Interest Payment Dates, subject to the provisions of Sections 2.1 and 4.1, the Administrative Agent may, but shall not be obligated to, cause the Working Capital Revolving Lenders to make a Working Capital Revolving Loan or, if Working Capital Revolving Loans are no longer available due to the time of day, request that the Swingline Lender make a Swingline Loan to pay in full the amount of accrued interest owing and payable on the Loans as of the respective Interest Payment Date, provided, that (i) such Working Capital Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Working Capital Revolving Loan or Swingline Loan, as applicable, and the resulting payment of accrued interest to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the Administrative Agent to cause a payment of any accrued interest owing on the Loans on any Interest Payment Date in accordance with the preceding sentence shall not in any way whatsoever effect the Credit Parties’ obligation to otherwise pay such amounts in accordance with the applicable terms hereof or any other Loan Documents.

(e)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type of each Loan made hereunder, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)                                    The entries made in the accounts maintained pursuant to paragraph (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

Section 2.7                                      Application of Payments and Prepayments.

(a)                                  Prepayments on the Working Capital Revolving Loans shall be applied to payment of the aggregate unpaid principal amounts of the Working Capital Revolving Loans, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on the Working Capital Revolving Loans in accordance with Section 2.6(c) shall be applied to the aggregate accrued interest then outstanding under the Working Capital Revolving Loans.

(b)                                 Prepayments on the Acquisition Revolving Loans shall be applied to payment of the aggregate unpaid principal amounts of the Acquisition Revolving Loans, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on the Acquisition Revolving Loans in accordance with Section 2.6(c) hereof shall be applied to the aggregate accrued interest then outstanding under the Acquisition Revolving Loans.

(c)                                  Prepayments on the Swingline Loans shall be applied to payment of the aggregate unpaid principal amount of the Swingline Loans, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on the Swingline Loans in accordance with Section 2.6(c) shall be applied to the aggregate accrued interest then outstanding under the Swingline Loans.

(d)                                 All repayments required pursuant to Section 2.5(d) and (e) shall be applied as follows: first to pay interest due in respect of the Acquisition Revolving Loans; second, to pay principal of the Acquisition Revolving Loans; third, to pay interest due in respect of the Swingline Loans; fourth, to pay principal of the Swingline Loans; fifth, to pay interest due in respect of the Working Capital Revolving Loans; and sixth, to pay principal of the Working Capital Revolving Loans.

(e)                                  All payments remitted to the Administrative Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees or other specific Obligations, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to any Agent from the Borrowers (on a pro rata basis); second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (on a pro rata basis); third, to pay interest due in respect of all Swingline Loans; fourth, to pay interest due in respect of all Revolving Loans (including any Consequential Loss resulting from such payment) (on a pro rata basis); fifth, to pay or prepay principal of the Swingline Loans; sixth, to pay or prepay principal of the Acquisition Revolving Loans, principal of the Working Capital Revolving Loans, unpaid reimbursement obligations in respect of Letters of Credit (on a pro rata basis); and seventh, to the payment of any other Obligation due to any Agent or any Lender (on a pro rata basis), provided, however, that, notwithstanding the foregoing, the proceeds of any sale, or other realization upon all or any part of the Collateral shall be applied by the Administrative Agent in accordance with the terms of any Intercreditor Agreement then in effect.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers’ Agent, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payments which it receives to any LIBOR Borrowing, except (i) on the expiration date of the Interest Period applicable to any such LIBOR Borrowing, or (ii) in the event, and only to the extent, that there are no outstanding Alternate Base Rate Borrowings.

(f)                                    Upon receipt by the Administrative Agent: (i) prior to the termination of the Intercreditor Agreement of any amounts in connection with the Obligations pursuant to Section 9 of the Intercreditor Agreement for the benefit of the Secured Parties under this Agreement, and (ii) as of and after the termination of the Intercreditor Agreement, of any Proceeds of Collateral or payments after an Event of Default by any Guarantor, in the case of each of clause (i) and (ii), the Administrative Agent shall apply all or any part of such amounts, whether or not held in any collateral account or otherwise received by the Administrative Agent, against the Obligations, such application to be in the following order: first, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents; second to pay (a) all Credit Obligations, (b) the Secured Qualified Hedging Obligations, (c) the Secured Qualified Bank Product Obligation, and (d) the Cash Collateralization of any outstanding Letters of Credit to the Issuing Lenders, pro rata among the Secured Parties according to the amounts of such Obligations then held by such Secured Parties; provided that the pro rata share of such Proceeds reserved for Qualified Counterparties under clauses (b) and (c) above, shall be allocated among such Qualified Counterparties according to their portion of the Qualified Obligation Aggregate Cap agreed from time to time with the Technical Agent; and third, any balance of such Proceeds remaining after the Termination Date, shall be paid over to the applicable Grantor or to whomsoever else may be lawfully entitled to receive the same.

(g)                                 Except for any settlement delay provided or specified in Section 2.2(f) or as otherwise provided in Section 2.20 with respect to a Defaulting Lender, each payment or prepayment received by the Administrative Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.  If the Administrative Agent fails to send to any Lender the product of such Lender’s Commitment Percentage, times the aggregate amount of any such payment or prepayment received by the Administrative Agent for the account of all the Lenders by the close of business on the date such payment was deemed received by the Administrative Agent in accordance with Section 2.7(h) below, the Administrative Agent shall pay to such Lender interest on such Lender’s pro-rata portion of such payment timely received by the Administrative Agent from such date of receipt by the Administrative Agent to the date that such Lender receives its pro-rata portion of such payment, such interest to accrue at the Federal Funds Effective Rate and to be payable upon written request from such Lender.

(h)                                 All sums payable by the Borrowers to the Administrative Agent hereunder or pursuant to the Notes or any of the other Loan Documents for its own account or the account of the Lenders shall be payable in United States dollars in immediately available funds not later than 2:00 p.m. on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind.  Any such payment or prepayment received and accepted by the Administrative Agent after 2:00 p.m. shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day.  All such payments or prepayments shall be made at the Principal Office.  If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension.

Section 2.8                                      Interest Rates for Loans.

(a)                                  Subject to Section 10.6, the Loans shall bear interest on their respective outstanding principal balances at the Alternate Base Rate; provided, that (i) at the request of the Administrative Agent or the Required Lenders, all principal outstanding, whether then due and payable, after the occurrence of an Event of Default that has not been cured to the satisfaction of the Administrative Agent and the requisite Lenders required hereunder or waived in writing by the Administrative Agent and the requisite Lenders required hereunder shall bear interest at the Default Rate, which shall be due and payable upon demand, (ii) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand, and (iii) subject to the provisions hereof, the Borrowers shall have the option of having all or any portion of the principal balances from time to time outstanding under the Loans (other than Swingline Loans) bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate (together with the Alternate Base Rate, individually herein called an “Interest Option” and collectively called “Interest Options”).  The records of the Administrative Agent, with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error.  Interest on the Loans shall be calculated at the Alternate Base Rate, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate is to apply.

(b)                                 The Borrowers shall have the right to designate or convert their Interest Options in accordance with the provisions hereof.  Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of the last sentence of Section 2.8(a) and the provisions of Sections 2.8, 2.9, 2.10 or 2.11, the Borrowers may elect to have the Adjusted LIBOR Rate apply or continue to apply to all or any portion of the principal balances of the Revolving Loans.  Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Revolving Loans, but such conversion alone shall not change the outstanding principal balance of the Revolving Loans.  The Interest Options shall be designated or converted in the manner provided below:

(i)                                     The Borrowers’ Agent shall give the Administrative Agent notice by telephone, promptly confirmed by written notice (the “Rate Selection Notice”)

substantially in the form of Exhibit F hereto.  Each such telephone and written notice shall specify the amount and type of borrowings that are the subject of the designation; the amount and type of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period or Periods, if any, selected by the Borrowers.  Such notice by telephone, and followed by written notice, shall be irrevocable and shall be given to the Administrative Agent no later than the applicable Rate Selection Date.  If (A) a new Revolving Loan is to be a LIBOR Borrowing, (B) an existing LIBOR Borrowing is maturing at the time that a new Revolving Loan is being requested and the Borrowers are electing to have such existing portion of the outstanding principal balance of the Revolving Loans going forward bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan, or (C) a portion of a Alternate Rate Borrowing is to be converted so as to bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan, then the Rate Selection Notice shall be included in the Request for Extension of Credit applicable to the new Revolving Loan, which shall be given to the Administrative Agent no later than the applicable Rate Selection Date.

(ii)                                  No more than six LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time with respect to either the Working Capital Revolving Loans or the Acquisition Revolving Loans.  Each LIBOR Borrowing shall be in a minimum aggregate principal amount of at least $1,000,000, with any increases over such minimum amount being in integral aggregate multiples of $500,000.

(iii)                               Principal included in any borrowing shall not be included in any other borrowing which exists at the same time.

(iv)                              Each designation or conversion shall occur on a Business Day.

(v)                                 Except as provided in Sections 2.8, 2.9, 2.10 or 2.11, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable Interest Period unless the Borrowers pay any resulting Consequential Loss.

(vi)                              The Administrative Agent shall promptly advise the Lenders of any Rate Selection Notice given pursuant to this Section 2.8 and of each Lender’s pro-rata portion of such designation or conversion hereunder.

(c)                                  All fees (including the Commitment Fee) will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d)                                 All interest on LIBOR Borrowings will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(e)                                  All interest on Alternate Base Rate Borrowings will be computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 2.9                                      Illegality.  If any Lender determines that any Change in Law has made it unlawful or impracticable, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, fund, permit the establishment of or maintain any LIBOR Borrowing or to determine or charge interest rates based upon the Adjusted LIBOR Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then (a) the commitment of the Lenders to establish or maintain the Adjusted LIBOR Rate affected by such adoption or change shall forthwith be canceled, (b) the affected LIBOR Borrowings shall be automatically converted to Alternate Base Rate Borrowings, and (c) the Borrowers shall forthwith, upon demand by the Administrative Agent to the Borrowers’ Agent, (i) pay all accrued and unpaid interest to date on the amount so converted; and (ii) pay any amounts required to compensate the Administrative Agent and the Lenders for any additional cost or expense which the Administrative Agent or any Lender may incur as a result of such Change in Law and any Consequential Loss which the Administrative Agent or any Lender may incur as a result of such conversion to the Alternate Base Rate.  If, when the Administrative Agent so notifies the Borrowers’ Agent, the Borrowers have given a Rate Selection Notice specifying one or more borrowings of the type with respect to which such demand was made but the selected Interest Period or Interest Periods has not yet begun, such Rate Selection Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans specified in such Rate Selection Notice shall bear interest at the Alternate Base Rate until a different available Interest Option shall be designated in accordance herewith.

Section 2.10                                Inability to Determine Rates.  If for any reason with respect to any Interest Period the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that:  (i) the Administrative Agent is unable through its customary general practices to determine a rate at which the Administrative Agent is offered deposits in Dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market generally, the Administrative Agent is not being offered deposits for the applicable Interest Period and in an amount equal to the amount of any LIBOR Borrowing requested by the Borrowers, or (ii) the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to any Revolving Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then the Administrative Agent shall give the Borrowers’ Agent notice thereof explaining in reasonable detail the circumstances giving rise to such notice, and thereupon, (A) any Rate Selection Notice previously given by the Borrowers designating an Adjusted LIBOR Rate which has not commenced as of the date of such notice from the Administrative Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until the circumstances giving rise to such notice from the Administrative Agent no longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate shall be deemed a request for an Alternate Base Rate Borrowing, and each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from the Borrowers, upon the termination of the Interest Period then in effect to an Alternate Base Rate Borrowing.

Section 2.11                             Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(ii)                                  subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Taxes imposed on or measured by net income as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such

Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12                             Taxes.

(a)                                 Issuing Bank.  For purposes of this Section 2.12, the term “Lender” includes any Issuing Bank.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under this Agreement, under the Notes, under any Letter of Credit or under any other Loan Documents shall be made without deduction or withholding for any taxes, except as provided by any Legal Requirement.  If any Legal Requirement requires the deduction or withholding of any Tax from any such payment, then the applicable Credit Party shall (A) promptly notify the applicable Recipient of such requirement to so deduct or withhold such Tax, (B) pay to the relevant Governmental Authorities the full amount required to be so deducted or withheld, (C) promptly forward to such Recipient an official receipt (or certified copies thereof), or other documentation reasonably acceptable to such Recipient evidencing such payment to such Governmental Authorities and (D) if such Tax is an Indemnified Tax, pay to such Recipient, in addition to whatever net amount of such payment is paid to such Recipient, such additional amount as is necessary to ensure that the total amount actually received by such Recipient (free and clear of Indemnified Taxes imposed on or with respect to such additional amount) will equal the full amount of the payment such Recipient would have received had no such deduction or withholding in respect of Indemnified Taxes been required.

(c)                                  Payment of Other Taxes by the Borrower.  In addition, the relevant Credit Party or Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)                                 Indemnification by the Borrower.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand (including, if available, a copy of the certificate of payment or similar document) therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify each Agent, within 10 days after written demand (including a copy of the certificate of payment or similar document, if available), for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes such Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this clause (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.12, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower’s Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower’s Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower’s Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower’s Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower’s Agent or the Administrative Agent as will enable the Borrower’s Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(g)(ii)(A), (g)(ii)(B),

(g)(ii)(C) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower’s Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower’s Agent or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower’s Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower’s Agent or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower’s Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower’s Agent or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower’s Agent or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower’s Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower’s Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower’s Agent or the Administrative Agent as may be necessary for the Borrower’s Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower’s Agent and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Survival.  Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13                             Compensation for Losses.  The Borrowers hereby agree (without duplication of any other indemnity obligation hereunder) to indemnify each Agent and each of the Revolving Lenders against and hold each of them harmless from any Consequential Loss which it may incur or sustain as a consequence of (a) any prepayment (mandatory or optional) of any LIBOR Borrowing, (b) any acceleration of the Revolving Loans or exercise of remedies upon an Event of Default that results in the repayment or conversion of any LIBOR Borrowing, or any increase in the cost of maintaining any LIBOR Borrowing, (c) any failure by the Borrowers to convert or to borrow any LIBOR Borrowing on the date specified by the Borrowers, (d) any assignment of any LIBOR Borrowing on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 2.14(b) or (e) any increase in commitments pursuant to Section 2.4(c) that results in a repayment of any LIBOR Borrowing on a date other than an Interest Payment Date.  This indemnity shall survive termination of the Commitment and this Agreement.  A certificate as to any additional amounts payable to an Agent or any Revolving Lender pursuant to this paragraph, detailing the basis therefor and submitted by such Agent or such Revolving Lender to the Borrowers’ Agent shall be conclusive and binding upon the Borrowers, absent manifest error, provided the calculation thereof is set forth in reasonable detail in such notice.

Section 2.14                             Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.11 or 2.12, as the case may be, in the future, and (ii) would not subject such Lender to unreimbursed cost or expenses in excess of $1,000 over the life of this Agreement and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.11), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.11 or 2.12) and obligations under this Agreement and the related Loan Documents at par to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.11;

Section 2.15                             Letters of Credit.

(a)                                 Subject to the terms and conditions contained herein, the Borrowers shall have the right to utilize a portion of the Working Capital Revolving Commitment from time to time prior to the Termination Date to obtain from an Issuing Bank one or more Letters of Credit for the account of the Borrowers in such amounts and in favor of such beneficiaries as the Borrowers from time to time shall request; provided, that in no event shall an Issuing Bank issue or have any obligation to issue any Letter of Credit if (i) the face amount of such Letter of Credit, plus the Letter of Credit Exposure Amount at such time would exceed the Dollar Equivalent of $200,000,000, (ii) the face amount of such Letter of Credit would exceed Availability, (iii) such Letter of Credit would have an expiry date beyond the earlier to occur of (A) five Business Days prior to the scheduled Termination Date, (B) with respect to Standby Letters of Credit, one full year after the issuance date of such Standby Letter of Credit, or (C) with respect to Trade Letters of Credit, 180 days after the issuance date of such Trade Letter of Credit, (iv) such Letter of Credit is not in a form and does not contain terms satisfactory to the Administrative Agent in its reasonable credit judgment, (v) the Borrowers have not executed and delivered such Applications and other information, instruments and agreements relating to such Letter of Credit as the Administrative Agent and the applicable Issuing Bank shall have reasonably requested, (vi) a Default or Event of Default has occurred and is continuing, (vii) after giving effect to the issuance of any Letter of Credit, the aggregate amount of outstanding Letter of Credit Exposure Amount attributable to Letters of Credit issued by such Issuing Bank exceeds such Issuance Bank’s Issuance Cap, (viii) such Letter of Credit is not being issued or has not been issued in connection with transactions occurring in the ordinary course of business of the Credit Parties or (ix) the maximum Dollar Equivalent of Letters of Credit issued in Canadian Dollars shall not exceed $5,000,000.  Each Letter of Credit may be issued for the account of or used by the Borrowers or any of their Subsidiaries that are Credit Parties, but the Credit Parties shall have full liability for each Letter of Credit.  The above limitations on the tenor of any Standby Letter of Credit issued hereunder shall not be deemed to be violated by the inclusion in such Standby Letter of Credit of an “evergreen clause” providing for the automatic renewal of such Standby Letter of Credit for successive periods not exceeding one year in each instance, absent notice to the beneficiary and the account party of the applicable Issuing Bank’s election not to renew such Standby Letter of Credit at least 30 days prior to the then effective expiry date of such Letter of Credit.

(b)                                 If requesting the issuance of any Letter of Credit, the Borrowers’ Agent on behalf of the Borrowers shall give at least three (3) Business Days’ prior written notice, which written notice shall be the requisite Application for a Letter of Credit on such Issuing Bank’s customary form.  In accordance with the provisions of Section 2.2(f), the Administrative Agent shall periodically notify each Working Capital Revolving Lender that a Letter of Credit has been requested in the amount reflected in such Application and inform such Lender of the amount of its pro-rata portion of such proposed Letter of Credit (based upon such Lender’s Commitment Percentage).  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Simultaneously with an Issuing Bank’s issuance and delivery of any Letter of Credit, such Issuing Bank shall be deemed, without further action, to have sold to each Working Capital Revolving Lender, and each such Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation interest (which participation shall be nonrecourse to such Issuing Bank) equal to such Lender’s Commitment Percentage at such time in such Letter of Credit and all of the Letter of Credit Exposure Amount related to such Letter of Credit.  Each Working Capital Revolving Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit, as well as its obligation to make the payments specified in this Section 2.15 and the right of such Issuing Bank to receive the same in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default hereunder, and that each such payment shall be made in Dollars and without any offset, abatement, withholding or reduction whatsoever.

(d)                                 The Borrowers promise to repay, to the applicable Issuing Bank, the amount of all Letter of Credit Advances on a same-day basis.  To effect repayment of any such Letter of Credit Advance not reimbursed by the Borrowers, the Administrative Agent shall, to the extent available, satisfy such Letter of Credit Advance (subject to the terms and conditions of Section 2.1 and Section 4.1) by causing the Working Capital Revolving Lenders to make a Working Capital Revolving Loan if (i) such Letter of Credit Advance is (and such Working Capital Revolving Loan is to be) made prior to the Termination Date, (ii) the Availability would be equal to or greater than zero after giving effect to such Working Capital Revolving Loan and the resulting repayment of such Letter of Credit Advance to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing, and any such Working Capital Revolving Loan shall bear interest pursuant to Section 2.8(a) at the Alternate Base Rate.  If any Letter of Credit Advance cannot be so satisfied, such Letter of Credit Advance shall be considered for all purposes as a demand obligation owing by the Borrowers to the Administrative Agent, and each such Letter of Credit Advance shall bear interest from the date thereof at the Default Rate, without notice of presentment, demand, protest or other formalities of any kind (said past due interest on such Letter of Credit Advance being payable on demand).  The unavailability of a Working Capital Revolving Loan to effect repayment of any such Letter of Credit Advance in accordance with the second sentence of this Section 2.15(d) shall not in any way whatsoever affect the Borrowers’ obligation to pay each Letter of Credit Advance on demand and to pay interest at the Default Rate on the amount of such unreimbursed Letter of Credit Advance.  Except for any settlement delay provided in Section 2.2(f), the Administrative Agent will pay to each Working Capital Revolving Lender such Lender’s Working Capital Commitment Percentage of all amounts received from the Borrowers by the Administrative Agent, if any, for application, in whole or in part, against the Letter of Credit Advances in respect to any Letter of Credit, but only to the extent such Working Capital Revolving Lender has made its full pro-rata payment of each drawing under the Letter of Credit to which such Letter of Credit Advance relates.  All rights, powers, benefits and privileges of this Agreement with respect to the Revolving Loans, all security therefor (including the Collateral) and guaranties thereof (including the Guaranties) and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the Borrowers contained in this Agreement with respect to the Revolving Loans shall apply to such Letter of Credit Advances.

(e)                                  In consideration of the issuance of each Letter of Credit pursuant to the provisions of this Section 2.15, the Borrowers agree to pay (subject to Section 10.6) to the Administrative Agent for the ratable benefit of the Working Capital Revolving Lenders a letter of credit fee (computed on the basis of the actual number of days elapsed in a year composed of 360 days) in an amount equal to the product of (i) the Applicable Margin in effect for LIBOR Borrowings for the applicable period times (ii) the undrawn amount of the applicable Letter of Credit, with each letter of credit fee to commence to accrue as of the date of issuance of such Letter of Credit and to be effective as to any reductions in the undrawn amount of such Letter of Credit as of the date of any such reduction (whether resulting from payments thereunder by the Administrative Agent, by agreement of the beneficiary thereunder or automatically by the terms of the Letter of Credit).  Such letter of credit fee shall be due and payable, in arrears, on the last Business Day of each calendar quarter and on the Termination Date.

(f)                                   The Borrowers hereby agree to pay to the Issuing Bank issuing a Letter of Credit hereunder for such Issuing Bank’s sole benefit a fronting fee separately agreed with such Issuing Bank per annum on the available amount of each Letter of Credit issued hereunder computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Fronting fees shall be due and payable to the applicable Issuing Banks in immediately available funds on the first Business Day after the end of March, June, September and December and upon the Termination Date.  All past due fronting fees shall bear interest at the Default Rate and shall be payable upon demand by the Administrative Agent.  The Borrowers also hereby agree to pay to such Issuing Bank for such Issuing Bank’s sole benefit any and all other issuance, administrative, amendment, negotiation, payment and other normal and customary fees which are charged by such Issuing Bank in connection with the issuance or negotiation of any of Letter of Credit and the presentation or payment of any draw under any such Letter of Credit, with all of such amounts being due and payable to the Administrative Agent upon demand.

(g)                                  The obligations of the Borrowers under this Agreement in respect of the Letters of Credit and all Letter of Credit Advances are absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Loan Document;

(ii)                                  any amendment or waiver of default under or any consent to departure from the terms of this Agreement or any Letter of Credit without the express prior written consent of the Administrative Agent;

(iii)                               the existence of any claim, set-off, defense or other right which any beneficiary or any transferee of any Letter of Credit (or any entities for whom any such beneficiary or any such transferee may be acting), or any Person (other than the Administrative Agent or the Lenders) may have, whether in connection with this

Agreement, the Letters of Credit, the transactions contemplated hereby or any unrelated transaction;

(iv)                              any statement, draft, certificate, or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided, that the Administrative Agent will examine each document presented under each Letter of Credit to ascertain that such document appears on its face to comply with the terms thereof; and

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(vi)                              Subject to the settlement delay procedures of Section 2.2(f), the Administrative Agent shall give facsimile notice or electronic mail communication to the Working Capital Revolving Lenders of the receipt and amount of any draft presented under any Letter of Credit and the date on which payment thereon will be made, and each of the Working Capital Revolving Lenders shall, by 1:00 p.m. on the date such payment is to be made under such Letter of Credit, pay in immediately available funds, an amount equal to the product of (i) such Lender’s Working Capital Commitment Percentage times (ii) the amount of such payment to be made by the applicable Issuing Bank to the beneficiary under such Letter of Credit.  Any Working Capital Revolving Lender failing to timely deliver its requisite portion of any such payment shall deliver the same to the Administrative Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Administrative Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.  Each Working Capital Revolving Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge, and to indemnify and hold the Administrative Agent harmless from liability in respect of, such Lender’s pro-rata share (based on such Lender’s Working Capital Commitment Percentage) of any amounts owing by such Lender to the Administrative Agent in accordance with the immediately preceding sentence.

(h)                                 On the date falling 15 Business Days prior to the Termination Date or if any Event of Default shall occur and be continuing, on the Business Day that the Borrowers’ Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Working Capital Revolving Lenders with Letter of Credit Exposure Amount representing greater than 50% of the total Letter of Credit Exposure Amount) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Working Capital Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Letter of Credit Exposure Amount as of such date plus accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clauses (l), (m) or (n) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Technical Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse a Working Capital Revolving Lender for Letter of Credit Advances for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Exposure Amount at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Working Capital Revolving Lenders with Letter of Credit Exposure Amount representing greater than 50% of the total Letter of Credit Exposure Amount), be applied to satisfy other Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(i)                                     The Existing Letter of Credit shall be deemed to have been issued pursuant to this Section 2.15 and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

Section 2.16                             Swingline Loans.

(a)                                 Subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make loans for the Swingline Lender’s own account (each a “Swingline Loan”) to the extent the same would otherwise have been available to the Borrowers under the Working Capital Revolving Commitment in an aggregate principal amount at any one time outstanding up to, but not exceeding, $50,000,000; provided, however, that at no time shall the Swingline Lender make any Swingline Loan to the extent that, after giving effect to such Swingline Loan, the aggregate amount of each Working Capital Revolving Lender’s Working Capital Revolving Exposure at such time would exceed the Total Working Capital Revolving Commitment; and provided further, however, that the Swingline Lender shall not make any Swingline Loan if any Event of Default exists of which the Swingline Lender has actual knowledge.  Each Swingline Loan shall be a Alternate Base Rate Borrowing and shall in any event mature no later than the Termination Date.  Subject to the conditions herein and within the limits set forth in the first sentence of this paragraph, any Swingline Loan prepaid prior to the Termination Date may be reborrowed as an additional Swingline Loan by the Borrowers pursuant to the terms of this Agreement.

(b)                                 To request a Swingline Loan, the Borrowers’ Agent shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers’ Agent, and subject to the terms of this Agreement, the

Swingline Lender may make a Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers specified in such request with the Swingline Lender by 5:00 p.m. on the requested date of such Swingline Loan.

(c)                                  No less frequently than once per week and at such other times as the Swingline Lender may desire, the Swingline Lender shall submit a written settlement request to the Administrative Agent, which settlement request shall specify the outstanding principal amount of the Swingline Loans to be repaid.  Each Working Capital Revolving Lender shall pay to the Administrative Agent, for the account of the Swingline Lender, in the manner provided below, such Working Capital Revolving Lender’s Working Capital Commitment Percentage of all of the outstanding Swingline Loans specified in each settlement request.  The Administrative Agent shall forward notice of each such settlement request to each Working Capital Revolving Lender on the day such settlement request is received by the Administrative Agent (except that any such settlement request received by the Administrative Agent after 2:00 p.m. on any Business Day or any such settlement request received on a day that is not a Business Day shall not be required to be forwarded to the Working Capital Revolving Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Working Capital Revolving Lender’s Working Capital Commitment Percentage of the aggregate principal amount of the Swingline Loans stated to be outstanding in such notice to be paid, and, notwithstanding whether or not the conditions precedent set forth in Sections 4.1 or 4.2 shall have been satisfied (which conditions precedent the Working Capital Revolving Lenders hereby irrevocably waive), each Working Capital Revolving Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Lender’s receipt of such notice, make available to the Administrative Agent, in immediately available funds, for the account of the Swingline Lender, the amount specified in such statement.  Upon such payment by a Working Capital Revolving Lender, such Lender shall, except as provided in Section 2.16(d), be deemed to have made a Working Capital Revolving Loan to the Borrowers in the amount of such payment.  The Borrowers agree that all such Working Capital Revolving Loans so deemed made shall be deemed to have been requested by them and direct that all proceeds thereof shall be used to repay the Swingline Loans to the Swingline Lender, and the Administrative Agent shall use such funds received from the Working Capital Revolving Lenders to repay the Swingline Loans to the Swingline Lender.  To the extent that any Working Capital Revolving Lender fails to make such payment available to the Administrative Agent for the account of the Swingline Lender and the Swingline Exposure is not reallocated to the non-Defaulting Lenders in accordance with Section 2.20(a), the Borrowers shall repay such Swingline Loan within five Business Days following notice from the Administrative Agent.

(d)                                 Upon the occurrence of any Event of Default described in Section 8.1(l) through Section 8.1(o) each Working Capital Revolving Lender shall acquire, without recourse or warranty, an undivided participation in each Swingline Loan otherwise required to be repaid by such Lender pursuant to Section 2.16(c), which participation shall be in a principal amount equal to such Lender’s Working Capital Commitment Percentage of such Swingline Loan, by paying to the Swingline Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swingline Loan pursuant to Section 2.16(c), in immediately available funds, an amount equal to such Lender’s Working Capital Commitment Percentage of such Swingline Loan.  If all or part of such amount is not in fact made available by such Working Capital Revolving Lender to the Swingline Lender on such date, the Swingline Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Alternate Base Rate Borrowings.

(e)                                  From and after the date on which any Working Capital Revolving Lender (i) is deemed to have made a Working Capital Revolving Loan pursuant to Section 2.16(c) with respect to any Swingline Loan or (ii) purchases an undivided participation interest in a Swingline Loan pursuant to Section 2.16(d), the Swingline Lender shall promptly distribute to such Lender such Lender’s Working Capital Commitment Percentage of all payments of principal of and interest received by the Swingline Lender on account of such Swingline Loan other than those received from a Working Capital Revolving Lender pursuant to Sections 2.16(c) or 2.16(d).

Section 2.17                             Pro-Rata Treatment.

(a)                                 Except to the extent otherwise provided herein (including as specified in Sections 2.2(f) and 2.15(b) and 2.20):  (i) each payment of Commitment Fees shall be made and applied for the account of the Revolving Lenders pro-rata according to each Revolving Lender’s Commitment Percentage, (ii) each borrowing from the Working Capital Revolving Lenders under Section 2.1 shall be made, and each termination or reduction of the Working Capital Revolving Commitments of the Working Capital Revolving Lenders under Section 2.4 shall be applied, pro-rata, according to each Working Capital Revolving Lender’s Working Capital Commitment Percentage; (iii) each borrowing from the Acquisition Revolving Lenders under Section 2.1 shall be made, and each termination or reduction of the Acquisition Revolving Commitments of the Acquisition Revolving Lenders under Section 2.4 shall be applied, pro-rata, according to each Acquisition Revolving Lender’s Acquisition Commitment Percentage, (iv) each payment or prepayment by the Borrowers of principal of or interest on Working Capital Revolving Loans (other than Swingline Loans) shall be made to the Administrative Agent for the account of the Working Capital Revolving Lenders pro-rata in accordance with the respective unpaid principal amounts of such Loans held by such Lenders, and amounts payable with respect to Swingline Loans shall be paid only to the Swingline Lender; (v) each payment or prepayment by the Borrowers of principal of or interest on Acquisition Revolving Loans shall be made to the Administrative Agent for the account of the Acquisition Revolving Lenders pro-rata in accordance with the respective unpaid principal amounts of such Loans held by such Lenders; (vi) the Working Capital Revolving Lenders (other than an Issuing Bank in its capacity as a Revolving Lender) shall purchase from such Issuing Bank participations in the Letters of Credit to the extent of their respective Working Capital Commitment Percentages upon issuance by such Issuing Bank of each Letter of Credit as otherwise provided for herein, and (vii) the Working Capital Revolving Lenders (other than the Swingline Lender) shall purchase from the Swingline Lender participations in the Swingline Loans to the extent of their respective Working Capital Commitment Percentages upon request by the Swingline Lender as otherwise provided for herein.

(b)                                 Except for any settlement delay provided or specified in Section 2.2(f), unless the Administrative Agent shall have been notified in writing by any Revolving Lender prior to the date of a proposed Revolving Loan that such Revolving Lender will not make the amount that would constitute such Revolving Lender’s Commitment Percentage of such Revolving Loan on such date available to the Administrative Agent at the Principal Office, the Administrative Agent may assume that such Revolving Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption and subject to the terms and conditions of this Agreement, make such amount available to the Borrowers by depositing the same, in immediately available funds, in a general deposit account maintained by the Borrowers and designated by the Borrower’s Agent in the applicable Request for Extension of Credit.  Any Revolving Lender failing to timely deliver its requisite portion of such Revolving Loan shall deliver the same to the Administrative Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Revolving Lender to the Administrative Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.  In addition, the Borrowers hereby agree that within five Business Days following demand by the Administrative Agent, the Borrowers shall reimburse the Administrative Agent for any such amount which any Revolving Lender has failed to timely deliver to the Administrative Agent, but which the Administrative Agent may have previously made available to the Borrowers in accordance with the other provisions of this Section 2.17(b).  If a requested Revolving Loan shall not occur on any date specified by the Borrowers as set forth in the applicable Request for Extension of Credit because all of the conditions for such Revolving Loan set forth herein or in any of the other Loan Documents shall have not been met, the Administrative Agent shall return the amounts so received from the Revolving Lenders in respect of such requested Revolving Loan to the applicable Revolving Lenders as soon as practicable.

Section 2.18                             Sharing of Payments, Etc.  The Credit Parties agree that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option upon the occurrence and during the continuation of an Event of Default, to offset balances held by it for the account of any of the Credit Parties at any of its offices against any principal of or interest on any of such Lender’s Loans to the Borrowers hereunder, such Working Capital Revolving Lender’s Working Capital Commitment Percentage of the Letter of Credit Exposure Amounts or the Swingline Exposure, or any other Obligation of the Credit Parties owing to any such Lender under any of the Loan Documents regardless of whether such offset balances are then due to the Credit Parties, in which case it shall promptly notify the Borrowers’ Agent and the Administrative Agent thereof, provided, that such Lender’s failure to give such notice shall not affect the validity thereof.  If a Lender shall obtain payment (other than the Swingline Lender obtaining payment of all or any portion of a Swingline Loan) of any principal of or interest on any Loan made by it under this Agreement, any Letter of Credit Exposure Amount, any Swingline Exposure or other obligation then due to such Lender under any Loan Document, through the exercise of any right of set-off (including any right of set-off or lien granted under Section 10.14), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made by, the Letter of Credit Exposure Amount or the Swingline Exposure of, or the other obligations of the Credit Parties hereunder or thereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective Commitment Percentages.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Credit Parties agree, to the fullest extent they may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made by, Letter of Credit Exposure Amount or the Swingline Exposure of, or other obligations hereunder of, the other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of said Loans, Letter of Credit Exposure Amount, Swingline Exposure or other obligations in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Credit Parties.

Section 2.19                             Recapture.  If on any Interest Payment Date the Administrative Agent does not receive for the account of one or more Lenders payment in full of interest computed at the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (computed without regard to any limitation by the Highest Lawful Rate), because the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (so computed), exceeds or has exceeded the Highest Lawful Rate applicable to such Lenders, the Borrowers shall pay to the Administrative Agent for the account of such Lenders, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Interest Payment Date); provided, that in no event shall the Borrowers be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such Lenders during such period.  As used herein, the term “Excess Interest Amount” means, on any day, the amount by which (a) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Notes of the applicable Lender (had the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable, at all times been in effect without limitation by the Highest Lawful Rate applicable to such Lender) exceeds (b) the aggregate amount of interest actually paid to the Administrative Agent for the account of such Lender on its Loans on or prior to such day.

Section 2.20                             Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Working Capital Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 if any Swingline Exposure or Letter of Credit Exposure Amount exists at the time a Working Capital Revolving Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Exposure and Letter of Credit Exposure Amount shall be reallocated among the non-Defaulting Working Capital Revolving Lenders in accordance with their respective Working Capital Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Working Capital Lenders’ Working Capital Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure Amount does not exceed the total of all non-Defaulting Working Capital Lenders’ Working Capital Revolving Commitments and (y) the conditions set forth in Section 4.1 are satisfied at such time; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within five Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure Amount (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.15(h) for so long as such Letter of Credit Exposure Amount is outstanding; and

(iii)                               if the Letter of Credit Exposure Amount of the non-Defaulting Working Capital Revolving Lenders is reallocated pursuant to this Section 2.20(a), then the fees payable to the Working Capital Revolving Lenders pursuant to Sections 2.3 and 2.15(e) shall be adjusted in accordance with such non-Defaulting Working Capital Lenders’ Working Capital Commitment Percentages.

(b)                                 so long as any Working Capital Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Working Capital Revolving Commitments of the non-Defaulting Working Capital Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(a), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Working Capital Lenders in a manner consistent with Section 2.20(a)(i) (and Defaulting Lenders shall not participate therein).

(c)                                  If any Defaulting Lender’s Letter of Credit Exposure Amount is neither Cash Collateralized or reallocated pursuant to Section 2.20(a), then without prejudice to any rights or remedies of the Issuing Bank or any Lender, all fees that would otherwise have been payable to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure Amount that is neither Cash Collateralized nor reallocated shall be payable to the Issuing Bank until such Letter of Credit Exposure Amount is Cash Collateralized and/or reallocated.

(d)                                 Any amount payable to a Defaulting Lender hereunder, after giving effect to Section 2.20(a), (whether on account of principal, interest, fees or otherwise), shall be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Bank or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as cash collateral for future funding obligations of any Defaulting Lender under this Agreement, (iv) fourth to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letter of Credit disbursements in respect of which such Defaulting

Lender has not fully funded its applicable share, and (y) made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans or Letter of Credit disbursements owed to such Defaulting Lender.

(e)                                  In the event that the Administrative Agent, the Borrowers’ Agent, the applicable Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Working Capital Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure Amount of the Working Capital Lenders shall be readjusted to reflect the inclusion of such Lender’s Working Capital Revolving Commitment and on such date such Lender shall purchase at par such of the Working Capital Revolving Loans of the other Working Capital Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Working Capital Commitment Percentage.

ARTICLE III.
Collateral.

Section 3.1                                    Security Documents.  The Loans and all other Obligations shall be secured by the Collateral and the Agents and the other Secured Parties are entitled to the benefits thereof.  The applicable Credit Parties shall duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby (subject only to Liens permitted under Section 7.2), and other documents, consistent with the terms of this Agreement and the other Loan Documents, as may be reasonably required by the Technical Agent, the Administrative Agent or the Collateral Agent to grant to the Collateral Agent (or such other Agent as applicable), for the ratable benefit of the Secured Parties, a valid, perfected and enforceable first priority Lien on and security interest in the Collateral (subject only to the Liens permitted under Section 7.2), including any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Equity Interests covered by any Security Document.

Section 3.2                                    Filing and Recording.  The Credit Parties shall, at their sole cost and expense, cooperate with the Technical Agent in causing all financing statements, Intellectual Property Security Agreements and other Security Documents pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary or desirable in the Technical Agent’s discretion to perfect the Liens of the Administrative Agent and the Collateral Agent, and the Credit Parties shall take such other actions as any Agent may reasonably request, in order to perfect and protect the Liens of the Administrative Agent, for the ratable benefit of the Secured Parties, in the Collateral.  The Credit Parties, to the extent permitted by law, hereby authorize the Administrative Agent to file any financing statement in respect of any Lien created pursuant to the Security Documents which may at any time be required to perfect such Liens or which, in the opinion of the Administrative Agent, may at any time be desirable and file the same, and the Credit Parties hereby irrevocably designate the Administrative Agent, its respective agents, representatives and designees as its agent and attorney-in-fact for this purpose.

In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the Credit Parties shall, at the Credit Parties’ cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Technical Agent.  Any such financing statements, continuation statements and amendments may describe the Collateral covered thereby as “all assets of the debtor” (or other words to that effect) and include such other information that Administrative Agent may deem necessary or desirable.

ARTICLE IV.
Conditions Precedent.

Section 4.1                                    All Loans.  The obligation of each Lender to make any Loan (other than a Swingline Loan, which shall be governed exclusively by the terms of Section 2.16) and the obligation of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                 the Administrative Agent on behalf of the Lenders (and in the case of clause (ii) below, the applicable Issuing Bank) shall have received the following, all of which shall be duly executed and in Proper Form:  (i) in the case of a Loan, other than a Revolving Loan for the purposes described in the proviso to Section 2.2(b) or in Sections 2.4(b), 2.6(d) and 2.15(d),

(A)                               with respect to each Alternate Base Rate Borrowing, Administrative Agent shall have received by no later than 2:00 p.m. on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer or Financial Officer of the Borrowers’ Agent (or any person designated in writing by a Responsible Officer or Financial Officer of the Borrowers’ Agent), and

(B)                               with respect to each LIBOR Borrowing, Administrative Agent shall have received by no later than 12:00 p.m. on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer or Financial Officer of the Borrowers’ Agent (or any person designated in writing by a Responsible Officer or Financial Officer of the Borrowers’ Agent),

or (ii) in the case of issuance of a Letter of Credit, (A) a completed Application (as may be required by the applicable Issuing Bank) signed by a Responsible Officer or Financial Officer of the Borrowers’ Agent (or any person designated in writing by a Responsible Officer or Financial Officer of the Borrowers’ Agent) delivered (1) with respect to any Letter of Credit to be issued by an Issuing Bank other than BNP Paribas, New York Branch, by 10:00 a.m. at least three Business Days’ prior to the requested date of issuance, which date shall be a Business Day, or (2) with respect to any Letter of Credit to be issued by BNP Paribas, New York Branch as Issuing Bank, (x) other than if such date is the last Business Day of a quarter, by no later than noon, on the requested date of issuance, which date shall be a Business Day, or (y) if such date is the last Business Day of a quarter, by no later than 10:00 a.m., on the requested date of issuance, which date shall be a Business Day; (B) payment of the first letter of credit fee as and by the time required in Section 2.15 of this Agreement; and (C) such other Applications, certificates and other documents as the Administrative Agent on behalf of the Lenders or such Issuing Bank may reasonably require;

(b)                                 all representations and warranties of the Credit Parties and any other Person set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except for those representations and warranties which relate to a specified date, which shall be true and correct in all material respects as of such date;

(c)                                  no Default or Event of Default shall have occurred and be continuing; and

(d)                                 Technical Agent shall have received a certification executed by the Financial Officer or other Responsible Officer of each Credit Party as to the compliance with subparagraphs (b) and (c) above which shall be set forth in the applicable borrowing request.

Section 4.2                                    First Loan or Letter of Credit.  All documents executed or submitted pursuant to this Article IV by or on behalf of any Credit Party shall be in form and substance satisfactory to Administrative Agent, the Technical Agent and the Initial Lenders.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue a Letter of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with Section 10.10) at or prior to 5:00 p.m., New York City time, on June 19, 2012.  Upon satisfaction of each of the conditions set forth in this Article IV, the Borrowers’ Agent shall execute and deliver the Certificate of Effectiveness.

Without limiting the generality of the provisions of Section 9.2, for purposes of determining compliance with the conditions specified in this Section 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.2 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

In addition to the matters described in Section 4.1, the obligation of any Lender to make the initial Loans or the obligation of any Issuing Bank to issue the first Letter of Credit is subject to the receipt by the Administrative Agent of, or satisfaction of the Technical Agent and the Initial Lenders with, each of the following:

(a)                                 this Agreement and each other Loan Document duly executed by the Borrowers and the other Credit Parties;

(b)                                 a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of each Credit Party dated as of the date of this Agreement, authorizing (i) each Credit Party’s entering into the transactions contemplated hereby and (ii) the delivery by each Credit Party of the Loan Documents to be executed and delivered by such Credit Party;

(c)                                  certified copies of the Organizational Documents of each Credit Party;

(d)                                 certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of each Credit Party in its applicable jurisdiction of formation, dated within thirty (30) days of the Closing Date;

(e)                                  the Technical Agent and the Lenders shall be reasonably satisfied that the High Sierra Mergers shall, simultaneously or substantially concurrently with the initial borrowing under this Agreement, be consummated on the terms of the High Sierra Merger Agreements and shall be in full force and effect and, the High Sierra Merger Agreements shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, if such alteration, amendment, change, supplement, waiver or consent would reasonably be expected to be adverse to the interest of the Initial Lenders in any material respect, in any case, without the prior written consent of the Initial Lenders (it being understood and agreed that any amendment, modification or waiver that changes the purchase price by 5% or more in respect of the High Sierra Mergers shall be deemed to be adverse to the interests of the Initial Lenders in a material respect);

(f)                                   a pro forma balance sheet of the Parent and its Subsidiaries dated as of the Closing Date and giving effect to the High Sierra Mergers in form and substance satisfactory to the Technical Agent and the Initial Lenders, subject to purchase accounting adjustment;

(g)                                  certified copies of the High Sierra Merger Agreements and each other material document or agreement in connection with the High Sierra Mergers reasonably requested by the Technical Agent;

(h)                                 a composite pro forma Borrowing Base Certificate (i) calculated as of May 11, 2012 with respect to the Parent and its pre-acquisition Subsidiaries and (ii) calculated as of May 15, 2012 with respect to High Sierra and its pre-acquisition Subsidiaries, each together with supporting documentation, a Product Position Report, and reports satisfactory to the Technical Agent and the Lenders;

(i)                                     payoff letters in form and substance satisfactory to the Technical Agent (and, in any event, containing provisions for the release of all liens and security interests thereunder and return of all possessory collateral) with respect to each of the Existing NGL Credit Agreement and the Existing High Sierra Credit Agreement, and assurances satisfactory to the Technical Agent that proceeds from the initial loans shall be applied on the Closing Date in full satisfaction of amounts due thereunder, such that after giving effect to the Transactions, the Parent and its Subsidiaries (including the Subsidiaries acquired in connection with the High Sierra Mergers) shall have outstanding no indebtedness or preferred stock other than (a) the Loans and other extensions of credit hereunder, (b) the Senior Notes and (c) other indebtedness permitted to be incurred or outstanding on the Closing Date pursuant to this Agreement;

(j)                                    all governmental and third party approvals necessary in connection with the Loan Documents, the High Sierra Mergers (including Hart-Scott-Rodino clearance) and the business of the Credit Parties and their Subsidiaries;

(k)                                 the Parent’s and High Sierra’s audited and unaudited consolidated financial statements for the most recently completed periods ending 90 days or more prior to the

Closing Date, (ii) the Parent’s and High Sierra’s individual business segment financial statements for the most recently completed periods ending 90 days or more prior to the Closing Date, and (iii) Borrowers’ summary projections for fiscal years 2013 through 2017;

(l)            favorable legal opinions from (i) Winston & Strawn, LLP, outside counsel for the Credit Parties, and (ii) such special and local counsels as the Technical Agent may request, each addressed to the Administrative Agent, the other Agents and the Lenders and acceptable in all respects to the Technical Agent and the Lenders in their respective reasonable credit judgment;

(m)          certificates of insurance satisfactory to the Technical Agent in all respects evidencing the existence of all insurance required to be maintained by the Credit Parties and all other terms of the Loan Documents together with loss payable and additional insured endorsements;

(n)           the applicable Credit Parties, the Collateral Agent and the applicable financial institutions listed in Schedule 4.2(l) hereto shall have entered into the Control Agreements with respect to each deposit account listed on such Schedule;

(o)           each of the Parent’s and High Sierra’s individual Risk Management Policies (including a Product Position Report dated as of, with respect to (x) Parent, May 25, 2012, and (y) High Sierra, May 31, 2012), including position and other limits, which shall be dated as of the Closing Date and be in a form acceptable to the Technical Agent and the Lenders;

(p)           evidence satisfactory to the Technical Agent and the Lenders that no Material Adverse Effect shall have occurred since March 31, 2011;

(q)           a certificate of a responsible officer of the Credit Parties certifying on behalf of the Credit Parties as to the solvency of the Credit Parties and their subsidiaries (taken as a whole), as of the Closing Date, after giving effect to the funding of the initial Loans and the consummation of the High Sierra Mergers, in form and substance satisfactory to the Technical Agent and the Initial Lenders;

(r)            the Perfection Certificate, dated the Closing Date, duly executed by each Credit Party in form and substance satisfactory to the Technical Agent and the Initial Lenders;

(s)            the ownership, corporate structure, solvency and capitalization of the Credit Parties and their Subsidiaries shall be satisfactory to the Lenders in all respects;

(t)            the Administrative Agent and the Lenders shall have had the opportunity, if they elect, to examine the books of account and other records and files of the Credit Parties and to make copies thereof;

(u)           all such actions as the Administrative Agent and Collateral Agent shall reasonably require to perfect the liens created pursuant to the Security Documents shall have been taken, including (i) the delivery to the Collateral Agent of all property with respect to which possession is necessary or desirable for the purpose of perfecting such liens, (ii) with respect to collateral covered by the security documents, the filing of appropriately completed and duly executed Uniform Commercial Code financing statements and the PPSA financing statements, (iii) with respect to all collateral constituting certificated equity interests in any Credit Party or any of their subsidiaries, delivery to the Collateral Agent of original stock certificates and stock transfer powers with regard to all of the applicable equity interests, and (iv) with respect to all collateral consisting of Intellectual Property, delivery of appropriate documents in the U.S. Patent and Trademark Office and the United States Copyright Office, as applicable;

(v)           evidence reasonably satisfactory to the Technical Agent that the liens created by the security documents constitute first priority liens (except for any liens expressly provided for in the Loan Documents), including satisfactory Uniform Commercial Code or other applicable search reports and satisfactory authorizations to file releases of Liens or termination statements with respect to any existing prior liens to be released;

(w)          the Borrowers shall contemporaneously pay on the Closing Date all fees owed to each Agent and the Lenders by the Borrowers under this Agreement or under any commitment letters or fee letters entered into between the Borrowers or any of their affiliates and the Lenders or any of their affiliates, including reasonable legal fees and expenses or otherwise for which invoices have been presented;

(x)           the Administrative Agent and each Lender shall have received prior to the Closing Date all documentation and other information required by regulatory authorities under applicable know your customer and anti-money laundering rules and regulations;

(y)           the Senior Notes shall have been issued and funded in a face amount of at least $150,000,000 but no greater than $250,000,000 on the terms and conditions acceptable to the Technical Agent and the Lenders and the proceeds thereof shall have been (or shall be substantially contemporaneously herewith) deposited into a Controlled Account on terms satisfactory to the Technical Agent;

(z)           the Parent shall have delivered a certificate from its Chief Financial Officer confirming that the Credit Parties are in compliance with the financial covenants set forth in Section 7.11 on a pro forma basis after giving effect to the High Sierra Mergers and including supporting calculations;

(aa)         the Credit Parties shall have at least $50,000,000 of availability under the Working Capital Revolving Facility on a pro forma basis after giving effect to the High Sierra Mergers; and

(bb)         all other legal matters incident to the transactions herein contemplated shall be approved by the Technical Agent and each Lender (and their respective legal counsel), and there shall have been furnished to the Administrative Agent, the Technical Agent and the Lenders by the Parent, at the Parent’s expense, such agreements and other documents, information and records with respect to the Parent and its subsidiaries (after giving effect to the High Sierra Mergers) in form, substance, scope and methodology reasonably satisfactory to the Technical Agent and the Lenders, as the Technical Agent and the Lenders may reasonably have requested.

ARTICLE V.
Representations and Warranties.

To induce the Administrative Agent and the Lenders to enter into this Agreement, the Credit Parties represent and warrant to the Administrative Agent and the Lenders, as of the date of this Agreement and as of the date any Loan is made hereunder or any Letter of Credit is issued hereunder, as follows:

Section 5.1            Organization.  Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; has all power and authority to own its respective Property and to conduct its respective businesses as presently conducted; and is duly qualified to do business and in good standing in each and every state where its respective business requires such qualification, except for those jurisdictions in which the failure to qualify and/or be in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.2            Financial Statements.

(a)           The financial statements of the Credit Parties delivered to the Administrative Agent and the Lenders in connection with this Agreement fairly present, in accordance with GAAP, the financial condition and the results of operations of the Credit Parties as of the dates and for the periods indicated.  The audited financial statements of the Parent and its pre-merger Subsidiaries dated as of March 31, 2011, and the audited financial statements of High Sierra and its pre-merger Subsidiaries dated as of December 31, 2011, in each case delivered to the Administrative Agent and the Lenders in connection with this Agreement, fairly present, in accordance with GAAP, the financial condition and the results of operations of such Person as of the dates and for the periods indicated.  No Material Adverse Effect with respect the Credit Parties has occurred since the dates of such financial statements.

(b)           The Credit Parties have heretofore furnished to the Administrative Agent, for the period from the projected Closing Date through March 31, 2015, the “management case” projected financial data of the Credit Parties, on a consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections.  Such projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time such projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the date of this Agreement and the Closing Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

Section 5.3            Enforceable Obligations; Authorization.  The Loan Documents are legal, valid and binding obligations of the Credit Parties to the extent they are party thereto, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles including remedies of specific performance and injunction.  The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate, and if necessary shareholder, member or partner, action; are within the power and authority of the applicable Credit Parties; do not and will not contravene or violate any material Legal Requirement or the Organizational Documents of any Credit Party; do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which any Credit Party or any material portion of its Property is bound or affected; and do not and will not result in the creation of any Lien upon any Property of any Credit Party except as expressly contemplated or permitted herein or therein, and do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the operations or any of the property of any Credit Party that could reasonably be expected to have a Material Adverse Effect.  Except as otherwise set forth on Schedule 5.3, all necessary consents and approvals of any Governmental Authority and all other requisite material permits, registrations and consents have been obtained for the delivery and performance of the Loan Documents.

Section 5.4            Litigation.  Except as set forth on Schedule 5.4 attached hereto, there is no litigation, administrative proceeding or investigation pending or, to the knowledge of any Credit Party, threatened against, nor any outstanding judgment, order or decree affecting, any Contributor or any Credit Party before or by any Governmental Authority or arbitral body which individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect.  No Credit Party is knowingly in default with respect to any material judgment, writ, rule, regulation, order or decree of any Governmental Authority binding on it or its property.

Section 5.5            Taxes.  Each Credit Party has filed all material federal, state, local or foreign income, franchise and other material tax returns required to have been filed and paid all material taxes required to have been paid by it, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP.  No federal income tax returns of any Credit Party have been audited by the Internal Revenue Service, the determination under which could reasonably be expected to have a Material Adverse Effect.  No Credit Party is a party to, or has any material obligation under, any tax sharing arrangement with any Person, other than tax sharing arrangements entered into in the ordinary course of business.

Section 5.6            No Material Misstatements; Full Disclosure.  No written report, financial statement, exhibit, schedule or other written information prepared and furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Documents (in each case when taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial estimates, projected financial information and other forward-looking information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed by such Credit Party to be reasonable at the time of preparation, it being understood that (i) such financial statements, projected financial information and forward-looking statements are not to be viewed as facts, that actual results during the period or periods covered thereby may differ from the projected results (and that such differences may be material)

and (ii) no representation or warranty is made with respect to information of a general economic or industry-specific nature.  As of the Closing Date, each Credit Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.7            Subsidiaries.  As of the Closing Date, no Credit Party has any Subsidiaries or any other majority, or material minority ownership interests in any other Person other than as listed on Schedule 5.7.  Except as expressly indicated on Schedule 5.7, as of the Closing Date, each of the Subsidiaries listed on Schedule 5.7 is wholly-owned by the Credit Party or other Person indicated on such schedule.  As of the Closing Date, Schedule 5.7 sets forth the full legal name, jurisdiction of incorporation or organization and organizational identification number of each Credit Party and each Subsidiary of any Credit Party, and the issued and outstanding and percentage of each Credit Party’s, any of its Subsidiaries’ or such other Person’s (as indicated thereon) ownership of the Equity Interests of each Subsidiary of any Credit Party.

Section 5.8            Representations by Others.  All representations and warranties made by or on behalf of any Credit Party or any of its Subsidiaries in any Loan Document shall constitute representations and warranties of each Credit Party hereunder.

Section 5.9            Permits, Licenses, Etc.  Each Credit Party owns, possesses or has the benefit of all material permits, licenses (including Intellectual Property licenses) and Intellectual Property rights which are required (a) to conduct its respective business and (b) for the operation and use of each Real Property Asset owned in fee and each Material Leasehold Property, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 5.10          ERISA.  No Reportable Event has occurred with respect to any Plan which would reasonably be expected to result in a Material Adverse Effect.  Each Plan complies in all material respects with all applicable provisions of ERISA.  Each Credit Party or each ERISA Affiliate have filed all reports required by ERISA and the Code to be filed with respect to each Plan unless such a failure to file is not reasonably likely to result in a Material Adverse Effect.  The Credit Parties do not have any knowledge of any event which would reasonably be expected to result in a liability of any Credit Party or any ERISA Affiliate to the PBGC other than for applicable premiums that would reasonably be expected to result in a Material Adverse Effect.  No material failure to meet the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code) exists with respect to any Plan.  No event has occurred and no condition exists that would reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any Property of any Credit Party or any ERISA Affiliate.  No event has occurred and no condition exists that would reasonably be expected to cause the Lien provided under Section 303 of ERISA or Section 430 of the Code to attach to any Property of any Credit Party or any ERISA Affiliate.  No Credit Party maintains or at any time during the past five (5) years has maintained, has or at any time during the past five (5) years has had any obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) with respect to a Multiemployer Plan.

Section 5.11          Title to Properties.  The Credit Parties have good and insurable title to, or a valid leasehold interest in, all of their respective Property material to their businesses, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12          Investment Company Act.  No Credit Party, nor any of its Subsidiaries, is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

Section 5.13          Environmental Matters.

(a)           Except as described in Schedule 5.13 each Credit Party and each of its Subsidiaries is in material compliance with applicable Environmental Laws or Environmental Permits reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries.

(b)           Each Credit Party and each of its Subsidiaries: (i) has obtained and maintained in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of its business, (ii) along with its respective Real Property Assets, has been and is in material compliance with Environmental Laws and Environmental Permits during each Credit Party’s or Subsidiary’s period of ownership or leasehold interest, as the case may be, except as described in Schedule 5.13, (iii) along with its respective Real Property Assets, is not subject to any material (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date of this Agreement, except as disclosed on Schedule 5.13, and (iv) except as described in Schedule 5.13, has not received any written notice from any Governmental Authority of any material violation or alleged material violation of any Environmental Law or Environmental Permit or any written notice of any material Environmental Claim in connection with its respective Real Property Assets.

(c)           Except as described in Schedule 5.13, no Credit Party nor any of its Subsidiaries has knowledge of any material violation of Environmental Law and Environmental Permits by, or of any material Environmental Claims or Environmental Liabilities arising against, any of the prior owners or operators and predecessors in interest with respect to any of the Credit Parties’ or any of their Subsidiaries’ respective Real Property Assets.

(d)           Except as described in Schedule 5.13, no Credit Party or any of its Subsidiaries has knowledge of the presence or release of any Hazardous Substance at, from, or to any of its respective Real Property Assets in quantities or under circumstances that under Environmental Law could reasonably be expected to require remedial action.

(e)           Except as described in Schedule 5.13, no Credit Party or any of its Subsidiaries has knowledge of any facts or circumstances, including proposed or anticipated changes in Environmental Law that would result in a Material Adverse Effect.

(f)            The matters disclosed in Schedule 5.13 could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14          No Change in Credit Criteria or Collection Policies.  As of the Closing Date, there has been no material adverse change in credit criteria or collection policies concerning Receivables of any Credit Party or contributor since (x) with respect to NGL, March 31, 2011 and (y) with respect to the High Sierra and its Subsidiaries (prior to giving effect to the High Sierra Mergers), December 31, 2011.

Section 5.15          Solvency.

(a)           The value of the assets of the Credit Parties taken as a whole, based on a fair valuation thereof, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of the Credit Parties taken as a whole, as they are expected to become absolute and mature.

(b)           The assets of the Credit Parties taken as a whole, do not constitute unreasonably small capital for the Credit Parties taken as a whole to carry out their business as now conducted and as proposed to be conducted including the capital needs of the Credit Parties, taking into account (i) the nature of the business conducted by the Credit Parties, (ii) the particular capital requirements of the business conducted by the Credit Parties, (iii) the anticipated nature of the business to be conducted by the Credit Parties in the future, and (iv) the projected capital requirements and capital availability of such current and anticipated business.

(c)           The Credit Parties taken as a whole do not intend to incur debts beyond their ability to pay such debts as they mature.  The cash flow of the Credit Parties taken as a whole, after taking into account all anticipated uses of the cash of the Credit Parties taken as a whole, should at all times be sufficient to pay all such amounts on or in respect of debt of the Credit Parties when such amounts are anticipated to be required to be paid.

Section 5.16          Status of Receivables and Other Collateral.  Each Credit Party represents and warrants that (a) each Credit Party is and shall be the sole owner, free and clear of all Liens except in favor of the Administrative Agent or otherwise permitted under Section 7.2 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral owned by such Credit Party, (b) each Account reported by the Credit Parties as an Eligible Accounts Receivable meets the requirements of the definition of Eligible Accounts Receivable, and (c) each item of Inventory reported by the Credit Parties as Eligible Inventory meets the requirements of the definition of Eligible Inventory.

Section 5.17          Transactions with Related Parties.  Any and all transactions, contracts, licenses, or other agreements which have been entered into by and among any Credit Party and any Affiliate, officer, or director of any Credit Party (other than Permitted Affiliate Transactions), have been entered into and made upon terms and conditions not less favorable to the applicable Credit Parties than those terms which could have been obtained from wholly independent and unrelated sources.

Section 5.18          Intellectual Property.  Schedule 5.18 sets forth a true, accurate and complete listing, as of the Closing Date, of all Patents, Trademarks and Copyrights that are the subject of registrations or applications in any state, federal, or foreign Intellectual Property registry and all Intellectual Property licenses thereof, of the Credit Parties as of the date of the Closing Date, showing as of the Closing Date the owner, the jurisdiction of registry, the registration or application number, and the date of registry thereof.  The Credit Parties are the sole and exclusive owners of (and the current record owners of) all the outbound registrations and applications listed on Schedule 5.18.  Except as set forth on Schedule 5.18, the conduct of the respective businesses (including the products and services) of the Credit Parties as currently conducted does not, to the Credit Parties’ knowledge, in any material respect, infringe, misappropriate, or otherwise violate any person’s Intellectual Property rights, and there has been no such claim asserted or threatened against any of the Contributors or any of the Credit Parties.  To the knowledge of the Credit Parties, no person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Credit Parties in the conduct of their respective businesses, and no such claims have been asserted or threatened against any person by the Credit Parties Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of any Credit Party in any such Intellectual Property or licenses to Intellectual Property, and no Credit Party has transferred or subordinated any interest it may have in such Intellectual Property or licenses to Intellectual Property.  The Credit Parties shall, from time to time as necessary to keep such schedule updated in all material respects (but no more often than quarterly, except in the event that the Credit Parties acquire material Intellectual Property through the acquisition of, or merger or consolidation with, any Person, or acquisition of material assets of any Person), deliver to the Administrative Agent an updated Schedule 5.18 to this Agreement, together with a certificate of an authorized officer of the Borrowers’ Agent certifying that the information set forth on such schedule is true, correct and complete as of such date.  The execution and delivery of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Credit Parties’ rights to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted.

Section 5.19          Related Businesses.  The operations of the Borrowers require financing on a basis such that the credit supplied can be made available from time to time to multiple Borrowers, as required for the continued successful operation of the Borrowers and the other Credit Parties taken as a whole.  The Borrowers have requested the Lenders to make credit available hereunder for the purposes set forth in Section 6.9 and generally for the purposes of financing the operations of Borrowers and the other Credit Parties.  Each Borrower and each other Credit Party expects to derive benefit (and the board of directors of each Borrower and other Credit Party has determined that such Borrower or other Credit Party may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each other Credit Party is dependent on the continued successful performance of the functions of the group as a whole.  Each Credit Party acknowledges that, but for the agreement of each of the other Credit Parties to execute and deliver this Agreement, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

Section 5.20          Material Leases.  No Credit Party is in default in any material respect under any Material Lease for a period in excess of thirty (30) days.

Section 5.21          Security Interests.  Each of the Security Documents creates in favor of the Collateral Agent, for the benefit of each Agent and the other Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the Uniform Commercial Code financing statements and the PPSA financing statements described in Schedule 5.21 and, to the extent governed by United States federal law, as applicable, upon the recording of a patent security agreement in the form of Exhibit J hereto, a trademark security agreement in the form of Exhibit K hereto and a copyright security agreement in the form of Exhibit L hereto (the “Intellectual Property Security Agreements”), in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby that may be perfected by such aforementioned filings or recordings shall be perfected, first priority security interests (subject, as to priority, only to Liens permitted under Section 7.2 that, as a matter of law, would be prior to the Liens of the Collateral Agent), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, and (b) the recording of the Intellectual Property Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired Patent, Trademark and Copyright applications and registrations; provided, however, that such security interests and Liens on the Collateral granted thereby shall be on an equal and ratable basis with Liens permitted under Section 7.2(b) securing Permitted Term Indebtedness.

Section 5.22          Deposit Accounts.  Each deposit account of the Credit Parties is listed on Schedule 5.22 attached hereto, and each deposit account into which Receivables and proceeds of Collateral will be deposited is specified as such on such Schedule; provided that such schedule may be updated by the Credit Parties from time to time when the Credit Parties add or remove deposit accounts in accordance with this Agreement.  Each deposit account of the Credit Parties, including each deposit account listed on Schedule 5.22 or established pursuant to Section 7.17, is a Controlled Account (other than the Excluded Deposit Accounts).

Section 5.23          Compliance with Laws and Agreements.  Each Credit Party and its Subsidiaries is in compliance with all Legal Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI.
Affirmative Covenants.

Each Credit Party covenants and agrees with the Technical Agent and each Lender that from the Closing Date until the termination of this Agreement, each Credit Party and their Subsidiaries will perform and observe each and all of the following covenants:

Section 6.1            Businesses and Properties.  Except as could not reasonably be expected to result in a Material Adverse Effect, at all times: (a) do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its existence and the rights, licenses, permits, franchises, and Intellectual Property material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated; (c) comply in all material respects with all Legal Requirements applicable to such businesses and the operation thereof, whether now in effect or hereafter enacted (including all Legal Requirements relating to public and employee health and safety and all Environmental Laws); and (d) maintain, preserve and protect all Property material to the conduct of such businesses and keep such Property in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times. Notwithstanding the foregoing provisions of this Section 6.1, the Credit Parties shall not be required to comply with the requirements of clauses (a), (b) or (d) of this Section 6.1 with respect to any Properties (i) at which operations shall have been permanently discontinued and (ii) to the extent the Credit Parties shall have determined that the preservation and maintenance of such Properties and the rights, licenses and permits related to such Properties, as applicable, are no longer desirable in the conduct of the business of the Credit Parties and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders, or that the preservation or maintenance thereof is not necessary in connection with any transaction permitted under the Loan Documents.

Section 6.2            Taxes.  Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such Property or any part thereof, unless being diligently contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be promptly paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Technical Agent and is delivered to the Administrative Agent in an amount no less than such contested amounts.

Section 6.3            Financial Statements and Information.  Furnish to the Administrative Agent each of the following, which may be furnished promptly via electronic means acceptable to the Administrative Agent:

(a)           within 120 days after the end of each fiscal year of the Credit Parties, Annual Audited Financial Statements;

(b)           within 45 days after the end of each such fiscal quarter, Quarterly Unaudited Financial Statements;

(c)           concurrently with the financial statements provided for in Sections 6.3(a) and 6.3(b), a Compliance Certificate, signed by a Responsible Officer of the Borrowers’ Agent, and a written certificate identifying each Subsidiary which is otherwise required by the provisions of Section 6.10 to become a Guarantor but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Guarantor, signed by a Responsible Officer of the Borrowers’ Agent;

(d)           as soon as available and in any event within 10 Business Days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Section 6.3(a) above, with respect to the internal audit and financial controls of the Parent and its Subsidiaries;

(e)           a Borrowing Base Certificate and Product Position Report, each in form and substance reasonably acceptable to the Administrative Agent (i) within 10 Business Days of the end of each month, (ii) at such other times as the Credit Parties shall elect, and (iii) following the occurrence of an Event of Default, at such other times as the Administrative Agent may request for the period covered thereby, in each case together with supporting documentation;

(f)            on or prior to April 10 of each fiscal year of the Credit Parties, management-prepared budget of the Credit Parties and their Subsidiaries for such fiscal year (which budget shall be limited to a Capital Expenditure line and an income statement presenting profitability to the EBITDA line and shall not include a balance sheet or cash flow statement); and

(g)           such other information relating to the financial condition, operations and business affairs of the Credit Parties or any of their Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.

All collateral reports of each Credit Party, including each Guarantor, shall be prepared in a manner compatible with the Borrowers’ reporting procedures.

Section 6.4            Inspections and Field Examinations.

(a)           Upon reasonable prior notice (which may be telephonic notice), no more than one time during each 12 month period after the Closing Date and, following the occurrence and during the continuation of an Event of Default, as often as the Administrative Agent may reasonably request, (i) permit any authorized representative designated by the Administrative Agent, including BNP Paribas’ authorized representative or any consultant engaged by the Administrative Agent, to visit and inspect the Properties and books and records of the Credit Parties and their Subsidiaries and to make copies of, and extracts from, such books records and permit any authorized representative designated by the Administrative Agent to discuss the affairs, finances, and condition of the Credit Parties and their Subsidiaries with the appropriate Financial Officer and such other officers as the Credit Parties shall deem appropriate, and (ii) permit any authorized representative designated by the Administrative Agent, including BNP Paribas’ authorized representative or any consultant engaged by the Administrative Agent, to conduct a field examination of the Credit Parties’ operations (including a due diligence inspection and review of each asset category set forth in the definition of “Borrowing Base” and the Risk Management Policies and practices of the Credit Parties).

(b)           The Credit Parties agree to cooperate and to cause their Subsidiaries to cooperate in all respects with the Administrative Agent and its representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Administrative Agent or any of its representatives or consultants pursuant to this Section 6.4.

The results of such inspections and examinations shall be provided to the Lenders via electronic distribution as soon as reasonably available.  The Credit Parties hereby agree to promptly pay, upon demand by the Administrative Agent, any and all out-of-pocket fees and expenses incurred by the Administrative Agent in connection with any inspection, examination or review permitted by the terms of this Section 6.4 (including the fees of third party appraisers, accountants, attorneys and consultants) and, following the occurrence and during the continuation of an Event of Default, any and all out-of-pocket fees and expenses of any Lender (including the attorneys’ fees for such Lender) therefor; provided, however, that so long as no Event of Default is continuing, the Borrowers shall only be obligated to pay for one visit and inspection of the Properties and books and records and one field examination per each 12 month period following the Closing Date.

All collateral reports of each Credit Party, including each Guarantor, shall be prepared in a manner compatible with the Borrowers’ reporting procedures, including documents supporting the amounts listed on the Borrowing Base Certificate.

Section 6.5            Further Assurances.  Upon request by the Administrative Agent, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent to grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Security Documents in the Collateral.

Section 6.6            Books and Records.  Maintain financial records and books in accordance with accepted financial practice and GAAP.

Section 6.7            Insurance.

(a)           Maintain the insurance required by this Section 6.7 at all times by financially sound and reputable insurers (or, to the extent consistent with prudent business practice, a program of self-insurance).

(b)           Maintain insurance, to such extent, on such of its Properties and against such liabilities, casualties, risks and contingencies, including fire, flood and other risks insured against by extended coverage, employee liability, business interruption, worker’s compensation and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by any Credit Party or any of their Subsidiaries, in each case at least as is customary with companies similarly situated and in the same or similar businesses, and subject to deductibles that are no greater than are customary with such companies, provided, however, that such insurance shall insure the Property of the Credit Parties and each of their Subsidiaries against all risk of physical damage, including loss by fire, explosion, flood, theft, fraud and such other casualties as may be reasonably satisfactory to the Agent, but in no event at any time in an amount less than the replacement value of the Collateral.

(c)           Maintain such other insurance as may be required by applicable law and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(d)           All insurance covering Property subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Collateral Agent, and all liability insurance maintained by the Credit Parties shall name the Collateral Agent as additional insured.  All such property and liability insurance shall further provide for at least thirty (30) days’ (ten (10) days’ with respect to cancellation for non-payment of premium or at the request of the insured) prior written notice to the Collateral Agent of the cancellation or substantial modification thereof.  If any Credit Party fails to maintain such insurance, the Collateral Agent may, but shall not be obligated to, arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Credit Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  The Credit Parties shall deliver certificates evidencing renewal of the insurance required hereunder and evidence that the premiums have been paid before termination of any insurance policies required hereunder.  The Credit Parties shall deliver to the Collateral Agent copies of the underlying insurance policies.

(e)           If Mortgaged Property is a Flood Hazard Property, use commercially reasonable efforts to obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws.

Section 6.8            ERISA.  At all times:  (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA, except where a failure to do so would not reasonably be expected to result in a material liability to any Credit Party; (b) promptly upon acquiring knowledge of (i) any Reportable Event in connection with any Plan or (ii) any Prohibited Transaction in connection with any Plan, that in each case, would reasonably be expected to result in a material liability to any Credit Party, furnish the Administrative Agent or the Collateral Agent a statement setting forth the details thereof and the action, if any, which such Credit Party proposes to take with respect thereto and, if any and when known, any action taken by the Internal Revenue Service or Department of Labor with respect thereto; (c) notify the Administrative Agent promptly upon receipt by any Credit Party thereof of any notice of the institution of any proceedings or other actions which would reasonably be expected to result in the termination of any Plan by the PBGC and furnish the Collateral Agent with copies of such notice; (d) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC, except where a failure to do so would not reasonably be expected to result in a material liability to any Credit Party; (e) furnish the Administrative Agent with copies of the annual report for each Plan filed with the Internal Revenue Service not later than ten (10) Business Days after the Administrative Agent requests such report; (f) furnish the Administrative Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 302 and 304 of ERISA or Sections 412 and 431 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be; and (g) pay when due all installment contributions required under Section 303 of ERISA or Section 430 of the Code, except where a failure to do so would not reasonably be expected to result in a material liability to any Credit Party, or within 30 days of a failure to make any such required contributions when due furnish the Administrative Agent with written notice of such failure.

Section 6.9            Use of Proceeds.  Subject to the terms and conditions contained herein, use the proceeds of the Loans for a Permitted Purpose; provided, that no proceeds of any Loan shall be used (a) for the purpose of purchasing or carrying directly or indirectly any margin stock as defined in Regulation U (“Reg U”) of the Board of Governors of the Federal Reserve System, (b) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock, (c) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Reg U, and (d) for any purpose which would constitute a violation of Reg U or of Regulations T or X of the Board of Governors of the Federal Reserve System or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time.

Section 6.10          Borrowers; Guarantors; Joinder Agreements.  Promptly inform the Administrative Agent of the creation or acquisition of any Subsidiary (other than an Excluded Subsidiary) of the Parent or any Subsidiary (other than an Excluded Subsidiary) of the Parent ceasing to be an Immaterial Subsidiary and, not later than 30 days (or such additional time, not to exceed 30 days, as Administrative Agent shall agree) following such creation or acquisition or cessation of Immaterial Subsidiary status, cause each such Subsidiary (other than an Excluded Subsidiary) that is not an Immaterial Subsidiary to become a Guarantor by execution and delivery to the Administrative Agent of a Joinder Agreement and become a party to the Security Agreement by execution and delivery to the Collateral Agent a Joinder Agreement, and cause:

(a)           (i) a first priority perfected security interest to be granted to the Administrative Agent in (w) all of the Equity Interests issued by a direct or indirect Domestic Subsidiary to the Credit Parties or any Domestic Subsidiary thereof, (x) all of the Equity Interests issued to any such Domestic Subsidiary or any Credit Party by any foreign Subsidiary that is not an Excluded Subsidiary, (y) all of the Equity Interests issued to a foreign Subsidiary that is not an Excluded Subsidiary by any Subsidiary that is not an Excluded Subsidiary and (z) 65% of the voting Equity Interests and all of the non-voting Equity Interests issued to such Domestic Subsidiary by any Excluded Subsidiary or issued by an Excluded Subsidiary to any foreign Subsidiary that is not an Excluded Subsidiary.

(b)           each such Subsidiary (other than an Excluded Subsidiary) to grant to the Collateral Agent a security interest (subject only to Liens permitted under Section 7.2), in all of its personal property (other than Equity Interests, which shall be governed by clause (a) above) all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents); provided that (1) no filings shall be required to be delivered with respect to leasehold property; (2) no Control Agreements shall be required to be delivered with respect to Excluded Deposit Accounts, and (3) the Collateral Agent’s lien will not be required to be noted on the certificate of title of any motor vehicle or rolling stock and such certificates of title need not be delivered to the Administrative Agent; and

(c)           cause such Subsidiary to deliver to the Administrative Agent such other Joinder Agreements, guaranties, security agreements, pledge agreements, Control Agreements and other Loan Documents and such related certificates, Uniform Commercial Code and other customary lien search reports, legal opinions and other documents (including Organizational Documents) as the Administrative Agent may reasonably require, each in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that (i) any such Subsidiary that is an Excluded Subsidiary shall not be required to become a Guarantor or grant any Liens hereunder or under any other Loan Document; (ii) until such Subsidiary becomes a Guarantor or a Borrower pursuant to the terms of this Agreement it shall not become a Credit Party and (iii) deliveries, if any, required by this clause (c) shall be due within 45 days of such creation or acquisition (which period may be extended by the Technical Agent’s sole discretion).

Notwithstanding the foregoing, the “Collateral” shall exclude, and the Collateral Agent shall not be required to take Liens upon, those assets as to which Collateral Agent determines in its sole discretion the cost of obtaining a Lien therein in favor of Administrative Agent or the perfection thereof are excessive in relation to the benefit to the Lenders afforded by such Lien.  In addition, the Liens on the Collateral securing the Obligations and the Permitted Term Indebtedness will be released and the Obligations and the Permitted Term Indebtedness will become and remain unsecured, at the election of the Credit Parties, so long as at the time of such election (a “Collateral Release Date”), (a) the Parent has an Investment Grade Rating from at least two of S&P, Moody’s and/or Fitch, (b) no other Liens shall exist except for Liens permitted by Section 7.2, (c) no Default shall exist and (d) the Credit Parties have delivered to the Administrative Agent and the Collateral Agent a certificate of a responsible officer thereof certifying that the foregoing conditions have been satisfied and stating that such certificate shall constitute a “Collateral Release Notice”; provided that upon the occurrence of any Collateral Reinstatement Date, all Liens on all property and assets of the Credit Parties that would have constituted Collateral in favor of the Administrative Agent and Collateral Agent but for such release on the Collateral Release Date shall, at the sole cost and expense of the Credit Parties, be automatically reinstated without further act or consent by any Person on each Collateral Reinstatement Date and all actions necessary, or requested by the Administrative Agent or the Collateral Agent to provide to the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties valid, first priority perfected security interests (subject to Permitted Liens) in such Collateral (including without limitation the delivery of documentation and taking of actions of the type described in clause (b) and (c) above and Section 6.18) shall be taken within (x) with respect to the filing of UCC-1 and PPSA financing statements on all reinstated Collateral that can be perfected under by such a filing under 9-310 of the UCC, 30 days from such Collateral Reinstatement Date, (y) with respect to the execution of control agreement on all reinstated Collateral that qualifies as “investment property” or “deposit accounts” (as defined in the UCC), 60 days from such Collateral Reinstatement Date, and (z) with respect to (i) all leasehold interests on personal property, and (ii) all mortgages, 90 days from such Collateral Reinstatement Date; provided that in the case of clause (z) the Administrative Agent may extend such deadline by up to 75 days by notifying the Borrowers’ Agent of such extension upon a request for such an extension from the Borrowers’ Agent.  Each Lender party to this Agreement (whether by execution hereof, joinder and any other agreement) expressly approves the release and the retaking of the Collateral as set forth above.  Advances against the Working Capital Revolving Commitment will not be governed by the Borrowing Base during any Collateral Release Period.

Section 6.11          Notice of Events.  Notify the Administrative Agent within five Business Days after any Responsible Officer of any Credit Party or any of their Subsidiaries acquires knowledge of the occurrence of, or if any Credit Party or any of their Subsidiaries causes or intends to cause, as the case may be, any of the following:

(a)           the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of their Subsidiaries, including any examination or audit by the IRS, the adverse determination under which could reasonably be expected to cause a Material Adverse Effect;

(b)           any development or change in the business or affairs of any Credit Party or any of their Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect;

(c)           any Default or Event of Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the Borrowers’ Agent of the steps being taken to cure the effect of such Default or Event of Default;

(d)           the occurrence of a default or event of default by any Credit Party or any of their Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; and

(e)           any written notice of any violation by, or investigation of any Credit Party or any of their Subsidiaries in connection with any actual or alleged violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority which has or is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Credit Parties, a Material Adverse Effect; and

Section 6.12          Compliance with Laws.  Cause each Credit Party and its Subsidiaries to comply with all Legal Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.13          Environmental Matters.  Without limiting the generality of Section 6.1(c), (a) comply in all material respects with Environmental Law and each Environmental Permit; (b) obtain and maintain in effect all Environmental Permits necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) keep its Real Property Assets free of any Environmental Claims or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect.  In the event that any Credit Party or any of its Subsidiaries receives any written demand or claim from any Person with respect to any such Environmental Liabilities, the Credit Parties agree to promptly take action and thereafter diligently pursue the same to completion in accordance with Environmental Law.

Section 6.14          End of Fiscal Year.  Cause each of its fiscal years and the fiscal years of each of its Subsidiaries to end on March 31st of the applicable year.

Section 6.15          Perform Other Covenants.  Duly comply, and cause each of its Subsidiaries to duly comply, with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation statements and the making of other filings at the direction of the Technical Agent (in its capacity as a Secured Party), at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject only to other Liens expressly permitted by Section 7.2) and supply all reasonably requested information to the Administrative Agent, the Collateral Agent and the Technical Agent necessary for such maintenance.

Section 6.16          Receivables and Other Collateral Matters.  The Credit Parties shall maintain books and records pertaining to the respective Collateral owned by each of them in detail, form and scope as the Collateral Agent shall reasonably require, and concurrently with the delivery by any Credit Party to the Collateral Agent of any accounts receivable aging or any sales report summary hereunder, the Credit Parties will disclose to the Collateral Agent which Receivables, if any, arise out of contracts with the United States or any department, agency or instrumentality thereof, and will, upon request from the Collateral Agent, use commercially reasonable efforts to execute or cause to be executed any instruments and take any steps required by the Collateral Agent in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given under the Federal Assignment of Claims Act.  The Credit Parties will, promptly after any Responsible Officer of any of them learns thereof, report to the Collateral Agent any material loss or destruction of, or substantial damage to, any portion or component of the Collateral with Fair Market Value in excess of $5,000,000, and any other matters materially affecting the value, enforceability or collectability of any of the Collateral with a Fair Market Value in excess of $5,000,000.

Section 6.17          Hedging Strategy; Risk Management Policy.

(a)           All Hedging Agreements shall be entered into in the ordinary course of business consistent with prudent industry practices, and not speculative in nature.

(b)           Keep the Risk Management Policy in full force and effect, and in accordance therewith, conduct its business in compliance with the Risk Management Policy, including ensuring that the Credit Parties’ Net Open Positions at no time exceeds 150,000 barrels or barrel equivalents of Crude Oil and no more than 350,000 barrels of Natural Gas Liquids.

(c)           The Borrowers’ Agent shall provide written notice to the Administrative Agent (for distribution to the Lenders) of any material amendment, modification, supplement or other change to the Risk Management Policy not later than ten (10) Business Days after any such amendment, modification, supplement or other change; provided that changes in personnel reflected in the Risk Management Policy will not be deemed “material” for purposes of this Section 6.17(c).

Section 6.18          Matters Relating to Owned Real Property Collateral.

(a)           Subject to Section 6.19, from and after the Closing Date, in the event that (i) any Credit Party acquires any fee interest in any Real Property Asset other than an Excluded Real Property Asset, or (ii) at the time any Person becomes a Subsidiary (other than a Subsidiary that is not required to become a Borrower or Guarantor), or if later, a Borrower or Guarantor, such Person owns or holds any fee interest in any Real Property Asset other than an Excluded Real Property Asset (any such Real Property Asset being a “Mortgaged Property”), such Credit Party shall deliver to the Administrative Agent within forty-five (45) days (which period may be extended in Technical Agent’s sole discretion) after such Person acquires such Mortgaged Property, or becomes a Subsidiary or Guarantor, as applicable, the following:

(i)            Mortgages.  A fully executed (and where required, notarized) Mortgage, in proper form for recording in the applicable jurisdiction, encumbering the interest of such Credit Party in such Mortgaged Property, and the Collateral Agent shall have the right in its sole discretion to record such Mortgage;

(ii)           Deeds.  Copies of all deeds by which such Credit Party received title with respect to each Mortgaged Property that is a fee interest in a Real Property Asset;

(iii)          Flood Hazard.  With respect to such Mortgaged Property: (A) a completed standard “life of loan” flood hazard determination form (“Flood Determination Form”); (B) if the improvement(s) to the Mortgaged Property is located in a special flood hazard area, a notification to the Borrowers (or other Credit Party) (the “Borrower Notice”) and (if applicable) notification to the applicable Credit Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP; and (C) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory in coverage and amounts to the Collateral Agent;

(iv)          Surveys.  With respect to each Mortgaged Property (A) appearing on Schedule 6.18 and (B) each other Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, maps or plats of an as-built survey of each Mortgaged Property certified to the Administrative Agent and the Title Company in a manner reasonably satisfactory to each of the Administrative Agent and the Title Company, dated a date reasonably satisfactory to each of the Administrative Agent and the Title Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005 with all items from Table A thereof completed, except for Nos. 5 and 12, as well as the Administrative Agent’s own survey requirements;

(v)           Appraisals.  With respect to each Mortgaged Property (A) appearing on Schedule 6.18 and (B) each other Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, a current appraisal of each Mortgaged Property addressed to the Administrative Agent prepared by a qualified independent appraiser acceptable to Administrative Agent who is a member of the American Institute of Real Estate Appraisers which must have been prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and must comply with Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.  The Appraisal must show an appraised value of the Mortgaged Property which is reasonably satisfactory to the Administrative Agent, and all assumptions on which the Appraisal is based must be reasonably acceptable to the Administrative Agent;

(vi)          Zoning.  With respect to each Mortgaged Property (A) appearing on Schedule 6.18 and (B) each other Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that each Mortgaged Property, and the uses of each Mortgaged Property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for each Mortgaged Property, the permitted uses of each such Mortgaged Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(vii)         Title Insurance.  With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, (1) 2006 ALTA loan title insurance policies or other title insurance policies acceptable to the Administrative Agent (the “Mortgage Policies”) issued by the Title Company with respect to the Mortgaged Property, in an amount not less than the Fair Market Value of the Mortgaged Property, or such lesser amount as may be reasonably satisfactory to the Administrative Agent, insuring fee simple title, to each such Mortgaged Property vested in such Credit Party and assuring the Administrative Agent that such Mortgage creates a valid and enforceable first priority Lien on such Mortgaged Property (any easements benefitting the Mortgaged Property shall be additional insured parcels under the Mortgage Policy), subject only to any standard or other exceptions as may be reasonably acceptable to the Administrative Agent and which appear as exceptions on Schedule B to the applicable Mortgage Policy, which Mortgage Policy shall include endorsements (to the extent available) for customary matters reasonably requested by the Administrative Agent; and (2) evidence reasonably satisfactory to the Administrative Agent that such Credit Party has (a) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy and (b) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Mortgage Policy and all recording and stamp taxes

(including mortgage recording taxes, fees and other charges and intangible taxes) payable in connection with recording the Mortgage in the appropriate real estate records;]

(viii)        Title Related Documents.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in each Mortgage Policy;

(ix)          Opinion of Counsel.  With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000 to the extent required by the Administrative Agent, (1) a favorable opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent), as to the due authorization, execution and delivery by such Credit Party of such Mortgage and such other matters as the Administrative Agent may reasonably request, and (2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of the form of Mortgages to be recorded in such state and such other reasonable and customary matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(x)           Environmental Audit.  With respect to each Mortgaged Property with a Fair Market Value exceeding $5,000,000, to the extent required by the Administrative Agent, a Phase I environmental site assessment report or reports for such Mortgaged Property in form, scope and substance reasonably satisfactory to the Administrative Agent and prepared by environmental consultants reasonably satisfactory to the Administrative Agent and accompanied by reliance letters where applicable; and

(xi)          Taxes.  Evidence reasonably satisfactory to the Administrative Agent that there are no outstanding material taxes, levies, duties, imposts, deductions, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Mortgaged Property, except to the extent that any such matters are being contested in accordance with the terms of Section 6.2.

(b)           If at any time the book value of any Real Property Asset that at the time of its acquisition qualified as an Excluded Real Property Asset is subsequently written up as required by GAAP such that it exceeds the applicable value threshold to remain an Excluded Real Property Asset, such Real Property Asset shall cease to be an Excluded Real Property Asset and the applicable Credit Party shall comply with the requirements of Section 6.18(a) with respect to such Real Property Asset.

Section 6.19          Post-Closing Deliveries.  The Credit Parties shall deliver to Administrative Agent each item set forth on Schedule 6.19 in form and substance reasonably satisfactory to Administrative Agent within the time periods established for each such item on such Schedule.

ARTICLE VII.
Negative Covenants.

The Credit Parties covenant and agree with the Technical Agent and each Lender that from the Closing Date until the termination of this Agreement, the Credit Parties and their Subsidiaries will not do any of the following:

Section 7.1            Indebtedness.  Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent, or otherwise, except the following:

(a)           The Obligations;

(b)           Purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the consolidated balance sheet of the Credit Parties incurred to finance Capital Expenditures) including under conditional sales agreements and other title retention arrangements but excluding purchase money Indebtedness incurred in respect of Inventory; provided that; the sum of (x) the aggregate amount of Indebtedness permitted by this clause (b), plus (y) the aggregate amount of Indebtedness permitted by clause (f) below, plus (z) the aggregate amount of Indebtedness permitted by clause (i) below, does not exceed five percent (5.0%) of Partners’ Capital in the aggregate at any time outstanding;

(c)           Other liabilities existing on the date of this Agreement and set forth on Schedule 7.1 attached hereto, with no renewals, extensions, modifications or increases thereof being permitted, unless the same constitutes Refinancing Indebtedness;

(d)           Indebtedness of any Credit Party to any other Credit Party, provided, that, if such Indebtedness is evidenced by an intercompany note, such intercompany note is pledged and delivered to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as security for the Obligations;

(e)           Contingent Obligations of a Credit Party with respect to Indebtedness of another Credit Party that is permitted hereunder;

(f)            Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition and Indebtedness of any Person secured by assets acquired in a Permitted Acquisition, provided, that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired, and (ii) the sum of (x) the aggregate amount of Indebtedness permitted by this clause (f), plus (y) the aggregate amount of Indebtedness permitted by clause (b) above, plus (z) the aggregate amount of Indebtedness permitted by clause (i) below, does not exceed five percent (5.0%) of Partners’ Capital in the aggregate at any time outstanding;

(g)           Indebtedness of any Credit Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h)           Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Sections 7.1(b), (c), (f) and (l);

(i)            Unsecured Indebtedness not otherwise permitted pursuant to this Section, provided that the sum of (x) aggregate amount of Indebtedness permitted by this clause (i), plus (y) the aggregate amount of Indebtedness permitted by clause (b) above, plus (z) the amount of outstanding Indebtedness permitted by clause (f) above, does not exceed five percent (5.0%) of Partners’ Capital in the aggregate at any time outstanding;

(j)            Permitted Non-Compete Indebtedness and other obligations issued, undertaken or assumed as the deferred purchase price of property or services;

(k)           Indebtedness existing or arising under any Hedging Agreement permitted by Section 6.17; and

(l)            private placement or other term Indebtedness of a Credit Party (the “Permitted Term Indebtedness”); provided, that

(i)            such Indebtedness does not impose any financial covenants on any Credit Party that are more onerous than the covenants set forth in this Agreement;

(ii)           such Indebtedness shall not require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) prior to 6 months following the Termination Date;

(iii)          to the extent that it is secured, such Indebtedness shall be subject to an intercreditor agreement in form and substance satisfactory to the Technical Agent;

(iv)          the maximum amount of such Indebtedness permitted to be secured on a pari passu basis with the Obligations shall not exceed an aggregate principal amount equal to $250,000,000;

(v)           the Credit Parties are in compliance with Section 7.11 immediately after giving effect to the incurrence of any such Indebtedness based upon the Total Indebtedness immediately after giving effect to such incurrence and Consolidated EBITDA for the four fiscal quarters most recently ended on or before the date of such incurrence and the maximum Leverage Ratio allowed as of the end of the fiscal quarter most recently ended on or prior to the date of such incurrence;

(vi)          the Credit Parties have executed and delivered to the Administrative Agent such amendments to the Security Documents as the Administrative Agent may reasonably request to include the obligations in respect of any such Indebtedness as secured obligations thereunder and taken such further steps and actions necessary or advisable that the Administrative Agent may request to create, preserve and perfect the Liens ratably securing such obligations and the Obligations hereunder;

(vii)         the Administrative Agent has received, if applicable, new ALTA mortgagee title insurance policies (or appropriate endorsements to existing ALTA mortgagee title policies) meeting the requirements of Section 6.18(a)(vii) and otherwise in form and substance reasonably acceptable to the Administrative Agent;

(viii)        no Default or Event of Default exists both immediately before and after giving effect to the incurrence of such Indebtedness; and

(ix)          the Administrative Agent has received upon request a favorable opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to any additional Loan Documents or amendments to any Loan Documents to be entered into in connection with the incurrence of such Indebtedness, including opinions regarding the continuing validity and perfection of the Liens securing the Obligations, in form and substance reasonably acceptable to the Administrative Agent.

Section 7.2            Liens.  Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired; provided, however, that the Credit Parties may create or suffer to exist:

(a)           Liens in effect on the date of this Agreement and which are described on Schedule 7.2 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended (other than continuation filings or similar filings to maintain the effectiveness of any such Lien), unless such renewal and extension is with respect to Refinancing Indebtedness permitted by Section 7.1(i) above;

(b)           Liens against the Collateral in favor of the Administrative Agent as security for the Obligations the Permitted Term Indebtedness;

(c)           Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pensions and other social security benefits (not including any lien described in Section 430(k) of the Code);

(d)           Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, processors’ and vendors’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate, diligently pursued proceedings as to which the Credit Parties or any of their Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books and against the appropriate Borrowing Base categories adequate reserves;

(e)           Liens securing the payment of Taxes, assessments and governmental charges or levies, that are not delinquent, are permitted by Section 6.2, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(f)            Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(g)           Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, including security given in the ordinary course of business to a public utility or a Governmental Authority where required by such public utility or Governmental Authority in connection with the operations of any Credit Party;

(h)           Purchase money Liens securing the Indebtedness permitted by Section 7.1(b) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness, (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness, and (iv) such Lien is incurred within 10 days of the acquisition of such Property;

(i)            Liens arising from judgments, orders, or other awards not constituting an Event of Default;

(j)            all rights reserved to or vested in any Governmental Authority by the terms of any lease, franchise, grant or permit held by any Credit Party or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuation thereof, or to distrain against or to obtain a Lien on any Property of any Credit Party in the event of failure to make such annual or other periodic payments;

(k)           rights of tenants, subtenants, licensees or other parties in possession, if any, but only (i) as tenants or licensees or otherwise to the extent of their possessory rights or interests and (ii) so long as such rights do not, in the aggregate, materially detract from the value of the Properties of the Credit Parties or materially impair the use thereof in the operation of the business of the Credit Parties;

(l)            the rights of the landlord to any leased property and the terms and conditions contained in the corresponding lease;

(m)          Permitted Non-Compete Liens;

(n)           First Purchaser Liens; and

(o)           Liens not otherwise permitted pursuant to this Section 7.2 that attach to Property with a Fair Market Value not to exceed five percent (5.0%) of Partners’ Capital at any time.

Section 7.3            Contingent Liabilities.  Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:

(a)           The Obligations of each Guarantor to the Administrative Agent and the Lenders under the terms of any Guaranty, and guaranteed obligations of the Credit Parties with respect to the Senior Notes;

(b)           Any Contingent Obligations of the Credit Parties under any Hedging Obligations permitted by Section 6.17; and

(c)           The guarantees by the Credit Parties of any obligations of any other Credit Party that are not prohibited by this Agreement or of any Indebtedness of any other Credit Party if such Indebtedness so guaranteed is permitted under the terms of Section 7.1.

Section 7.4            Mergers, Consolidations and Dispositions and Acquisitions of Assets.  In any single transaction or series of related transactions, directly or indirectly:

(a)           Wind up its affairs, liquidate or dissolve;

(b)           Be a party to any merger or consolidation;

(c)           Sell, convey, lease, transfer or otherwise dispose of all or any portion of any Property (except for the sale of Inventory in the ordinary course of business) of any Credit Party, or agree to take any such action;

(d)           Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Equity Interests of any other subsidiary or any Indebtedness or obligations of any character of any Credit Party or any of their Subsidiaries, or permit any of their Subsidiaries to dissolve or liquidate, or to issue any additional Equity Interests other than to the Credit Parties;

(e)           Take any board of director or shareholder action with a view toward dissolution, liquidation or termination; or

(f)            Purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any Equity Interests of, or similar interest in, any Person;

provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken:

(1)           any wholly-owned Subsidiary of any Credit Party may merge or consolidate with any Credit Party or any other Subsidiary of any Credit Party, provided, that (i) where one of the parties to such merger or consolidation is a Credit Party, the surviving entity must be a Credit Party, (ii) where one of the parties to such merger or consolidation is a Borrower, the surviving entity must be a Borrower; and (iii) where one of the parties to such merger or consolidation is the Borrowers’ Agent, the surviving entity must be the Borrowers’ Agent;

(2)           any of the Credit Parties’ wholly-owned Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party or any other wholly-owned Subsidiary of a Borrower, provided, that if the entity selling, leasing, transferring or otherwise disposing of its assets is a Credit Party, the transferee must be a Credit Party;

(3)           any wholly-owned Subsidiary may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Credit Party or a wholly-owned Subsidiary; provided, that if the entity dissolving or liquidating is a Credit Party, the entity to whom all assets of such dissolving or liquidating entity are transferred is must be a Credit Party;

(4)           any of the Credit Parties may (i) sell or otherwise dispose of motor vehicles and other rolling stock (A) in the ordinary course of business or (B) that are obsolete, worn out or no longer needed in the business of the Credit Parties, (i) sell, exchange or otherwise dispose of Dollars, Canadian Dollars and Cash Equivalents in the ordinary course of business; (iii) terminate, surrender or sublease a lease of real Property in the ordinary course of business or which is no longer needed in the business of the Credit Parties; and (iv) sell or otherwise dispose of equipment and fixtures that are obsolete, worn out or no longer needed in the business of the Credit Parties; and

(5)           the Credit Parties may sell, exchange, lease, transfer or otherwise dispose of (in each case for reasonably equivalent value), in any fiscal year, other Property having, together with any Property sold, exchanged, leased, transferred or otherwise disposed of in such fiscal year pursuant to this Section 7.4 and not reinvested in newly acquired Property useful in the business of the Credit Parties of equal or greater value within 180 days of such disposition, in an amount equal to an aggregate Fair Market Value not to exceed seven and one half percent (7.5%) of total consolidated assets of the Credit Parties in the aggregate as most recently reported to the Secured Parties pursuant to Section 6.3 at the time of such Disposition; and only so long as no Default or Event of Default exists both immediately before and after giving effect to any such disposition; provided that this clause (5) shall not be applicable to any disposition of assets acquired pursuant to a Permitted Acquisition made within 90 days of such acquisition;

(6)           the Credit Parties may consummate transactions permitted by Sections 7.7 and 7.12; and

(7)           the Credit Parties may consummate Permitted Acquisitions.

Section 7.5            Nature of Business.  Change the nature of its business, enter into any business which is substantially different from the business in which it is engaged as of the Closing Date or enter into any business that would cause the Parent to fail to qualify as a master limited partnership (giving effect to any exceptions under applicable law that would allow the Credit Parties to engage in businesses that are ancillary or reasonably related to the businesses it is engaged in as of the Closing Date).

Section 7.6            Transactions with Related Parties.  Except for any Permitted Affiliate Transactions, enter into any other transaction, contract, license or agreement of any kind with any Affiliate, officer or director of any Credit Party or any of their Subsidiaries, unless such transaction, contract or agreement is made upon terms and conditions not less favorable to such Person than those which could have been obtained from wholly independent and unrelated third parties.

Section 7.7            Investments, Loans.  Make, directly or indirectly, any Investment in or loan or advance to any Person, or make any commitment to make such loan, advance or Investment, except:

(a)           loans, advances and Investments as of the Closing Date set forth on Schedule 7.7 (but not any increases thereof);

(b)           Dollars, Canadian Dollars and Cash Equivalents;

(c)           Investments constituting non-cash consideration received in connection with a Permitted Disposition so long as such consideration does not exceed 25% of the aggregate consideration received;

(d)           Permitted Acquisitions;

(e)           loans otherwise permitted by the provisions of Section 7.1(d) above;

(f)            loans to employees of any Credit Party made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $500,000;

(g)           loans or advances to, or Investments in, any Credit Party or Subsidiary that the Credit Parties retain more than 50% of the ownership interests in; provided that with respect to each Investment hereunder, the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.11 immediately after giving effect to such Investment;

(h)           loans or advances to, or other Investments in, any Person that the Credit Parties retain 50% of the ownership interests in, in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that with respect to each Investment hereunder, the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.11 immediately after giving effect to such Investment;

(i)            loans or advances to, or other Investments in, any Person that is not a Credit Party, Subsidiary, or other Person that the Credit Parties retain at least 50% of the ownership interests in, in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that with respect to each Investment hereunder, the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.11 immediately after giving effect to such Investment;

(j)            Investments in Hedging Agreements permitted by Section 6.17; and

(k)           other loans, advances or Investments not covered by clauses (a) through (j) above, in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Section 7.8            ERISA Compliance.

(a)           At any time engage in any Prohibited Transaction with respect to a Plan which would reasonably be expected to result in a material liability to any Credit Party; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of any Credit Party or any of their Subsidiaries pursuant to ERISA.

(b)           Engage in any transaction in connection with which any Credit Party or any Subsidiary thereof would reasonably be expected to be subject to a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA.

(c)           Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which would reasonably be expected to result in a material liability of any Credit Party or any Subsidiary thereof to the PBGC.

(d)           Except where such failure would not reasonably be expected to result in a material liability to any Credit Party, (i) fail to make payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any Subsidiary thereof is required to pay as contributions thereto, or, (ii) with respect to any Plan, fail to satisfy the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code, whether or not waived, with respect thereto).

(e)           Adopt an amendment to a Plan which amendment would be restricted by Section 436 of the Code.

(f)            Without obtaining the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld), engage in any transaction or enter into any agreement that would require any Credit Party to establish, maintain, contribute to, or become liable (whether contingent or otherwise) to a Multiemployer Plan that, as of the date on which the Credit Party engages in such transaction or enters into such agreement, has been determined by the Multiemployer Plan’s actuary to be in “endangered” or “critical” status under Section 432 of the Code.

Section 7.9            Change in Accounting Method.  Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP, as in effect from time to time.

Section 7.10          Redemption, Dividends, Equity Issuance, Distributions and Payments.  At any time:

(a)           Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any of the Parent’s Equity Interests or any of its Equity Interests which are not owned by a Credit Party or any wholly-owned Subsidiary thereof or set aside any amount for any such purpose except for (i) the redemption by Parent of common units of Parent for an amount not to exceed $15,000,000 in the aggregate in any fiscal year or $50,000,000 in the aggregate during the term of this Agreement exclusive of redemptions permitted under clause (ii) of this Section 7.10(a), or (ii) redemptions in connection with a Permitted Acquisition made in satisfaction of an indemnity obligation owed to a Credit Party or Affiliate thereof, with respect to any redemption under this Section 7.10(a), so long as no Default or Event of Default exists both immediately before and after giving effect to such redemption;

(b)           Declare or pay, directly or indirectly, any dividend, except (i) dividends paid to a Credit Party which is a direct parent of the Credit Party paying a dividend, (ii) non-cash dividends paid to the holders of any Equity Interests of the Parent in the form of additional Equity Interests of the Parent, and (iii) Cash Dividends to the holders of any Equity Interests of the Parent, so long as (x) no Default or Event of Default exists both immediately before and after giving effect to the declaration and the payment of such Cash Dividend and (y) such Cash Dividend does not exceed Available Cash for such quarterly period; or

(c)           Make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any Equity Interests except as permitted in Section 7.10(b) above.

Section 7.11          Financial Covenants.

(a)           Commencing with the fiscal quarter ending June 30, 2012, permit the Leverage Ratio of the Credit Parties to be greater than 4.25 to 1.00 as of the last day of any fiscal quarter; provided that if, at the end of any fiscal quarter, the Leverage Ratio is greater than 4.25 to 1.00 as a result of a Permitted Acquisition entered into by the Credit Parties within such fiscal quarter (a fiscal quarter in which such conditions are satisfied, a “Trigger Quarter”), then the Leverage Ratio may be greater than 4.25 to 1.00 but shall not exceed 4.50 to 1.00 for such Trigger Quarter (such period, an “Acquisition Compliance Period”); provided, further, that, following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless and until the Leverage Ratio is less than or equal to 4.25 to 1.00 as of the end of any fiscal quarter following the occurrence of such initial Trigger Quarter.

(b)           Commencing with the fiscal quarter ending June 30, 2012, permit the Interest Coverage Ratio of the Credit Parties to be less than 2.75 to 1.00 as of the last day of any fiscal quarter.

Section 7.12          Sale of Receivables.  Sell, assign, discount, transfer or otherwise dispose of any Receivables, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse, except to the extent in the ordinary course of business consistent with past practices.

Section 7.13          Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Credit Party intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 7.14          Change of Name or Place of Business.  Permit any Credit Party to change its name, jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless the Borrowers’ Agent has notified the Administrative Agent of such change in writing at least ten (10) Business Days (or such lesser time as is acceptable to Administrative Agent) before the effective date of such change.

Section 7.15          Restrictive Agreements.  Other than as provided in this Agreement, directly or indirectly agree to restrict or condition (i) the payment of any dividends or other distributions to or by any Credit Party; (ii) the payment of any Indebtedness owed to any Person, including any Credit Party; (iii) the making of any loans or advances to any Person, including any Credit Party; (iv) the transfer of any of its Properties to any Person including any Credit Party or (v) the granting of any Liens on any of its Properties, except for (a) restrictions limited to Property serving as collateral for Indebtedness permitted pursuant to Section 7.1 and Refinancing Indebtedness in respect thereof (so long as the restrictions in such Refinancing Indebtedness are not more burdensome on the Credit Parties as the Indebtedness being refinanced), (b) customary non-assignment provisions arising under leases, subleases, licenses, joint venture agreements and other similar agreements entered into in the ordinary course of business, and (c) customary restrictions imposed with respect to Property being acquired pursuant to a Permitted Acquisition or sold pursuant to a Permitted Disposition.

Section 7.16          Tax Consolidation.  File, or consent to the filing of, any consolidated income tax return with any Person other than another Credit Party.

Section 7.17          Deposit Accounts.  Establish any additional deposit accounts for any purpose which are not listed on Schedule 7.17 (as updated from time to time pursuant to the terms hereof) unless such additional deposit accounts are (i) Controlled Accounts or (ii) Excluded Deposit Accounts.

Section 7.18          Organizational Documents; Tax Sharing Agreements.  Modify any of their Organizational Documents in a manner that is materially adverse to the Lenders or enter into or modify any tax sharing agreement in either case in a manner that is materially adverse to the Lenders.

Section 7.19          Permitted Term Indebtedness.  The Credit Parties shall not amend, supplement or otherwise modify the terms of any Permitted Term Indebtedness in contravention of the terms of the Intercreditor Agreement (or, as applicable, any other intercreditor agreement entered into in connection with any Permitted Term Indebtedness).

ARTICLE VIII.
Events of Default and Remedies.

Section 8.1            Events of Default.  Each of the following events shall constitute an event of default (each an “Event of Default”):

(a)           The Credit Parties or any of their Subsidiaries shall fail to pay or prepay (i) any Obligation constituting principal, as and when due and payable, whether at the due date thereof (by acceleration, lapse of time or otherwise) or at any date fixed for prepayment thereof in accordance with the other provisions of the Loan Documents, or (ii) any other Obligations under the Loan Documents within three (3) Business Days of the time such amount is due and payable; or

(b)           Any Credit Party (i) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount, or (ii) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount if the effect of any such default or event of default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof or, if such Indebtedness is a Hedging Obligation, such default would enable the counterparty to terminate the related Hedging Agreement (for the purposes of this clause (b), the “principal amount” of the obligations of any Credit Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount that such Credit Party would be required to pay if such Hedging Agreement were terminated at such time after giving effect to any netting agreements); or

(c)           Any representation or warranty made or deemed made by any Credit Party in connection with any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed to have been made; or

(d)           Except as provided in Section 8.1(e) and (f) below, Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured 30 days after the earlier to occur of (i) the Administrative Agent giving written notice of such Default to the Borrowers’ Agent or any Responsible Officer of any Credit Party becomes aware of the existence of such Default; or

(e)           Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 6.3(e), Section 6.7 or Section 6.10, and such Default remains uncured five Business Days after the Administrative Agent has given written notice of such Default to the Borrowers’ Agent; or

(f)            Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 6.3(a), (b) or (c), Section 6.9, Section 6.11, or Section 7.1 through Section 7.19; or

(g)           Any Credit Party or any of their Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Credit Party or any of its Subsidiaries, or with respect to any of their respective Property, and either (i) there is a period of 90 consecutive days, with respect to any such judgment less than or equal to $50,000,000, or 45 days with respect to any such judgment greater than $50,000,000, in each case, at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h)           Any of the following shall occur where such occurrence would reasonably be expected to result in any material liability:  (i) a Reportable Event shall have occurred with respect to a Plan; (ii) the filing by any Credit Party, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such Plan under the provisions of Section 4041 of ERISA; (iii) the receipt of notice by any Credit Party, any ERISA Affiliate or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Plan; (iv) any other event or condition exists which would reasonably be expected to , constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (v) a Plan shall fail to maintain a minimum funding standard required by Section 412 of the Code for any plan year or a waiver of standard is sought or granted under the provisions of Section 412(c) of the Code; (vi) any Credit Party or any ERISA Affiliate has incurred, or would reasonably be expected to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA; (vii) any Credit Party or any ERISA Affiliate fails to pay the full amount of an installment required under Section 430(j) of the Code; or (viii) any Prohibited Transaction involving any Plan; or

(i)            This Agreement, any Note, any of the Security Documents or any other Loan Document, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Credit Party not to be, a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, a valid, first priority perfected Lien against any portion of the Collateral with a Fair Market Value exceeding $5,000,000 (except to the extent otherwise permitted under this Agreement or any of the Security Documents); or

(j)            A Change of Control shall occur; or

(k)           Any Credit Party or any of their Subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(l)            An involuntary proceeding shall be commenced against any Credit Party or any of their Subsidiaries seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or

(m)          Any involuntary order shall be entered in any proceeding against any Credit Party or any of their Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or

(n)           Any Credit Party or any of their Subsidiaries shall admit in writing its inability to pay its debts as they become due; or

(o)           Any court shall order a meeting of the creditors, or any class of creditors that includes any of the Secured Parties on account of any of the Obligations, of any Credit Party or any of their Subsidiaries, or any Credit Party or any of their Subsidiaries shall request or apply for any such order, or take any corporate action to authorize any such request or application.

Section 8.2            Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans and any obligation of the Issuing Bank to issue, extend, increase or otherwise modify any Letter of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, all Letter of Credit Advances and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Credit Parties to Cash Collateralize the Obligations with respect to the Letter of Credit Obligations in an amount equal to 105% of the aggregate Letter of Credit Exposure Amount then outstanding; and

(d)           exercise, or direct the Collateral Agent to exercise, in each case, on behalf of itself, the Lenders, any Issuing Bank or other Secured Party all rights and remedies available to it, the Lenders, any Issuing Bank or other Secured Parties under the Loan Documents or applicable Law or at equity;

Notwithstanding the foregoing, if any of the events set forth in clauses (k) through (o) shall occur, then (i) the Loans, the Letter of Credit Advances, the Commitment Fees and all other Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly waived by each Credit Party, become immediately due and payable and (ii) all Commitments and further obligations to issue any additional Letters of Credit shall be immediately and automatically terminated:

Section 8.3            Remedies Cumulative.  No remedy, right or power conferred upon the Administrative Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

ARTICLE IX.
The Agents.

Section 9.1            Appointment, Powers and Immunities.  Each Lender, Issuing Bank and Qualified Counterparty hereby irrevocably appoints and authorizes the Agents to act as its agent hereunder and under the Letters of Credit and the other Loan Documents with such powers as are specifically delegated to the Agents by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto (including, without limitation, the release of Collateral on the Collateral Release Date (if any) and the retaking of the Collateral on the Collateral Reinstatement Date (if any)).  The Agents may each perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by any Agent.  The exculpatory, indemnity, and expense reimbursement provisions of the Loan Documents shall apply to any such sub-agent in such capacity.  The Agents (which such term as used in this Article IX, shall, in each case, include reference to their respective Related Parties) (i) shall not have duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender, Issuing Bank or Qualified Counterparty; (ii) shall not be responsible to any Lender, Issuing Bank or Qualified Counterparty for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Letters of Credit or any other Loan Document or any other certificate or document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person (other than such Agent) to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under the Letters of Credit or any other Loan Document except to the extent requested by the Required Lenders, provided that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or any other Loan Documents or applicable law, and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under the Letters of Credit or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including pursuant to its own negligence, except to the extent it is determined by a final non-appealable decision by a court of competent jurisdiction that such act or omission constituted its own gross negligence or willful misconduct.  The Agents may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care.  The Agents may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agents in their reasonable credit judgment.

Section 9.2            Reliance.  Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by electronic mail with portable document format) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Credit Parties), independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Loan Document, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 9.3            Defaults.  No Agent shall be deemed to have knowledge of the occurrence of a Default or Event of Default unless it has received notice from a Lender or the Borrowers’ Agent specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that any Agent receives such a notice of the occurrence of a Default or Event of Default, such Agent shall give prompt notice thereof to the Lenders (or in the case of the Collateral Agent, the Administrative Agent and the Administrative Agent shall then give each Lender prompt notice of each such non-payment.  The Agents shall (subject to Section 9.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, permitted or within its rights under any of the Loan Documents or under applicable law with respect to such Default or Event of Default.

Section 9.4            Rights as a Lender; Issuing Bank.  With respect to its Commitment, the Loans and any Letter of Credit Exposure Amount, each Agent in its capacity as a Lender and Issuing Bank hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  Each Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with any Credit Party (and any of their Affiliates) as if it were not acting as Agent, and each Agent may accept fees and other consideration from any Credit Party (in addition to the fees heretofore agreed to between the applicable Credit Parties and the Administrative Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders, Issuing Banks or Qualified Counterparties.

Section 9.5            Indemnification.  The Lenders agree to indemnify each Agent, the Swingline Lender and each Issuing Bank in their separate capacities as such (to the extent not reimbursed under Section 2.13, Section 2.15(f) or Section 10.9 hereof, but without limiting the obligations of the applicable Credit Parties under said Section 2.13, Section 2.15(h), Section 10.9 or Section 10.10), and each Qualified Counterparty agrees, in each case, ratably in accordance with their respective Commitments and outstanding Secured Qualified Obligations, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including the consequences of the negligence of such indemnified Person, but excluding any act or omission to the extent the same is determined by a final non-appealable decision by a court of competent jurisdiction to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified Person) which may be imposed on, incurred by or asserted against such Agent, the Swingline Lender or any Issuing Bank in any way relating to or arising out of this Agreement, the Letters of Credit or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the applicable Credit Parties are obligated to pay under Section 2.13, Section 2.15(f) or Section 10.9) or the enforcement of any of the terms hereof or thereof or of any such other documents, including the consequences of the negligence of such indemnified Person, but excluding any act or omission to the extent the same is determined by a final non-appealable decision from a court of competent jurisdiction to have been caused by or resulted from the gross negligence or willful misconduct of such indemnified person.  The obligations of the Lenders, Issuing Banks and Qualified Counterparties under this Section 9.5 shall survive the termination of this Agreement and the repayment of the Indebtedness arising in connection with this Agreement.

Section 9.6            Non-Reliance on Administrative Agent and Other Lenders.  Each Lender, Issuing Bank and Qualified Counterparty agrees that it has received current financial information with respect to the Credit Parties and the other Parties and that it has independently and without reliance on any Agent or any other Lender, Issuing Bank or Qualified Counterparty and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and the other Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, any other Lender, Issuing Bank or Qualified Counterparty and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  Each Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Credit Parties or any Party.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent, under the Letters of Credit or the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Credit Parties or any other Party (or any of their Affiliates) which may come into the possession of such Agent.

Section 9.7            Failure to Act.  Except for action expressly required of an Agent hereunder, under the Letters of Credit and under the other Loan Documents, each Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.5 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 9.8            Resignation of Agent.  Subject to the effectiveness of resignation as provided below, any Agent may resign at any time by giving at least thirty (30) days prior written notice thereof to the Lenders and the Borrowers’ Agent; provided that (a) such resignation will not be effective until a successor Agent has been appointed and (ii) the Borrowers shall have paid all fees and expenses then due and owing to the retiring Agent prior to the effectiveness of its resignation.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent to act in the same capacity reasonably acceptable to the Borrowers; provided that (i) if a Default or Event of Default has occurred and is continuing, the Borrowers shall not have a consent right, and (ii) the Required Lenders shall appoint a Lender (or Affiliate thereof) to act as successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of written notice of resignation, then the retiring Agent may, on behalf of the Lenders, Issuing Banks and Qualified Counterparties and at the expense of the Borrowers petition a court of competent jurisdiction for the appointment of a successor Collateral Agent.  Any successor Agent shall be a commercial bank or an Affiliate of any such commercial bank that has an office in the United States.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  Such successor Agent shall promptly specify by notice to the Borrowers’ Agent and the Lenders its office for the purpose of any notices and payments hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  Any Business Entity into which the Agent may be merged or converted or with which it may be consolidated, or any Business Entity resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any Business Entity succeeding to all or substantially all the corporate trust or agency business of the Agent, shall be the successor of the Agent hereunder; provided that such Business Entity shall be otherwise eligible under this Section 9.8 to act as a successor Agent, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In the event that the Agent is required to acquire title to an asset or take any managerial action of any kind in regard thereto, in order to perform any obligation under any Security Document, which in the Agent’s sole determination may cause the Agent to incur potential liability under any Environmental Law, the Agent reserves the right, instead of taking such action, to resign as Agent.

Section 9.9            Syndication Agents; Bookrunners.  Any syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner appointed in connection with the Loan Documents or the transactions contemplated thereby, in its capacity as such, shall have no rights, powers, duties or responsibilities, and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against any such syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner, in its capacity as such (in each case without prejudice to the rights, powers, duties or responsibilities of any such Person in its capacity as a Lender, Agent or otherwise as a Party to any Loan Document, other than in its capacity as syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner).  If any such syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner resigns from such capacity, no successor syndication agent, co-syndication agent, documentation agent, joint lead arranger, bookrunner or joint bookrunner, as applicable, shall be appointed.  No syndication agent, co-syndication agent, documentation agent, bookrunner or joint bookrunner shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender, Issuing Bank and Qualified Counterparty acknowledges that it has not relied, and will not rely, on the syndication agent, co-syndication agent, documentation agent, bookrunner or joint bookrunner in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Section 9.10          Force Majeure.  No Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 9.11          Filings.

(a)           The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Obligations.

(b)           For the avoidance of doubt, nothing herein shall require any Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrowers and the other Credit Parties.

Section 9.12          Agent Discretion.  Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent or the Collateral Agent, it is understood that in all cases such Agents shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Technical Agent, as it deems appropriate.  This provision is intended solely for the benefit of the Administrative Agent, the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.  It is understood that the Technical Agent may provide such instruction, advice or concurrence to the Administrative Agent or the Collateral Agent, as applicable, in accordance with the discretionary standard set forth in this Agreement or other Loan Document with respect to such action or omission, or after obtaining direction from the Required Lenders, as the Technical Agent may elect in its sole discretion.

ARTICLE X.
Miscellaneous.

Section 10.1          No Waiver.  No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default.  No failure to exercise and no delay on the part of the Administrative Agent, any Lender or any Issuing Bank in exercising any right or power under any Loan Document or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or the abandonment or discontinuance of steps to enforce any such right or power, preclude any further or other exercise thereof or the exercise of any other right or power.  No course of dealing between the Credit Parties and the Administrative Agent, any Lender or any Issuing Bank shall operate as a waiver of any right or power of the Administrative Agent, any Lender or any Issuing Bank.  No notice to or demand on any Credit Party or any other Person shall entitle the Credit Parties or any other Person to any other or further notice or demand in similar or other circumstances.

Section 10.2          Notices.  Except as otherwise expressly permitted hereunder or under any other Loan Document, all notices under the Loan Documents shall be in writing and either (a) delivered to the intended recipient, (b) sent via overnight courier, or (c) sent by facsimile (promptly confirmed by mail, except for any notice pursuant to Section 4.1(a) which need not be confirmed by mail), in each case to the intended recipient at the “Address for Notices” specified on Schedule 10.2 hereof; or, as to any Lender, at such address as set forth in the Administrative Questionnaire or to such other address as a party may designate in a notice given in accordance with the provisions of this Section 10.2.  The Borrowers’ Agent may change its address for purposes hereof by providing written notice of such address change to the Lenders and the Administrative Agent in accordance with the provisions of this Section 10.2, with any such change in address only being effective ten Business Days after such change of address has been deemed given in accordance with the provisions hereof.  Notices and other communications (i) sent by hand or overnight courier service shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent; provided, that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient; provided, however, that the notices required or permitted by Sections 2.2(b) and 4.1(a) shall be effective only when actually received by the Administrative Agent.

Section 10.3          Governing Law.  UNLESS OTHERWISE SPECIFIED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 10.4          Survival; Parties Bound.  All representations, warranties, covenants and agreements made by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of the Loan Documents and shall not be affected by any investigation made by any Person.  The term of this Agreement shall be until the termination or lapse of all Commitments, the final maturity of each Note, the payment of all amounts due under the Loan Documents, and the return of all outstanding Letters of Credit (or the cash collateralization of all outstanding Letters of Credit in an amount equal to 105% of the aggregate Letter of Credit Exposure Amount then outstanding).  If Letters of Credit are Cash Collateralized in connection with a termination of this Agreement pursuant to the preceding sentence, any excess cash collateral following the expiration or cancellation of all such Letters of Credit and the payment of all advances, fees, costs and expenses in connection therewith and all other outstanding obligations shall be promptly returned to the Borrowers’ Agent.

Section 10.5          Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

Section 10.6          Limitation of Interest.  The Credit Parties and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws, if any.  Accordingly, the provisions of this Section 10.6 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided, that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal or in unequal parts during the full term of the Loans and the Commitments so that interest for the entire term does not exceed the Highest Lawful Rate.  In no event shall the Borrowers or any other Person be obligated to pay, or the Administrative Agent or any Lender have any right or privilege to reserve, receive or retain, (y) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the United States or of any state, if any, which are applicable to the Administrative Agent or such Lender, respectively, or (z) total interest in excess of the amount which the Administrative Agent or such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Loans at the Highest Lawful Rate, if any, applicable to the Administrative Agent or such Lender.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 10.6, or be construed to create a contract to pay any Lender for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate applicable to such Lender.  If the term of any Loans or the Notes is shortened by reason of acceleration of maturity as a result of any Default or Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Administrative Agent or any Lender at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate applicable to the Administrative Agent or such Lender, then and in any such event all of any such excess interest owed to or received by the Administrative Agent or such Lender shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Administrative Agent or such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to the Administrative Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

Section 10.7          Survival.  The obligations of the Borrower under Sections 2.8, 2.9, 2.10, 2.11, 2.15(h) and 10.9 shall survive the repayment of the Loans and all other Obligations, the termination of the Commitments and the cancellation or expiration of the Letters of Credit.

Section 10.8          Captions.  The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

Section 10.9          Expenses, Indemnity, Damage Waiver.

(a)           Costs and Expenses.  The Borrowers, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by any Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for any Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iii) all out-of-pocket expenses incurred by any Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for any Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; (iv) all out-of-pocket costs, expenses, taxes, assessments and other charges incurred by any Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any other Loan Document or any document referred to herein or therein, and the cost of title insurance; and (v) reasonable expenses of due diligence incurred by any Agent prior to or as of the Closing Date.

(b)           Indemnification.  Each Credit Party hereby agrees, jointly with the other Credit Parties and severally, to indemnify each Agent, the Issuing Banks, the Lenders and each of their Related Parties (each such Person being called an “Indemnitee”) from, and hold each Indemnitee harmless against, any and all losses, claims (including Environmental Claims), damages, liabilities (including Environmental Liabilities) and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (other than such Indemnitee and its Related Parties, but including each Borrower or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, (v) ownership by the Lenders, the Issuing Banks, or the Administrative Agent of any Property following foreclosure under the Loan Documents, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, located in, on or under such Property prior to or at the time of such foreclosure, including losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances, solely by virtue of ownership, or (vi) Lender or any Issuing Bank or the Administrative Agent being deemed an operator of any such Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance located in on or under such Property at or prior to any foreclosure thereon under the Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.9(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s ratable share of the total Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or Swingline Lender solely in its capacity as such, only the Working Capital Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Working Capital Revolving Lenders’ ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or any such Swingline Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are several and not joint.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f)            Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.10       Amendments, Waivers, Etc.  No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Credit Parties or any of their Subsidiaries therefrom, shall in any event be effective unless the same shall be agreed or consented to in writing by the Required Lenders and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall, unless consented to in writing by each affected Lender, do any of the following (other than a Defaulting Lender except with respect to clauses (a) through (e) below):  (a) increase the Commitment of any such Lender; (b) reduce the principal of, interest rate or interest on, any Loan, any Letter of Credit Exposure Amount or any fee hereunder (provided, that any waiver of Default Rate interest shall not be considered a reduction of interest); (c) waive or postpone any scheduled date fixed for any payment of principal of, or interest on, any Loan, any Letter of Credit Exposure Amount or any fee or other sum to be paid hereunder; (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans, any Letter of Credit Exposure Amount, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; (e) change any provision contained in Sections 2.2(d), 2.7, 2.17(a), 2.18 or this 10.10; (f) other than as expressly permitted by this Agreement, release the Borrowers from liability for any of the Obligations; (g) other than as expressly permitted by this Agreement, release any material Guarantor from any Guaranty; (h) release all or substantially all of the Collateral; (i) change any of the definitions of “Obligations” or “Required Lenders” contained herein; provided further no such amendment, waiver or consent shall change the definition of “Borrowing Base” or any direct or indirect component definition thereof that has the effect of increasing the Borrowing Base, unless consented to in writing by Lenders holding at least 67% of the aggregate amount of the outstanding Revolving Loans, Letter of Credit Exposure Amount, Swingline Exposure Amount and, prior to the termination of the Total Commitment, Unused Commitment.  Any Lender hereunder may become an “Issuing Bank” upon agreement by the Borrowers’ Agent, the Administrative Agent and the other Issuing Banks and upon such agreement (i) such new Issuing Bank shall provide its “Issuance Cap” to the Borrowers’ Agent, the Administrative Agent and the other Issuing Banks, and (ii) the term “Issuance Cap” shall be deemed amended to incorporate the Issuance Cap of such new Issuing Bank.  Anything in this Section 10.10 to the contrary notwithstanding, no amendment, waiver or consent shall (i) be made with respect to Article IX or amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the written consent of the Administrative Agent, (ii) be made with respect to Section 2.16 or amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender, or (iii) amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of each Issuing Bank.  Notwithstanding the foregoing, with respect to an amendment extending the Termination Date, only the vote of the Required Lenders shall be required to approve any non-pro rata payments or commitment reductions of certain consenting Lenders (but not all Lenders with Commitments) to the extent such non-pro rata payments and commitment reductions are in connection with the extension or conversion with no actual repayment (or deemed extension or conversion with no actual repayment) of the Obligations owing to such consenting Lenders to the extent such non-pro rata payments are applied to the non-extended Obligations.

Section 10.11       Successors and Assigns.

(a)           This Agreement shall be binding upon and inure to the benefit of the Credit Parties, each Agent, the Issuing Banks and the Lenders and their respective successors and permitted assigns, provided that the undertaking of the Lenders hereunder to make Loans to the Borrowers and the Issuing Banks to issue Letters of Credit for the account of the Borrowers shall not inure to the benefit of any successor of the Borrowers, other than a successor expressly permitted by the terms of this Agreement.  The Borrowers may not assign or transfer any of their rights or obligations hereunder without the prior written consent of each of the Administrative Agent, the Collateral Agent, the Technical Agent, the Issuing Banks and the Lenders (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.11.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, their respective successors and assigns permitted hereby, (ii) any participant of a Lender (to the extent provided in subparagraph (b) below), and (iii) to the extent expressly set forth herein, the Affiliates of the Administrative Agent, the Collateral Agent, the Technical Agent, each of the Issuing Banks and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Each Lender may sell participations to any Person (other than to a Credit Party or any Affiliate thereof) in all or part of any Loan, or all or part of its Notes, the Letter of Credit Exposure Amount, the Swingline Exposure or Commitments, in which event, without limiting the foregoing, the provisions of Sections 10.10 and 2.11 shall inure to the benefit of each purchaser of a participation and the pro-rata treatment of payments, as described in Section 2.17, shall be determined as if such Lender had not sold such participation; provided that no participant shall be entitled to receive any greater amount than its participation Lender would have been entitled to receive.  In the event any Lender shall sell any participation:  (i) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender’s rights and obligations under the Loan Documents (including the Note(s) held by such selling Lender), (ii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Loans, Letter of Credit Exposure Amount and Swingline Exposure, including the right to approve any amendment, modification or waiver of any provision of this Agreement other than (and then only if expressly permitted by the applicable participation agreement) amendments, modifications or waivers with respect to (1) any reduction of fees payable hereunder to the Lender, (2) any reduction of the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans and other sums to be paid to the Lenders hereunder, and (3) any postponement of any date for the payment of any amount payable in respect of the Loans of such Lender, and (iii) the Borrowers agree, to the fullest extent they may effectively do so under applicable law, that any participant of a Lender may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Loans if such Lender has previously given notice of such participation to the Borrowers.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)           Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the related Loans at the time owing to it, the related Note or Notes held by it and its Letter of Credit Exposure Amount); provided, however, that, (i) the Technical Agent, the Swingline Lender, and each Issuing Bank must give its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, (ii) the aggregate amount of the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure (without duplication) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Technical Agent) shall in no event be less than $5,000,000 (except for an assignment between Lenders or Affiliates thereof and for certain exceptions approved by the Technical Agent and, if no Event of Default has occurred and is continuing, the Borrowers’ Agent), shall be in an amount that is an integral multiple of $1,000,000 (unless all of the assigning Lender’s applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure is being assigned) and shall be a pro rata assignment of the assigning Lender’s Acquisition Revolving Commitment and Working Capital Revolving Commitment and related Loans and exposure; (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in its records, and to the Borrowers’ Agent, for its acceptance on behalf of the Borrowers if the Borrowers’ approval of such assignment is otherwise required under the terms of this Section 10.11, an Assignment and Acceptance in substantially the form of Exhibit M annexed hereto, or in such other form as may be approved by the Administrative Agent (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Note or Notes subject to such assignment, a processing and recordation fee of $3,500 (except for an assignment between Lenders or Affiliates thereof and for which the Borrowers shall have no liability), and if the assignee is not a Lender, an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties their Affiliates and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and (iv) no assignment is permitted to any Credit Party or Affiliate thereof. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, unless a shorter period of time may be agreed to by the Administrative Agent in its sole and absolute discretion, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or any of their Subsidiaries or the performance or observance by the Credit Parties of any of their obligations under any of the Loan Documents; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements of the Credit Parties previously delivered in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender and the Administrative Agent (other than information generally available to the public or otherwise available to the Administrative Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement); (v) such assignee will, independently and without reliance upon the Administrative Agent, the Issuing Banks, such assignor Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

(e)           The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register containing the names and addresses of the Lenders and the Commitments of, and principal amount (and interest thereon) of the Loans owing to, and the Letter of Credit Exposure Amount and Swingline Exposure of, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks, and the Lenders shall treat each person the name of which is recorded therein as a Lender hereunder for all purposes of the Loan Documents.  Such records shall be available for inspection by the Borrowers, the Issuing Banks, or any Lender at any reasonable time and from time to the upon reasonable prior notice.

(f)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the Note(s) subject to such assignment (if any), the written consent to such assignment and the fee payable in respect thereto (if applicable), the Administrative Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers, the Issuing Banks and the Lenders.  Contemporaneously with the receipt by the Borrowers of such Assignment and Acceptance and the surrendered Note(s), the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note(s), a new Note or Notes payable to such assignee in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure (without duplication) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure hereunder, a new Note or Notes to the assigning Lender in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure retained by it hereunder.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Note(s).  Such surrendered Note shall be marked canceled and returned to the Borrowers’ Agent.

(g)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Credit Parties and/or any Subsidiary of the Credit Parties furnished to such Lender by or on behalf of the Credit Parties or such applicable Subsidiary, so long as such assignee or participant or proposed assignee or participant confirms that it will keep confidential all information with respect to the Credit Parties furnished to it by the Credit Parties, such assignor Lender or the Administrative Agent (other than information generally available to the public or otherwise available to the Administrative Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement).

(h)           Notwithstanding anything herein to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.12       Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding among the Credit Parties, the Administrative Agent and the Lenders relating to the subject matter hereof and supersede all prior proposals, agreements and understandings relating to the subject matter hereof.  Any conflict between the provisions of this Agreement and the provisions of any other Loan Documents shall be governed by the provisions of this Agreement.  The Credit Parties certify that they are relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents of even date herewith.

Section 10.13       Severability.  If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 10.14       Right of Setoff.  The Secured Parties each are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to any Credit Party (any such notice being expressly waived by the Credit Parties by their execution of the applicable Loan Documents), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, including all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by the Administrative Agent or such other Secured Party to or for the credit or the account of any such Credit Party against any and all of the Obligations irrespective of whether or not the Administrative Agent or such other Secured Party shall have made any demand under this Agreement, the Notes or any other Loan Document.  Each Credit Party (by their execution of the applicable Loan Documents) also hereby grants to Administrative Agent and each of the other Secured Parties a security interest in and hereby transfers, assigns, sets over, and conveys to the Administrative Agent and to each of the other Secured Parties, as security for payment of all Obligations, all such deposits, funds or property of such Credit Party or Indebtedness of the Administrative Agent or any other Secured

Party to any such Credit Party.  Should the right of the Administrative Agent or any other Secured Party to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Credit Parties pro rata in accordance with their respective Commitment Percentages.  Each Lender agrees to promptly notify the Borrowers’ Agent and the Administrative Agent after any such setoff and application by it or any of its Affiliates, provided that the failure to give such notice will not affect the validity of such setoff and application.  The rights of the Administrative Agent and the other Secured Parties under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or the other Secured Parties may have.  This Section is subject to the terms and provisions of Section 2.17.

Section 10.15       Waiver of Right to Jury Trial.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS EVIDENCED THEREBY.

Section 10.16       Collateral Releases.

(a)           The Secured Parties hereby irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by it upon any Collateral (i) upon termination of the Total Commitment and payment in full in cash and satisfaction (or cash collateralization pursuant to the terms of the Loan Documents) of all Loans, any Letter of Credit Exposure Amount, and all other Obligations which have matured and which each of the Administrative Agent and the Collateral Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents (with respect to which the Administrative Agent and the Collateral Agent, as applicable, may rely conclusively on any certificate of any Credit Party, without further inquiry) and, to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests in a Credit Party, each of the Administrative Agent and the Collateral Agent, as applicable, is authorized to release any Guaranty provided by such Credit Party; or (iii) constituting property in which the Credit Parties owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Required Lenders (other than with respect to a release of all or substantially all of the Collateral, which shall require the approval of all Lenders).

(b)           Without in any manner limiting the authority of each of the Administrative Agent and the Collateral Agent, as applicable, to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.16(a)), each Lender agrees to confirm in writing, upon request by the Administrative Agent or the Collateral Agent, as applicable, the authority to release Collateral conferred upon the Administrative Agent or the Collateral Agent, as applicable, under Section 10.16(a).  Upon receipt by the Administrative Agent or the Collateral Agent, as applicable, of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Credit Party, the Administrative Agent or the Collateral Agent, as applicable, shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Administrative Agent or the Collateral Agent, as applicable, shall not be required to execute any such document on terms which, in the opinion of the Administrative Agent or the Collateral Agent, as applicable, would expose the respective Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Credit Party in respect of) all interests in the Collateral retained by any Credit Party.

Section 10.17       Secured Qualified Obligations.  The term “Obligations,” as defined and used in this Agreement, includes the Secured Qualified Obligations.  For purposes of this Section 10.17, the Qualified Counterparties holding such Secured Qualified Obligations shall be referred to as “Obligees”, and an “Obligee.”  Accordingly, the benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of the Secured Qualified Obligations solely on the condition and understanding, as among the Administrative Agent and all Obligees, that (i) the Secured Qualified Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, any Guaranty and the Collateral on behalf of and as agent for the Obligees, but the Administrative Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any Obligee, (ii) all matters, acts and omissions relating in any manner to any Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Obligee under any separate instrument or agreement or in respect of any Qualified Related Obligation, (iii) each Obligee shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Obligee or as to any Qualified Related Obligation and without regard to whether any Qualified Related Obligation remains outstanding or is deprived of the benefit of any Guaranty or the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (iv) no Obligee (except the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of any Guaranty or the Collateral or under this Agreement or the Loan Documents and (v) no Obligee shall exercise any right of setoff, banker’s lien or similar right except to the extent such right is exercised in compliance with Section 2.18.

Section 10.18       Guaranty.

(a)           Each Guarantor hereby irrevocably and unconditionally guarantees to each Secured Party the full and prompt payment and performance of any and all Obligations,

including any and all Related Obligations, in each case, as primary obligor and not as surety.  Such guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, and each Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Obligations and shall be reinstated if at any time payment of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.  No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which any Credit Party or any of their Subsidiaries may have against any Secured Party or any other party shall be available to, or shall be asserted by, any Guarantor against any Secured Party or any subsequent holder of the Obligations or any part thereof or against payment of the Obligations or any part thereof.

(b)           If any Guarantor becomes liable for any Obligations other than under this Section 10.18, such liability shall not be in any manner impaired or affected hereby, and the rights of each Secured Party shall be cumulative of any and all other rights that any Secured Party may ever have against any Guarantor.

(c)           In the event of default by any Credit Party in payment or performance of any of the Obligations, or any part thereof, when any part of the Obligations becomes due, whether by its terms, by acceleration, upon demand or otherwise, each Guarantor shall promptly pay the amount due thereon to the Administrative Agent without notice or demand in dollars and it shall not be necessary for Administrative Agent, in order to enforce such payment by such Guarantor, first to institute suit or exhaust its remedies against any other Credit Party or any others liable on such Obligations, or to enforce any rights against any collateral which shall ever have been given to secure such Obligations.  Notwithstanding anything to the contrary contained in this Section 10.18, each Guarantor hereby irrevocably subordinates to the prior and indefeasible payment in full of the Obligations, any and all rights such Guarantor may now or hereafter have under any agreement or at law or in equity (including any law subrogating such Guarantor to the rights of any of the Secured Parties) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Credit Party or any other party liable for payment of any or all of the Obligations for any payment made by such Guarantor under or in connection with this Section 10.18 or otherwise.

(d)           Each Guarantor hereby agrees that its obligations under this Section 10.18 shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including one or more of the following events, whether or not with notice to or the consent of such Guarantor:  (i) the taking or accepting of collateral as security for any or all of the Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Obligations; (ii) any partial release of the liability of any Credit Party hereunder or any Credit Party under the other Loan Documents, or the full or partial release of any other guarantor from liability for any or all of the Obligations; (iii) any disability of any Credit Party or any of their Subsidiaries, or the dissolution, insolvency, or bankruptcy of any Credit Party, any of their Subsidiaries, any guarantor or any other party at any time liable for the payment of any or all of the Obligations; (iv) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (v) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by any Secured Party to any Credit Party, or any other party ever liable for any or all of the Obligations; (vi) any neglect, delay, omission, failure, or refusal of any Secured Party to take or prosecute any action for the collection of any of the Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (vii) the unenforceability or invalidity of any or all of the Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Obligations; (viii) any payment by any Credit Party, any Subsidiary of any Credit Party or any other party to any Secured Party is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason any Secured Party is required to refund any payment or pay the amount thereof to someone else; (ix) the settlement or compromise of any of the Obligations; (x) the non-perfection of any security interest or lien securing any or all of the Obligations; (xi) any impairment of any collateral securing any or all of the Obligations; (xii) the failure of any Secured Party to sell any collateral securing any or all of the Obligations in a commercially reasonable manner or as otherwise required by law; (xiii) any change in the corporate existence, structure, or ownership of any Credit Party or any of their Subsidiaries; or (xiv) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Credit Party or any of their Subsidiaries.

(e)           Each Guarantor hereby waives promptness, diligence, notice of any default under the Obligations, demand of payment, notice of acceptance of this Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by any Credit Party of additional obligations or indebtedness, and all other notices and demands with respect to the Obligations and this Agreement.

(f)            The provisions of this Section are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability hereunder, then, notwithstanding any other provision of this Section to the contrary, the amount of such liability shall, without any further action by the Credit Parties or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”), provided, that each Borrower shall remain liable for all Loans advanced to such Borrower.  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Credit Party nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.  Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder, provided, that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(g)           In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Section or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Section, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Section, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Section from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Obligations.

Section 10.19       Construction.  The Borrowers, each other Credit Party, the Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

Section 10.20       Joint and Several Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents (but giving effect to Section 1.4(a)), the Borrowers acknowledge that they and the Guarantors are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Party is a party.

Section 10.21       USA Patriot Act.  The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) (the “Act”) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account.  Each Credit Party agrees that it will provide to the Agents, the Lenders and each Issuing Bank such information as they may request, from time to time, in order for the Agent, the Lenders and each Issuing Bank to satisfy the requirements of the Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 10.22       Jurisdiction; Service of Process.  Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.  Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 10.22.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.23       Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative transaction or credit insurance relating to the Credit Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from the Credit Parties relating to any of the Credit Parties, their respective subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 10.23 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE CREDIT PARTIES AND THEIR RELATED PARTIES AND AFFILIATES, OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS, CONSENTS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT OR THEIR RESPECTIVE RELATED PARTIES AND AFFILIATES, PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 10.24       Waiver of Sovereign Immunity.  Each Credit Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Credit Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 10.24 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 10.25       Intercreditor Agreement.  Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into and become bound by the Intercreditor Agreement (and any other intercreditor agreement entered into in connection with Permitted Term Indebtedness) on its behalf and to take such action on its behalf under the provisions thereof. Each Secured Party further agrees to be bound by the terms and conditions of the Intercreditor Agreement (and any other intercreditor agreement entered into in connection with Permitted Term Indebtedness) and agrees that it shall not take any action that is prohibited by the terms of the Intercreditor Agreement (and any other intercreditor agreement entered into in connection with Permitted Term Indebtedness). No further consent or approval on the part of any Secured Party is or will be required in connection with the performance by Agent of the Intercreditor Agreement (and any other intercreditor agreement entered into in connection with Permitted Term Indebtedness). The Credit Parties, the Administrative Agent and Secured Parties acknowledge that the exercise of certain of Administrative Agent’s rights and remedies hereunder are subject to and restricted by, the provisions of the Intercreditor Agreement (and any other intercreditor agreement entered into in connection with Permitted Term Indebtedness). In the event of any conflict between this Agreement or any other Loan Document and the Intercreditor Agreement (and any other intercreditor agreement entered into in connection with Permitted Term Indebtedness), the Intercreditor Agreement (and any other intercreditor agreement entered into in connection with Permitted Term Indebtedness) shall control.

Section 10.26       Materials Delivered to Agents.  The parties hereto agree that any notice or information that is by the terms of this Agreement or any other Loan Document to be delivered to any Agent shall be so delivered for the benefit of the Secured Parties that are a party thereto and may (or upon request shall) be shared with or further distributed or posted to such Secured Party.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BORROWERS:

NGL ENERGY OPERATING LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

NGL SUPPLY, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

HICKSGAS, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

NGL SUPPLY RETAIL, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

NGL SUPPLY WHOLESALE, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

NGL SUPPLY TERMINAL COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

OSTERMAN PROPANE, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

NGL-NE REAL ESTATE, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

NGL-MA REAL ESTATE, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

NGL-MA, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

NGL-NE, LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

HIGH SIERRA ENERGY, LP,
a Delaware limited partnership

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

GREENSBURG OILFIELD, LLC,
a Colorado limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

ANTICLINE DISPOSAL, LLC,
a Wyoming limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

HIGH SIERRA SERTCO, LLC,
a Colorado limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

HIGH SIERRA ENERGY MARKETING, LLC,
a Colorado limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

CENTENNIAL ENERGY, LLC,
a Colorado limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

CENTENNIAL GAS LIQUIDS ULC,
an Alberta unlimited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

HIGH SIERRA TRANSPORTATION, LLC,
a Colorado limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

HIGH SIERRA CRUDE OIL & MARKETING, LLC, a Colorado limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

HIGH SIERRA WATER SERVICES, LLC,
a Colorado limited liability company

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

ANDREWS OIL BUYERS, INC.,
a Texas corporation

By:	/s/ Nicholas Aretakis
Name: Nicholas Aretakis
Title: Senior Vice President and Chief Financial Officer

BORROWERS’ AGENT:

NGL ENERGY OPERATING LLC,
a Delaware limited liability company

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

GUARANTORS:

NGL ENERGY PARTNERS LP,
a Delaware limited partnership

By:	/s/ Craig S. Jones
Name: Craig S. Jones
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and as Collateral Agent

BY:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Wanda Camacho
Name Wanda Camacho
Title: Vice President

By:	/s/ Rodney Gaughan
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender, as Swingline Lender, as an Issuing Bank and as Technical Agent

By:	/s/ C. Chapman
Name: C. Chapman
Title: Director

By:	/s/ Juan J. Mejia
Name: Juan J. Mejia
Title: Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason S. York
Name: Jason S. York
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender and Issuing Bank

By:	/s/ Richard J. Wernli
Name: Richard J. Wernli
Title: Managing Director

By:	/s/ Keith Cox
Name: Keith Cox
Title: Managing Director

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Chris Hermann
Name: Chris Hermann
Title: Vice President

[Signature Page to Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:	/s/ Sanjay Rehond
Name: Sanjay Rehond
Title: Director

[Signature Page to Credit Agreement]

BMO HARRIS BANK, N.A,
as a Lender

By:	/s/ Anthony Kwilosz
Name: Anthony Kwilosz
Title: Vice President

[Signature Page to Credit Agreement]

THE F&M BANK AND TRUST COMPANY,
as a Lender

By:	/s/ Carol E. Owens
	Name:	Carol E. Owens
	Title:	Senior Vice President

[Signature Page to Credit Agreement]